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Article 8 LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”) is made and entered into as of April 18, 2023 by and between LF3 RIFC, LLC, a Delaware limited liability company (“Propco Borrower”), LF3 RIFC TRS, LLC, a Delaware limited liability company (“Opco Borrower”, and together with Propco Borrower, jointly and severally, and individually or collectively as may be required, the “Borrower”) and ACCESS POINT FINANCIAL, LLC, a Delaware limited liability company (“Lender”).

Article 9 R e c i t a l s:

Borrower has applied to Lender for a loan in the principal amount of $11,200,000 (the “Loan”) to fund certain refinancing costs and renovation costs at a 113-room hotel owned by Propco Borrower generally known as “Residence Inn by Marriott Fort Collins” and located at 1127 Oakridge Drive, Fort Collins, Colorado 80525, in Larimer County (said real property and improvements, together with all easements and other rights appurtenant thereto, the “Property”). Borrower and Lender have entered into this Loan Agreement to establish the terms and conditions of the disbursement of the Loan and the rights and obligations of Borrower with respect to the Loan and the Property.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, and warranties hereinafter set forth and of the sum of Ten Dollars ($10.00) in hand paid by each party hereto to the other, Borrower agrees with Lender, and represents and warrants to Lender, and Lender agrees with Borrower, as follows:

ARTICLE 1 DEFINED TERMS AND RULES OF CONSTRUCTION

1.1Glossary of Defined Terms. In addition to any other terms that are defined in this Loan Agreement, the following terms shall have the following meanings unless the context hereof otherwise indicates:

“Account Collateral” shall mean: (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) - (ii) above, all “proceeds” (as defined under the UCC) of any or all of the foregoing.

“Accounts” shall mean, collectively any escrow accounts and reserve accounts established by the Loan Documents, including, without limitation, the Loan Account, Escrow Accounts, the Clearing Account, and the Cash Management Account.

“Accounts Receivable” has the meaning given to such term in the UCC. “Advance” means a disbursement by Lender, whether by journal entry, deposit to the Loan Account or any other account of Borrower, check to third party or otherwise, of any of the proceeds of the Loan, funds held in the Hotel Capital Expenditure Reserve Account, the proceeds of any Balancing Deposit or Operating Sufficiency Balancing Deposit, and any insurance proceeds.

“Advance Request” is defined in Section 2.7(c) hereof.

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“Affiliate” means, as to any Person, any other Person (i) who directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) who is a

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director, officer, manager, partner, member, shareholder, employee, or employer of such Person, or (iii) who is a member of the immediate family of such Person.

“Affiliated Property Manager” means any Property Manager that is an Affiliate of Borrower.

“Annual Debt Service” means the aggregate amount of the monthly installments of principal and interest payable on the then-outstanding principal balance of the Loan over a period of twelve (12) months, as such amount is amortized over a period of twenty-five

(25) years at the greater of (a) 10.00% per annum, and (b) the Applicable Rate (as such term is defined under the Note). If at any time of calculation the monthly payments under the Loan Documents are interest only, then the calculation of Annual Debt Service and the Debt Service Coverage Ratio shall be performed using imputed monthly payments of principal and interest based on a 25-year amortization schedule.

“Anti-Terrorism Law” means any Legal Requirements related to money laundering or financing terrorism, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”), 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b), and 1951-1959), the Trading

With the Enemy Act (50 U.S.C. §§ 1 et seq., as amended), and Executive Order 13224 (effective September 24, 2001).

“Applicable Period” means, as of any given date, the preceding twelve (12) consecutive calendar month period ending not more than thirty (30) days prior to such date.

“Appraisal” means a current third party appraisal of the value of the Property, commissioned by Lender and prepared at the expense of Borrower by a duly licensed and qualified appraiser selected by Lender, which complies with all applicable Legal Requirements and the requirements of Lender and its internal appraisal review group, and which has been approved by Lender’s internal appraisal review group.

“Approved Capital Expenditures” means costs and expenses incurred by Borrower in connection with the Hotel Project located on Borrower’s Property in accordance with the Hotel Project Budget or as may otherwise be approved in good faith by Lender from time to time.

“Assignment” means the Assignment of Leases and Rents of even date herewith executed by Borrower for the benefit of Lender with respect to the Property, as from time to time amended, replaced, restated, supplemented, or consolidated pursuant to the applicable terms thereof.

“Balancing Deposit” means a payment made or arranged by a Loan Party to cure or avoid a Balancing Event.

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“Balancing Event” means Lender shall have determined in its good faith discretion that any amounts then held in the Hotel Capital Expenditure Reserve Account, Excess Cash Account and Cash Management Account that are available to Borrower for the payment of all of (1) the work comprising the Hotel Project (including all Hard and Soft Costs related thereto) that has not been completed, plus (2) all Interest Costs and Carry Costs projected by Lender to be payable through the Maturity Date, is less than the amount actually necessary (as determined by Lender in its good faith discretion) to pay for the cost

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of all such work comprising the Hotel Project (including all Hard and Soft Costs related thereto) that has not been completed through the date thereof, and all such Interest Costs and Carry Costs.

“Borrower” is defined in the preamble of this Loan Agreement and shall include any successor borrower of the Loan or any other Obligations from time to time, subject to the provisions of this Loan Agreement restricting the assignment or rights and the delegation of obligations hereunder.

“Borrower Lease” means any existing and future lease, sublease, rental agreement, or other occupancy agreement, whether oral or written and whether or not of record, with Borrower as tenant.

“Business Day” means a day that is not a public holiday and on which banks in Atlanta, Georgia, are customarily open for business.

“Carry Costs” means each of the following: (a) Taxes, ground rents (if applicable), condominium common charges (if applicable) or other charges, (b) premiums for the insurance policies required by the Mortgage, (c) Operating Expenses incurred in connection with the customary operation of the Property, (d) fees payable pursuant to the Franchise Agreement, and (e) fees payable pursuant to the Management Agreement.

“Cash and Cash Equivalents” shall mean, in the aggregate, all unrestricted or unencumbered (A) cash and (B) any of the following: (x) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (y) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, has one of the two highest ratings obtainable from any two (2) of Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or Fitch Investors (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be reasonably acceptable to Lender); (z) domestic certificates of deposit or domestic time deposits or repurchase agreements issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than

$1,000,000,000.00, which commercial bank has a rating of at least either AA or such comparable rating from Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively; (aa) any funds deposited or invested by such Person in accounts maintained with Lender and which are not held in escrow for, or pledged as security for, any obligations of any Person; (bb) money market funds having assets under management in excess of $2,000,000,000 and (cc) any unrestricted stock, shares, certificates, bonds, debentures, notes or other instrument which constitutes a “security” under the Security Act of 1933 which are freely tradable on any nationally recognized securities exchange and are not otherwise encumbered by such Person.

“Cash Management Account” is defined in Section 2.7(a) hereof.

“Cash Management Agreement” is defined in Section 2.7(a) hereof.

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“Cash Management Bank” shall mean any financial institution accepted by Lender as the Cash Management Bank, and shall initially mean Signature Bank, a New York state chartered bank insured by the Federal Deposit Insurance Corporation.

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“Cash Management Period” shall mean each period commencing on the occurrence of a Cash Management Trigger Event and continuing until the earlier of (a) the payment date under the Note next occurring following the related Cash Management Trigger Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Cash Management Trigger Event” shall mean the occurrence of: (a) an Event of Default; (b) any Default that would give rise to an Event of Default under Section 7.1(b) or (c) of this Agreement; (c) a Franchise Trigger Event; or (d) a DSCR Trigger Event.

“Cash Management Trigger Event Cure” shall mean (a) if the Cash Management Trigger Event is caused solely by the occurrence of a Franchise Trigger Event: (i) Franchisor has either waived or accepted Borrower’s cure of such default or event of default under the Franchise Agreement, or the Franchise Agreement has been reinstated or a new Franchise Agreement reasonably acceptable to Lender has been entered into, and (ii) Borrower has provided evidence thereof to Lender; and (b) if the Cash Management Trigger Event is caused solely by the occurrence of an Event of Default hereof, Lender has waived or accepted a cure of such Event of Default; and (c) if the Cash Management Trigger Event occurs solely by virtue of the DSCR Trigger Event, then the subject DSCR Trigger Event may be cured either by (A) the Property achieving and sustaining a Debt Service Coverage Ratio of not less than 1.10 for six (6) consecutive months, or (B) prepayment of a portion of the Loan on or prior to the day that is ten (10) Business Days after the earlier of (i) delivery by Borrower of the financial statement indicating the DSCR Trigger Event has occurred, and (ii) the date such financial statement was required to be delivered pursuant to Section 6.3, and such Loan prepayment will be included in the calculation of Debt Service Coverage Ratio solely for the purposes of determining compliance with the Debt Service Coverage Ratio test set forth above at the end of such fiscal quarter (a “DSCR Cure Payment”); provided, that (x) there shall be no more than three (3) DSCR Cure Payments made in the aggregate after the Closing Date, (y) no DSCR Cure Payment shall be made in consecutive fiscal quarters and (z) the amount of any DSCR Cure Payment will be no greater than the amount required to cause there to be no DSCR Trigger Event; and if, after giving effect to the foregoing recalculations and subject to the foregoing limitations, no DSCR Trigger Event shall have occurred, no Cash Management Trigger Event shall have been deemed to have occurred as of the relevant date of determination with the same effect as though there had been no DSCR Trigger Event. For the avoidance of doubt, no DSCR Cure Payments shall be subject to a Prepayment Fee (defined in the Note); provided, however, that, each Cash Management Trigger Event Cure shall be subject to the following additional conditions: (i) no other Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Management Trigger Event Cure arising from a Franchise Trigger Event or the occurrence of a Default or an Event of Default, then a Cash Management Trigger Event Cure shall occur no more than a total of (two) (2) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Management Trigger Event Cure including, reasonable attorney’s fees and expenses. Notwithstanding anything herein to the contrary, if the Franchise Trigger Event is the result of the Franchisor requiring a property improvement plan or significant brand standard upgrades, then the Cash

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Management Trigger Event Cure shall be deemed satisfied when such property improvement plan and/or significant brand standard upgrades are complete and approved as such by Franchisor.

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“Change” is defined in Section 8.6 hereof.

“Change Order” means any amendment, supplement or other modification in any respect to any Hotel Project Documents which increases the costs thereunder.

“Clearing Account” is defined in Section 2.7(a)(i) hereof.

“Clearing Account Agreement” is defined in Section 2.7(a)(i) hereof.

“Clearing Account Bank” shall mean any financial institution accepted by Lender as the Cash Management Bank, and shall initially mean Signature Bank, a New York state chartered bank insured by the Federal Deposit Insurance Corporation.

“Closing Date” means the date of this Loan Agreement.

“Collateral” means the Property, each Lease, the Rents, and all other real and personal property now or hereafter furnished by Borrower or any other Person as security for the Obligations, as described in the Mortgage, this Loan Agreement, or any other Loan Document, whether the collateral encumbered thereby currently exists or is hereafter acquired or created.

“Comfort Letter” means any comfort letter by and among Borrower, any Franchisor and Lender, or any replacements thereof in form acceptable to Lender in Lender’s sole discretion.

“Commitment Fee” means a fee in the amount of $112,000.00.

“Complete” or “Completion” (and the lower-case version thereof) means, with respect to any of the work constituting the Hotel Project, in each case, to the extent applicable to such Hotel Project, that (a) such work is substantially completed in accordance with the Lender-approved Plans and Specifications, the Hotel Project Documents, the Loan Documents, and all Legal Requirements, subject only to the completion of minor punch-list items that do not limit the use or occupancy of any portion of the Property for its intended purposes, (b) if required by Legal Requirements, a final certificate of occupancy (or similar documentation as is customary in the relevant jurisdiction) has been obtained evidencing that full use of the Property for its intended purposes has been authorized by all applicable Governmental Authorities, (c) the Franchise Agreement is in full force and effect, neither Borrower nor the Property are in default thereunder, all franchise fees, reservation fees, royalties and other sums due thereunder have been paid in full and the Property has been approved by the Franchisor to operate as a Residence Inn by Marriott-branded hotel (or such other Marriott brand as Lender may approve in its sole discretion), (d) the Property is open to the public for business, and (e) subject to the lien contest rights contained herein, if any, the Property is free of all mechanics’, materialmen’s, and other similar liens (or such liens have otherwise been bonded over to Lender’s reasonable satisfaction), and (f) Lender has received copies of all material warranties from suppliers covering materials, equipment and appliances included within the applicable component of the work. The terms “Completed” and “Completion” (and lower-case versions thereof) shall have the same meaning when used in the Loan Documents.

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“Completion Deadline” means May 31, 2024.

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“Construction Contract” means each Design Professional Agreement, if any, each General Contractor Agreement, if any, and each material Trade Contract, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Loan Agreement.

“Contingent Liabilities” mean and include, without limitation, liabilities that are required to be recorded or disclosed under GAAP, pending or threatened litigation, lawsuits, guaranty obligations, pending or threatened investigations, warranty claims, and such other existing potential liabilities that, if adversely adjudicated against the subject Person, would have a material Adverse Effect on said Person.

“Control”, whether such term is capitalized or not and whether used as a noun or a verb in any tense, means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “Controlled by” and “under common Control with” have the meanings correlative to the foregoing.

“Credit Card Company Notice Letter” is defined in Section 2.7(b)(ii) hereof.

“Debt” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except (i) trade payables arising in the ordinary course of business not more than thirty (30) days past due, or (ii) that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;
(c)the capitalized amount of Debt of such Person with respect to such Person’s obligations in respect of capital leases and synthetic leases that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, regardless of whether accounted for as indebtedness under GAAP (but excluding, with respect to Debt of Opco Borrower, the Operating Lease obligations);
(d)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)all Debt of any other Person secured by a lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables and equipment leases with are not capital leases under GAAP arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

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(f)all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person;
(g)all obligations of any such Person that (i) mature or are mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) are redeemable at the option of the holder thereof, in whole or in part, (iii) provide for the scheduled payment of dividends in cash or (iv) are or become convertible into or exchangeable for Debt;
(h)obligations to make preferred equity payments under the operating documents of any such Person;
(i)all termination values with respect to all swap and hedging agreements of any such Person, including the Interest Rate Protection Agreement; and
(j)all obligations of any such Person with respect to any of the following, without duplication: any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the foregoing shall not include any endorsements for collection or deposit in the ordinary course of business.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debt Service” means all of the (i) interest, and (ii) current portion of principal due under the Note, if any.

“Debt Service and Operating Deficits Reserve” is defined in Section 2.8(k)(ii)

hereof.

“Debt Service and Operating Deficits Reserve Account” is defined in Section

2.7(a)(ii)(C) hereof.

“Debt Service Coverage Ratio” means, as of the date of calculation, the quotient, expressed as a decimal, of (i) the Net Operating Income for the specified period or if no period is specified, for the Applicable Period, divided by (ii) Annual Debt Service.

“Default” means the occurrence of any event or circumstance that, but for only the giving of any notice by Lender or the passage of any cure period (or both) required under the terms of this Loan Agreement or any other Loan Document, would constitute an Event of Default.

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“Default Rate” is defined in the Note.

“Design Professional” means any architect, engineer, and/or other design professionals engaged by (or on behalf of) Borrower with respect to the design and/or engineering of the Hotel Project.

“Design Professional Agreement” means any agreement between Borrower and any Design Professional, each as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Loan Agreement.

“Design Professional Consent” means a consent agreement in form and content reasonably acceptable to Lender executed by any applicable Design Professional with respect to the related Design Professional Agreement.

“Document Protocols” is defined in the introduction to Article 9 of this Agreement.

“Draw Schedule” means the schedule of draws on the Hotel Capital Expenditure Reserve Account as described on Schedule 3 attached hereto and made a part hereof (as the same may be modified from time to time with the consent of Lender).

“DSCR Trigger Event” means beginning in the thirteenth (13th) month after Completion of the Hotel Project, the Debt Service Coverage Ratio is less than 1.00 to 1.00 as calculated by Lender on a trailing twelve (12) month basis.

“Environmental Indemnity Agreement” means the Environmental and Access Laws Indemnity Agreement of even date herewith executed by Borrower and Guarantors for the benefit of Lender with respect to the Property, as from time to time amended, replaced, restated, supplemented, or consolidated pursuant to the applicable terms thereof.

“Environmental Laws” is defined in the Environmental Indemnity Agreement. “Entitlement Costs” means the actual costs and expenses incurred by Borrower in connection with obtaining the Hotel Project Permits for the Hotel Project, which costs and expenses are described in the Hotel Project Budget.

“Equipment Loan Agreement” shall mean that certain Equipment Loan and Security Agreement between Opco Borrower and Lender evidencing a loan for, among other things, the acquisition of furniture, fixtures and equipment for the Hotel Project in the amount of $1,875,000.

“Escrow Account Bank” shall mean any financial institution selected by Lender, and shall initially mean JP Morgan Chase Bank, N.A.

“Escrow Accounts” is defined in Section 2.7(a)(ii) hereof. “Event of Default” is defined in Section 8.1 hereof. “Excess Cash” is defined in Section 2.7(d) hereof.

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“Excluded Rate Management Obligations” means with respect to Borrower or any Guarantor, any Rate Management Obligation incurred after the date hereof, if, and to

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the extent that, such Rate Management Obligation, all or a portion of the guaranty of such Guarantor of, or all or a portion of the grant under this Loan Agreement or any Loan Document by Borrower or any Guarantor of a security interest to secure such Rate Management Obligation, is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Borrower or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such grant becomes effective with respect to such Rate Management Obligation.

““Exit Fee” means, with respect to any repayment or prepayment of principal of the Loan, an amount equal to $112,000.00.

“First Extended Maturity Date” means May 4, 2026.

“First Extension Minimum DSCR Extension Requirement” shall have the meaning as set forth in Section 2.4 hereof.

“First Extension Term” is defined in Section 2.4(b) hereof.

“Franchise Agreement” shall initially mean that certain Residence Inn by Marriott Franchise Agreement, dated August 4, 2022 between the Franchisor and Opco Borrower, as may be amended, restated or replaced from time to time in accordance with the terms of this Agreement.

“Franchise Trigger Event” means the date that is (i) twelve (12) months prior to the then-current expiration of a Franchise Agreement, (ii) the earlier expiration or termination of such Franchise Agreement, unless simultaneously replaced with a replacement Franchise Agreement acceptable to Lender in its sole discretion or (iii) the date that Borrower enters into any property improvement plan or is required to perform a property improvement plan or brand standards upgrade by the Franchisor (excluding any property-improvement plan or brand standards upgrade intended to be Completed in connection with the Hotel Project).

“Franchisor” means, initially, Marriott International, Inc., a Delaware corporation, or any replacement franchisor acceptable to Lender in its sole and absolute discretion which enters into a Franchise Agreement for a Marriott brand hotel or a substitute brand acceptable to Lender in its good faith discretion with respect to the Property in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.

“General Contractor” means any Person selected by Borrower to serve as a general contractor with a valid contractor’s license in the State where the Property is located and that has been approved by Lender and is bondable.

“General Contractor Draw” is defined in Section 2.8(u).

“General Contractor Agreement” means any agreement between Borrower and a contractor for the completion of the subject portion of the Hotel Project in accordance with the Plans and Specifications, in form and content acceptable in Lender’s sole and absolute, as the same may be amended, restated,

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replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Loan Agreement.

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“General Contractor Consent” means a consent agreement in form and content acceptable to Lender executed by each General Contractor with respect to the Construction Contract between Borrower and the General Contractor.

“Governmental Authority” means any court, board, agency, commission, office, or authority of any nature whatsoever for any governmental or quasi-governmental unit (federal, state, county, district, municipal, city, or otherwise), whether now or hereafter in existence having jurisdiction over Borrower, any Guarantor or the Property.

“Guarantor” and “Guarantors” means separately and collectively all present or future endorsers, guarantors, and sureties of the Obligations or any portion thereof, separately and collectively, including any individual which owns 10% of more of the voting equity interests of Borrower. As of the Closing Date, the Guarantors are Corey Maple and Norman Leslie.

“Guaranty” means, collectively, that certain Guaranty of Payment, Carry and Completion of even date herewith executed by Guarantors for the benefit of Lender and any other agreement or instrument at any time executed by any Guarantor for the benefit of Lender with respect to the Obligations (other than the Environmental Indemnity and Access Agreement), as from time to time amended, replaced, restated, supplemented, or consolidated pursuant to the applicable terms thereof.

“Hard Costs” means, collectively, all costs and expenses set forth in the Hotel Project Budget which are denominated therein as “hard costs.”

“Hotel Capital Expenditure Reserve Account” is defined in Section 2.7(a) hereof.

“Hotel Project” means the renovation and Completion of the Property pursuant to a property improvement plan from Franchisor in accordance as described on Schedule 1 attached hereto and made a part hereof (as the same may be modified from time to time with the consent of Lender, not to be unreasonably withheld, conditioned or delayed), all in accordance in all material respects with the applicable Plans and Specifications that have been submitted to and approved by Lender, the Hotel Project Budget, and all Legal Requirements.

“Hotel Project Budget” means the budget of costs and expenses to be incurred in connection with the Completion of the Hotel Project by Borrower (including, without limitation, Hard Costs, Soft Costs and any Entitlement Costs) in form and substance approved by Lender, as the same may be modified from time to time in accordance with this Loan Agreement and which shall include a minimum ten percent (10%) contingency line item.

“Hotel Project Documents” means, collectively, all Construction Contracts, the Plans and Specifications, the Hotel Project Budget, the Hotel Project Permits, the Hotel Project Schedule, as any of the foregoing may be amended, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Loan Agreement.

“Hotel Project Permits” means, collectively, all authorizations, consents and approvals, licenses and permits given or issued by Governmental

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Authorities which are required for the completion of the Hotel Project in accordance with all Legal Requirements

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and the Plans and Specifications (if applicable), and for the performance and observance of all obligations and agreements of Borrower contained herein or in the other Loan Documents relating to the completion of the Hotel Project, and the ownership, rental, operation, use, or occupancy of the Hotel Project, including, without limitation, building permits, environmental permits, the approval of owners’ associations, architectural control committee, or other similar Persons, business licenses, zoning approvals and variances, liquor licenses, food and beverage service licenses, and licenses to conduct business, and all such other permits, licenses, and rights, as the same may be amended, replaced, supplemented, assigned or otherwise modified from time to time in accordance with the terms of this Loan Agreement and applicable Legal Requirements.

“Hotel Project Schedule” means the schedules for the projected progress of the completion of the Hotel Project in form approved by Lender, as the same may be modified from time to time in accordance with the terms hereof.

“Impositions” is defined in Section 4.10 hereof.

“Improvements” means all buildings, structures, fixtures, and other improvements now existing or hereafter constructed or installed on the Property.

“Indemnified Parties” is defined in Section 8.1 hereof.

“Insolvency Protection Proceeding” is defined in Section 7.1(b) hereof.

“Insurance Premium Account” is defined in Section 2.7(a) hereof.

“Interest Costs” means all unpaid interest due and payable on the outstanding principal balance of the Loan.

“Interest Rate Protection Agreement” is defined in Section 4.19(a) hereof. “Initial Equity Contribution” is defined in Section 5.19 hereof.

“Investor” has the meaning given to such term in Section 8.4(b) hereof.

“Lease” means any existing and future lease, sublease, rental agreement, or other occupancy agreement, whether oral or written and whether or not of record, for the use or occupancy of any portion of the Property and the Room Leases for the hotel operated at the Property, together with all amendments thereto and renewals and extensions thereof, and all guaranties with respect thereto; provided, however the term “Lease” shall not include any Borrower Lease.

“Legal Requirements” means, as the case might be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements, even if unforeseen or extraordinary, of every duly constituted Governmental Authority (but excluding those which by their terms are not applicable to and do not impose any obligation on Borrower, any Guarantor or the Property), including, without limitation, the requirements and conditions of any Permits and all covenants, restrictions, and conditions now or hereafter of record that is reasonably likely to be applicable to Borrower or the Property or to the use, manner of use, occupancy, possession,

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operation, maintenance, alteration, repair, or reconstruction of the Property, even if compliance therewith (i) necessitates structural changes or improvements

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(including changes required to comply with Access Laws) or results in interference with the use or enjoyment of the Property, or (ii) requires Borrower to carry insurance other than as required by the provisions of this Loan Agreement, any other Loan Document, or any Lease.

“Lender” is defined in the preamble of this Loan Agreement and shall include any successor holder of the Loan from time to time.

“Lender’s Consultant” means any construction consultant engaged by Lender in its good faith discretion, at Borrowers’ expense, to assist Lender in connection with all or any portion of the Hotel Project, including Lender’s upfront plan/cost review and later ongoing completion/construction progress and loan draw reviews.

“Liquid Assets” shall mean shall mean Cash and Cash Equivalents.

“Loan” means the aggregate of all loans and extensions of credit to be made by Lender to or for the benefit of Borrower pursuant to the terms and conditions of this Loan Agreement, not to exceed Eleven Million Two Hundred Thousand Dollars ($11,200,000.00.)

“Loan Account” means the depository account established by Borrower at the Escrow Account Bank into which the proceeds of each Advance are to be deposited (other than Advances for the payment of interest on the Loan and other sums payable to Lender).

“Loan Agreement” means this Loan Agreement, as from time to time amended, replaced, restated, supplemented, restated, or consolidated pursuant to the applicable provisions hereof.

“Loan Commitment” means Lender’s commitment to make Advances under the Loan pursuant to the terms and conditions of this Loan Agreement, which commitment shall not exceed Eleven Million Two Hundred Thousand Dollars ($11,200,000.00).

“Loan Documents” means collectively this Loan Agreement, the Note, the Mortgage, the Assignment, the Guaranty, the Environmental Indemnity Agreement, the Clearing Account Agreement, the Cash Management Agreement, each acknowledgment of an assignment of any Interest Rate Protection Agreement (but excluding each Interest Rate Protection Agreement), and any other document now or hereafter executed by Borrower, Guarantor, or any other Person that evidences, relates to, is executed in connection with, or secures the Loan.

“Loan Party” means Borrower and Guarantor, separately and collectively. “Losses” means all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, fees and expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, or punitive damages, of whatever

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kind or nature (including, but not limited to attorney’s fees and other costs of defense).

“Major Subcontractor” means a subcontractor awarded a subcontract in excess of

$250,000.00 (it being understood that multiple subcontracts with the same subcontractor shall be aggregated for purposes of this definition).

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“Material Adverse Effect” means, with respect to any circumstance, act, condition, or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a material adverse effect upon any of (i) the business, operations, property, or condition (financial or otherwise) of any Loan Party, (ii) the present or future ability of any Loan Party to perform the Obligations for which it is liable under the terms of any Loan Document, (iii) the validity, priority, perfection or enforceability of this Loan Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (iv) the value of, or Lender’s ability to have recourse against, the Property or any other Collateral.

“Maturity Date” means the Original Maturity Date or, if the term of the Loan is extended through the First Extension Term as provided herein, the First Extended Maturity Date, and if the term of the Loan is extended through the Second Extension Term, the Second Extended Maturity Date.

“Mechanic’s Lien” means the lien of mechanics, materialmen, laborers, and any other Person who might claim a statutory or common law lien against the Hotel Project or any portion thereof under the laws of the state in which the Hotel Project is located.

“Mortgage” means the Deed of Trust, Assignment of Leases and Rents, Assignment of Contracts, Security Agreement, and Fixture Filing dated of even date herewith executed by Borrower for the benefit of Lender, as the same might hereafter be amended, extended, replaced, supplemented, restated, or consolidated pursuant to the applicable provisions thereof.

“Net Operating Income” means, as of any date of calculation, the amount by which the Operating Revenues exceeds the Operating Expenses, as adjusted by Lender in accordance with its then current underwriting guidelines, as determined (and calculated) by Lender in good faith using “stabilized” pro forma Operating Revenues.

“Net Worth” means, as of any date of calculation, (i) the fair market value of the total assets of such Person (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) determined in accordance with GAAP, minus (ii) the total liabilities of such Person (including, without limitation, such Person’s Contingent Liabilities which have been called or become due, accrued and deferred income taxes, and any reserves against assets) determined in accordance with GAAP; provided, however, in no event shall any Person’s Net Worth be calculated to include the value of the Property or the value of any retirement plan or account that is protected from creditors.

“Note” means each and every promissory note evidencing Borrower’s promise to repay the Loan or any portion thereof, with interest thereon, as the same may hereafter be amended, extended, renewed, replaced, supplemented, restated, or consolidated pursuant to the applicable provisions thereof.

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“Notice of Commencement” means a notice of project commencement in the form and in the manner specified under the applicable law of the Property’s location.

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“Obligations” means the aggregate of all principal and interest owing from time to time under the Note, and all expenses, charges, and other amounts from time to time owing under the Note, this Loan Agreement, or the other Loan Documents, and all covenants, agreements, and other obligations from time to time owing to, or for the benefit of, Lender pursuant to the Note, this Loan Agreement, and the other Loan Documents, and obligations of Borrower from time to time under any Interest Rate Protection Agreements.

“Operating Account” is defined in Section 2.7(b) hereof.

“Opco Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Operating Agreement” means the operating agreement or limited liability company agreement of Borrower, as amended, restated or modified from time to time as permitted under the terms of this Agreement.

“Operating Expenses” means the actual expenses incurred by Borrower with respect to the operation of the Property during the Applicable Period, computed in accordance with GAAP, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, payments under a Borrower Lease, and other similar costs, and subject in either case to the following adjustments and qualifications: (A) Operating Expenses shall include a property management base fee in an amount equal to the greater of: (1) the actual fees payable under the Property Management Agreement during the Applicable Period; or (2) three percent (3.0%) of effective gross income from the Property during the Applicable Period;

(B) Operating Expenses shall include an annual capital replacement reserve in an amount equal to the greater of (a) the amount required under the Franchise Agreement, and (b) four percent (4%) of Operating Revenues for the Applicable Period; and (C) Operating Expenses shall not include non-cash expenses, such as depreciation, and Debt Service.

“Operating Lease” shall mean that certain lease agreement, dated as of the date hereof, by and among the Propco Borrower, as landlord, and Opco Borrower, as tenant, as same may be amended, modified and supplemented from time to time in accordance with the applicable provisions of this Agreement.

“Operating Lease Subordination Agreement” shall mean that certain Subordination of Operating Lease Agreement, dated as of the date hereof, between Lender and Opco Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Revenues” means all income for Borrower for the Applicable Period, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents, Accounts Receivable, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other

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required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, insurance proceeds (other than business interruption or other loss of income insurance), condemnation awards, Security Deposits, interest on credit accounts, utility and other similar deposits, interest on credit accounts, interest on the Reserve Funds, and any

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disbursements to Borrower from the Reserve Funds). Gross income shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof.

“Operating Statement” means each operating statement, including income and expense statement and statement of cash flows, to be delivered by Borrower to Lender with respect to the Property and with respect to Borrower, which shall be prepared in accordance with GAAP consistently applied throughout the periods covered by such statement and shall fairly present the financial condition of Borrower and the Property as of the date thereof and the results of operations and changes in financial position of Borrower and the Property for the periods then ended. Each Operating Statement shall be prepared on an accrual basis or, in the alternative, Borrower shall provide Lender all data necessary to constitute the adjustments necessary to convert such Operating Statement to an accrual basis Operating Statement.

“Operating Sufficiency Balancing Deposit” is defined in Section 2.7(f).

“Operating Sufficiency Date” shall mean the date on which Lender projects that the Property will first achieve a sustainable Debt Service Coverage Ratio of 1.10:1.00 or greater, as such date may be adjusted by Lender in good faith from time to time.

“Original Maturity Date” means May 4, 2025.

“Other Charges” shall mean all payments under Borrower Leases (if any), maintenance charges, assessments, impositions other than Taxes, and any other charges, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Payment Date” means each date a payment of principal or interest is due on the Loan pursuant to the terms of the Note.

“Permit” means each license, permit, certificate, approval, authorization, or registration that, under Legal Requirements, is required to be obtained from any Governmental Authority or any other Person with respect to the ownership, rental, operation, use, or occupancy of the Property, including, without limitation, building permits, environmental permits, the approval of owners’ associations, architectural control committee, or other similar Persons, business licenses, zoning approvals and variances, liquor licenses, food and beverage service licenses, and licenses to conduct business, and all such other permits, licenses, and rights.

“Permitted Encumbrances” means collectively (i) liens at any time existing in favor of Lender, (ii) statutory liens incurred in the ordinary course of business for the purchase of labor, services, materials, equipment, or supplies, or with respect to workmen’s compensation, unemployment insurance, or other forms of governmental insurance or benefits, which are not delinquent or are paid or bonded and removed of record in a manner satisfactory to Lender, (iii) liens for real property taxes, assessments, or governmental charges or levies for the current year, the payment of which is not delinquent, (iv) any other matter affecting title to the Property that appears as an exception to coverage in the Title Insurance Policy, and (v) such other title and survey exceptions hereinafter entered into that are otherwise approved by Lender in writing.

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“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, and any Governmental Authority.

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“Plans and Specifications” means each of the plans and specifications for the completion of the Hotel Project (including, without limitation, a description of the materials, equipment and fixtures necessary for the completion of the Hotel Project), and any other plans and specifications for the completion of the Hotel Project prepared or to be prepared by (or on behalf of) Borrower, including any other architectural, structural, foundation and elevator plans and specifications prepared by a Design Professional and any other mechanical, electrical, plumbing and fire protection plans and specifications prepared by any Person retained or to be retained by Borrower, the applicable Design Professional or General Contractor, approved in writing by Lender and the Lender’s Consultant (such approval not to be unreasonably withheld, conditioned or delayed), in each case, as the same may be amended by Change Orders applicable thereto that are permitted under this Loan Agreement. The term “Plans and Specifications” shall include any property improvement plan for the Property provided or required by the Franchisor.

“Project Costs” means the costs and expenses of labor, materials, equipment, fixture, and personal property used or to be used for construction or renovation of the Improvements in accordance with the Plans and Specifications and all other costs and expenses in connection with the development, construction, and stabilization of the Hotel Project.

“Project Shortfall” is defined in Section 2.8(l) hereof “Prohibited Person” is defined in Section 3.18 hereof. “Prohibited Transfer” is defined in Section 6.3(a) hereof.

“Propco Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Property” is defined in the Recitals to this Agreement.

“Property Management Agreement” means any agreement entered into by Borrower with respect to the management, operation, leasing, or maintenance of the Property, as approved in writing by Lender pursuant to the applicable provisions of this Loan Agreement, including, as of the Closing date, that certain Management Agreement dated as of August 3, 2022 between the initial Property Manager and Opco Borrower.

“Property Manager” means the Person initially selected by Borrower to manage the Property pursuant to the Property Management Agreement, and any replacement property manager of the Property hereafter approved in writing by Lender in accordance with the applicable provisions of the Loan Documents. The initial Property Manager shall be NHS LLC d/b/a National Hospitality Services, a North Dakota limited liability company.

“Rate Management Obligations” means any and all obligations of Borrower to Lender, any Affiliate of Lender or any other third party, whether absolute, contingent, or otherwise and howsoever and whenever (whether now or hereafter) created, arising, evidenced. or acquired (including all renewals, extensions, and modifications thereof and substitutions therefore), under or in connection with (i) any and all Interest Rate Protection Agreements, and (ii) any

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and all cancellations, buy-backs, reversals, terminations, or assignments of any Interest Rate Protection Agreements; provided that Rate Management Obligations shall exclude any Excluded Rate Management Obligations.

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“Rents” means rental payments and Accounts Receivable due under the Leases (including room rents under Room Leases, revenues, accounts and Accounts Receivable derived from the occupancy of any guestroom at the Property).

“Replacement Reserve Account” is defined in Section 2.7(a) hereof.

“Replacement Reserve Fund” is defined in Section 2.7(g) hereof.

“Replacement Reserve Monthly Deposit” is defined in Section 2.7(g) hereof.

“Reporting Failure” is defined in Section 5.3 hereof.

“Replacements” is defined in Section 2.7(g) hereof.

“Required Financial Item” is defined in Section 5.3 hereof.

“Required Repair Fund” is defined in Section 2.7(h) hereof.

“Required Repairs Account” is defined in Section 2.7(a) hereof. “Required Repairs” is defined in Section 2.7(h) hereof.

“Reserve Funds” means collectively, the Debt Service and Operating Deficits Reserve, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Hotel Capital Expenditure Reserve Account, the Repairs Repair Fund, the Excess Cash Account, and any other reserve or escrow account established with the Cash Management Bank or the Escrow Account Bank under the Loan Documents from time to time.

“Retainage” is defined in Section 2.7(e) hereof.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Loan Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the date of this Loan Agreement.

“Room Leases” means Leases constituting daily or other periodic hotel room rentals and rentals of meeting, conference or banquet space in Borrower’s ordinary course of business.

“Sanctions” means sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control (OFAC), US Department of State, United Nations Security Council, European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Second Extended Maturity Date” means May 4, 2027.

“Second Extension Minimum DSCR Extension Requirement” shall have the meaning as set forth in Section 2.4(c) hereof.

“Second Extension Term” is defined in Section 2.4(c) hereof.

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“Securities” has the meaning given to such term in Section 8.4(a).

“Security Deposits” means any and all security deposits from any tenant or occupant of the Property collected or held by Borrower or any Property Manager, other than such deposits made in connection with Room Leases.

“Security Documents” refers collectively to the Mortgage, the Assignment, this Loan Agreement, the Guaranty, and any other present or future Loan Document that is intended to secure the payment and performance of the Obligations or any portion thereof.

“Servicer” is defined in Section 8.10 hereof.

“Servicing Agreement” is defined in Section 8.10 hereof.

“Soft Costs” means, collectively, all costs and expenses set forth in the Hotel Project Budget which are denominated therein as “soft costs.”

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding equity having ordinary voting power to elect a majority of the board of directors or other managers of such Person, corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, equity of any other class or classes of such Person, corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).

“Tax Account” is defined in Section 2.7(a) hereof.

“Tax and Insurance Escrow Fund” is defined in Section 2.7(e) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Third Extended Maturity Date” means May 4, 2028.

“Third Extension Minimum DSCR Extension Requirement” shall have the meaning as set forth in Section 2.4(d) hereof.

“Third Extension Term” is defined in Section 2.4(d) hereof.

“Title Insurance Policy” means an ALTA mortgagee’s title insurance policy to be issued by the a title insurance company acceptable to Lender in the amount of the Loan showing fee simple title to the Property to be vested in Borrower and insuring the Mortgage as a first lien on the Property, subject only to exceptions permitted by Lender, and otherwise in form and substance acceptable to Lender.

“Trade Contract” means any agreement, contract or purchase order between Borrower or an Affiliate of Borrower or General Contractor, on the one hand, and any Trade Contractor, on the other hand, pursuant to which such Trade

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Contractor agrees to provide labor, materials, equipment and/or services in connection with the completion of the Hotel

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Project, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Loan Agreement.

“Trade Contractor” means any Person that is a contractor, subcontractor, sub- subcontractor, supplier or provider of labor, materials, equipment and/or services in connection with the completion of the Hotel Project.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Georgia; provided, however, that, in the event that, by reason of mandatory provisions of any Legal Requirements, any of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of Georgia, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Unavoidable Delay” means the occurrence of an event that is beyond the reasonable control of Borrower or Guarantors and is of the kind or nature that prevents or delays Borrower from commencing or pursuing the Hotel Project, including, without limitation, acts of God, war, riots, civil insurrections, hurricanes, tornados, floods, other weather events beyond normal conditions as determined by NOAA, earthquakes, epidemics or plagues, acts or campaigns of terrorism or sabotage, interruptions to financial markets or to domestic or international transportation, trade restrictions, delays caused by any Governmental Authority, shortages of materials, natural resources, or labor, labor strikes, governmental prohibitions or regulations including unforeseen and administrative delays in obtaining building permits, and other unforeseen events beyond the reasonable control of Borrower.

1.2	Rules of Construction. When used in this Loan Agreement or any other Loan Document,

(i) references to a Person are, unless the context otherwise requires, also to such Person’s heirs, executors, legal representatives, successors, and assigns, as applicable, (ii) the words “hereof”, “herein”, “hereunder”, and comparable terms refer to the entire Loan Document in which such terms are used and not to any particular article, section, or other subdivision thereof or attachment thereto, (iii) references to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural, and vice versa, (iv) the words “shall” and “will” have equal force and effect, (v) references in a Loan Document to “Article,” “Section,” “paragraph” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section, paragraph, or subdivision of or an attachment to such Loan Document, (vi) all accounting terms not otherwise defined therein have the meanings assigned to them in accordance with GAAP, (vii) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by such words or words of like import, and (viii) any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

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1.3Date of Loan Documents. The date of this Loan Agreement or any other Loan Document is intended as a date for the convenient identification of this Loan Agreement or such other Loan Document

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and is not intended to indicate that this Loan Agreement or such other Loan Document was executed and delivered on said date by any party hereto.

Article 10 ARTICLE 2: THE LOAN
2.1Agreement to Lend and Borrow. Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, on the Closing Date Borrower agrees to borrow from Lender, and Lender hereby agrees to lend to Borrower, the Loan. Borrower acknowledges and agrees that the Loan is not a revolving credit facility, and Borrower shall not have the right to re-borrow any principal sums repaid under the Loan. The Loan shall be evidenced by the Note and the Advance made by Lender hereunder shall constitute an advance of principal under the Note, as and when such Advance is made. The Loan, together with accrued interest thereon, and all other Obligations of Borrower under this Loan Agreement and the other Loan Documents, shall at all times be secured by the Security Documents without any further action on the part of Lender or any other Person, other than the recording.
2.2Use of Loan Proceeds. Borrower shall use the proceeds of the Loan solely and exclusively to refinance the existing mortgage indebtedness on the Property and renovate the Property in connection with the Hotel Project, and for the payment of the costs and expenses associated with the closing of the Loan.
2.3Interest Rates. The principal amount of the Loan will bear interest at the rate set forth in the Note.
2.4	Payment of Principal and Interest.
(a)Repayment Terms. Subject to Lender’s right to accelerate the maturity of the Loan as provided herein and in the other Loan Documents, Borrower shall pay the principal of and accrued interest on the Loan as set forth in the Note.
(b)Borrower’s First Extension Option. Borrower shall have the option to extend the term of the Loan from the Original Maturity Date to the First Extended Maturity Date (the “First Extension Term”), provided that the following conditions precedent have been satisfied or expressly waived by Lender in writing as of the Original Maturity Date: (i) Borrower shall have delivered written notice to Lender of its election to extend the term of the Loan through the First Extension Term not more than ninety (90) days and not less than thirty (30) days prior to the Original Maturity Date; (ii) no Default or Event of Default shall have occurred and be continuing as of the Original Maturity Date or as of the date of the extension notice; (iii) Lender shall have determined in its good faith judgment that the Property has achieved a Debt Service Coverage Ratio of at least 1.15:1.00 using a 25-year amortization and based on the Net Operating Income for the most recent trailing twelve (12) month period before such notice was provided; (the “First Extension Minimum DSCR Extension Requirement”); provided, however, that if the Property’s Net Operating Income does not support the achievement of the First Extension Minimum DSCR Extension Requirement at the time of giving such notice (based on the trailing twelve (12) month period), Borrower shall prepay a portion of the principal balance of the Loan on or before the thirtieth (30th) day preceding the Original Maturity Date so as to cause the Property’s Net Operating Income to support the achievement of the First Extension Minimum DSCR Extension Requirement (and amounts so prepaid shall not be reborrowed); (iv) Borrower shall have paid (A) all accrued interest as of the last day of the Original Maturity Date, and (B) an extension fee in the amount of fifty (50) basis points (i.e. 0.50%) of the principal amount outstanding under the Loan, which extension fee shall be deemed fully earned as of the commencement of the First Extension Term; (v) there shall have been no Material Adverse Effect to the financial strength of any Guarantor, (vi) if then requested by Lender, Borrower shall have delivered to Lender, at no cost or expense to Lender, an endorsement to or reissuance of the existing title insurance policy insuring the

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Mortgage, which endorsement brings the effective date of the policy to the effective date of the extension of the Loan, with no new exceptions or exclusions to the coverage afforded by such policy; (vii) Borrower and Guarantor shall have executed and delivered to Lender such documentation as Lender might reasonably require to evidence the extension of the Loan through the First Extension Term and the reaffirmation of the obligations of Borrower and Guarantor under the Loan Documents (to the extent a party thereto), as so extended, and (viii) Borrower has either (A) extended the term of the Interest Rate Protection Agreement until the First Extended Maturity Date, or (B) provided Lender funds sufficient to allow Lender to enter into a new Interest Rate Protection Agreement which expires on the First Extended Maturity Date, and which extension or new agreement is on the same terms set forth in Section 5.18 hereof and has the effect of capping the Benchmark (as defined in the Note) at a rate of Three Percent (3%) per annum.

(c)Borrower’s Second Extension Option. If the term of the Loan was previously extended to the First Extended Maturity Date as provided in Section 2.4(b) above, Borrower shall have the option to extend the term of the Loan from the First Extended Maturity Date to the Second Extended Maturity Date (the “Second Extension Term”), provided that the following conditions precedent have been satisfied or expressly waived by Lender in writing as of the First Extended Maturity Date: (i) Borrower shall have delivered written notice to Lender of its election to extend the term of the Loan through the Second Extension Term not more than ninety (90) days and not less than thirty (30) days prior to the First Extended Maturity Date; (ii) no Default or Event of Default shall have occurred and be continuing as of the First Extended Maturity Date or as of the date of the extension notice; (iii) Lender shall have determined in its good faith judgment that the Property has achieved a Debt Service Coverage Ratio of at least 1.20:1.00, using a 25-year amortization and based on the Net Operating Income for the most recent trailing twelve

(12) month period before such notice was provided (the “Second Extension Minimum DSCR Extension Requirement”); provided, however, that if the Property’s Net Operating Income does not support the achievement of the Second Extension Minimum DSCR Extension Requirement at the time of giving such notice (based on the trailing twelve (12) month period), Borrower shall prepay a portion of the principal balance of the Loan on or before the thirtieth (30th) day preceding the First Extended Maturity Date so as to cause the Property’s Net Operating Income to support the achievement of the Second Extension Minimum DSCR Extension Requirement (and amounts so prepaid shall not be reborrowed); (iv) Borrower shall have paid (A) all accrued interest as of the last day of the First Extended Maturity Date, and (B) an extension fee in the amount of fifty (50) basis points (i.e. 0.50%) of the principal amount outstanding under the Loan, which extension fee shall be deemed fully earned as of the commencement of the Second Extension Term; (v) there shall have been no Material Adverse Effect to the financial strength of any Guarantor, (vi) if then requested by Lender, Borrower shall have delivered to Lender, at no cost or expense to Lender, an endorsement to or reissuance of the existing title insurance policy insuring the Mortgage, which endorsement brings the effective date of the policy to the effective date of the extension of the Loan, with no new exceptions or exclusions to the coverage afforded by such policy; (vii) Borrower and Guarantor shall have executed and delivered to Lender such documentation as Lender might reasonably require to evidence the extension of the Loan through the Second Extension Term and the reaffirmation of the obligations of Borrower and Guarantor under the Loan Documents (to the extent a party thereto), as so extended, and (viii) Borrower has either (A) extended the term of the Interest Rate Protection Agreement until the Second Extended Maturity Date or (B) provided Lender funds sufficient to allow Lender to enter into a new Interest Rate Protection Agreement which expires on the Second Extended Maturity Date, and which extension or new agreement is on the same terms set forth in Section 5.18 hereof and has the effect of capping the Benchmark (as defined in the Note) at a rate of Three Percent (3%) per annum.

(d)If the term of the Loan was previously extended to the First Extended Maturity Date as provided in Section 2.4(b) above, and again to the Second Extended Maturity Date as provided in Section 2.4(c) above, then Borrower shall have the option to extend the term of the Loan from the Second Extended Maturity Date to the Third Extended Maturity Date (the “Third Extension Term”), provided that the following conditions precedent have been satisfied or expressly waived by Lender in writing as of the

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Second Extended Maturity Date: (i) Borrower shall have delivered written notice to Lender of its election to extend the term of the Loan through the Third Extension Term not more than ninety (90) days and not less than thirty (30) days prior to the Second Extended Maturity Date; (ii) no Default or Event of Default shall have occurred and be continuing as of the Second Extended Maturity Date or as of the date of the extension notice; (iii) Lender shall have determined in its good faith judgment that the Property has achieved a Debt Service Coverage Ratio of at least 1.30:1.00, using a 25-year amortization and based on the Net Operating Income for the most recent trailing twelve (12)-month period before such notice was provided (the “Third Extension Minimum DSCR Extension Requirement”); provided, however, that if the Property’s Net Operating Income does not support the achievement of the Third Extension Minimum DSCR Extension Requirement at the time of giving such notice (based on the trailing twelve (12)-month period), Borrower may prepay a portion of the principal balance of the Loan on or before the Second Extended Maturity Date so as to cause the Property’s Net Operating Income to support the achievement of the Third Extension Minimum DSCR Extension Requirement (and amounts so prepaid shall not be reborrowed); (iv) Borrower shall have paid (A) all accrued interest as of the last day of the Second Extended Maturity Date, and (B) an extension fee in the amount of fifty (50) basis points (i.e. 0.50%) of the principal amount outstanding under the Loan, which extension fee shall be deemed fully earned as of the commencement of the Third Extension Term; (v) there shall have been no Material Adverse Effect to the financial strength of any Guarantor, (vi) if then requested by Lender, Borrower shall have delivered to Lender, at no cost or expense to Lender, an endorsement to or reissuance of the existing title insurance policy insuring the Mortgage, which endorsement brings the effective date of the policy to the effective date of the extension of the Loan, with no new exceptions or exclusions to the coverage afforded by such policy; (vii) at the time of Borrower’s notice, Borrower must demonstrate to Lender’s satisfaction that the Property is performing relative to its competitive set in the area where it is located, (viii) Borrower and Guarantor shall have executed and delivered to Lender such documentation as Lender might reasonably require to evidence the extension of the Loan through the Third Extension Term and the reaffirmation of the obligations of Borrower and Guarantor under the Loan Documents (to the extent a party thereto), as so extended, and

(viii) Borrower has either (A) extended the term of the Interest Rate Protection Agreement until the Third Extended Maturity Date or (B) entered into a new Interest Rate Protection Agreement which expires on the Third Extended Maturity Date, and which extension or new agreement is on the same terms set forth in Section 5.18 hereof and has the effect of capping the Benchmark (as defined in the Note) at a rate of Three Percent (3%) per annum.

2.5Tender of Payment. If any payment of principal or interest (or both) required under the Note is due on a day that is not a Business Day, then such payment shall be due on the next succeeding Business Day. All payments, fees, charges, and other sums due hereunder and under the other Loan Documents shall be paid in lawful money of the United States of America by ACH transfer instructions executed on the Closing Date, or such other place as Lender designates in writing from time to time. All payments made as scheduled, to the extent thereof, may be applied first to advanced costs, charges and fees, then to accrued interest, and then to unpaid principal, if applicable, any instructions from Borrower or anyone else to the contrary notwithstanding. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Loan that is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment will constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction. All payments made by check or draft shall be accepted subject to the condition that any such check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.
2.6	Prepayments..
(a)	Voluntary Prepayments. Subject to the terms and conditions of the Note and any

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Interest Rate Protection Agreement, Borrower may prepay up to ten percent (10%) of the outstanding principal of the Loan as set forth in the Note, including the payments of fees as set forth in Section V of the Note. Any prepayment shall be credited to installments of principal payable on the Loan in the inverse order of their maturity. The Loan is not a revolving credit facility, so Borrower may not re-borrow any principal amounts prepaid hereunder.

(b)	Mandatory Prepayments.
(vi)Net proceeds from casualty and condemnations at the Property shall be paid in accordance with the terms of the Mortgage.
(vii)	Each prepayment pursuant to subsection (i) above shall be applied

(A) first to amounts due and payable with respect to the Loan other than principal and interest (but including interest at the Default Rate), and then (B) to accrued and unpaid interest, and then (C) to the outstanding principal balance of the Loan. All prepayments pursuant to subsection (i) above shall be accompanied by payments of fees as set forth in Section V of the Note.

2.7	Cash Management.
(a)	Establishment of Accounts.
(i)Opco Borrower shall simultaneously herewith (A) establish, and hereby covenants to maintain, an account (the “Clearing Account”) with Clearing Account Bank into which Opco Borrower shall deposit all revenues from the operation of the Property, and (B) execute an agreement with Lender and the Clearing Account Bank (the “Clearing Account Agreement”) providing for the Lender’s control of the Clearing Account and providing that all sums on deposit in the Clearing Account shall be swept on each Business Day to the Cash Management Account, (C) together with Propco Borrower, establish, and hereby covenants to maintain, an account with Cash Management Bank (the “Cash Management Account”) into which all sums on deposit in the Clearing Account shall be swept, and, during the continuance of a Cash Management Period, the sums in which shall be allocated in accordance with Section 2.7(d) hereof, and (D) execute, along with the Propco Borrower an agreement with Lender and Cash Management Bank (the “Cash Management Agreement”), providing for Lender’s exclusive control of the Cash Management Account.
(ii)On or before the Closing Date, Borrower shall or Lender shall establish Accounts (which may be book entry sub-accounts) (collectively, the “Escrow Accounts”) with Escrow Account Bank into which, during the continuance of a Cash Management Period, amounts in the Cash Management Account shall be deposited or allocated pursuant to the terms of Section 2.7(d) hereof, and into which Borrower shall deposit the initial reserves required on the Closing Date by Sections 2.7 (e) through (j) hereof:
(A)An account with Escrow Account Bank into which Borrower shall deposit, or cause to be deposited, the amounts contemplated in Section 2.7(e) hereof (the “Tax Account”);
(B)An account with Escrow Account Bank into which Borrower shall deposit, or cause to be deposited, the amounts contemplated in Section 2.7(e) hereof (the “Insurance Premium Account”);

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(C)An account with Escrow Account Bank into which Borrower shall deposit, or cause to be deposited, the amounts contemplated in Section 2.7(f) hereof (the “Debt Service and Operating Deficits Reserve Account”);

(D)An account with Escrow Account Bank into which Borrower shall deposit, or cause to be deposited, the amounts contemplated in Section 2.7(g) hereof (the “Replacement Reserve Account”);
(E)An account with Escrow Account Bank into which Borrower shall deposit, or cause to be deposited, the amounts contemplated in Section 2.7(i) hereof (the “Hotel Capital Expenditure Reserve Account”);

(F)An account with Escrow Account Bank into which Borrower shall deposit, or cause to be deposited, the amounts contemplated in Section 2.7(h) hereof (“Required Repairs Account”); and

(G)An account with Escrow Account Bank into which Operating Revenues remaining after application of subsections (i) through (v) of Section 2.7(k) hereof shall be deposited (the “Excess Cash Account”).
(b)	Deposits into Clearing Account.

(i)  Borrower represents, warrants and covenants that: (A) Opco Borrower shall, or shall cause Property Manager to, deposit all Operating Revenue and forfeited Security Deposits into the Clearing Account, (B) Opco Borrower shall instruct the Franchisor to deposit all Accounts Receivable for the Property and all other amounts and sums payable to Opco Borrower pursuant to its Franchise Agreement into the Clearing Account, (C) Opco Borrower shall deliver a notice substantially in the form of Exhibit A (each a “Credit Card Company Notice Letter”) hereto to all credit card companies, credit card processors, and other revenue sources, including, without limitation, travel agencies, to pay all Accounts Receivable (including, without limitation, credit card payments) and all other amounts and sums payable to them directly into the Clearing Account, (D) other than the Accounts, and Opco Borrower’s operating account with First International Bank & Trust, 3001 25th Street, S., Fargo, ND 58103 (ABA No. 091305031; Account No. 2501662378)

(the “Operating Account”), there be no accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property is directly deposited from payors, provided however that Borrower may maintain an account at a bank local to the location of the Property into which Borrower will make cash deposits, provided however that such account will sweep daily into the Clearing Account and shall at no time have a balance in excess of $50,000, and (E) no party (other than Lender and Opco Borrower) has or shall have a security interest or claim in or to the Accounts and/or the Account Collateral. Until deposited into the Clearing Account, any Operating Revenue from the Property and forfeited Security Deposits held by Borrower shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower.

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Opco Borrower shall send copies of all Credit Card Company Notice Letters required to be delivered to credit card companies under this paragraph to Lender within two (2) Business Days of mailing such Credit Card Company Notice Letters to such credit card companies.

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(iii)Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 2.7(b) without Lender’s prior written consent.

(c)	Accounts, Generally.
(i)The Accounts shall each be in the name of Borrower for the benefit of Lender, as secured party, provided that Lender has “control” over such Accounts, as defined in the UCC.
(ii)In the event Lender transfers or assigns the Loan, Borrower acknowledges that the Clearing Account Bank, Cash Management Bank and Escrow Account Bank, at Lender’s request, shall change the name of each Account to the name of the transferee or assignee. In the event Lender retains a Servicer to service the Loan, Borrower acknowledges that the Clearing Account Bank, Cash Management Bank and Escrow Account Bank, at Lender’s request, shall change the name of each account to the name of the servicer, as agent for Lender.
(iii)The Escrow Accounts, Clearing Account and Cash Management Account shall be opened on the date of this Agreement, and remain open until the Obligations are paid in full in cash. In the event of a conflict between or among the terms of the Clearing Account Agreement, the Cash Management Agreement, the Escrow Agreement, and this Agreement, the terms of this Agreement shall control.
(d)Transfer to and Disbursements from the Cash Management Account. All sums in the Clearing Account shall be transferred to the Cash Management Account on each Business Day. Unless a Cash Management Period is continuing, and provided that the Escrow Accounts are fully funded to the extent required by the Loan Documents, Opco Borrower, or Lender on behalf of Borrower, shall direct the Cash Management Bank to transfer, on each Business Day, all funds on deposit in the Cash Management Account to the Operating Account. Borrower may change the designation of the Operating Account at any time when a Cash Management Period is not then in effect by delivery of written notice to Lender and Cash Management Bank. During the continuance of a Cash Management Period, Lender shall direct Cash Management Bank to disburse all funds on deposit in the Cash Management Account and, to the extent funds on deposit in the Cash Management Account are insufficient, any funds on deposit in the Excess Cash Account, every week in accordance with this Section 2.7(d) in the following order of priority:
(i)First, provided no Event of Default is continuing, funds sufficient to replenish the Tax and Insurance Escrow Fund as provided in Section 2.7(e) shall be deposited in the Tax Account and Insurance Premium Account, pro rata;
(ii)Second, funds sufficient to replenish the Debt Service and Operating Deficits Reserve Account shall be deposited into the Debt Service and Operating Deficits Reserve Account as provided in Section 2.7(f);
(iii)Third, provided no Event of Default is continuing, funds sufficient to pay one-twelfth (1/12) of the Operating Expenses set forth on an operating budget approved by Lender shall be released to Borrower;
(iv)Fourth, the Replacement Reserve Monthly Deposit shall be deposited in the Replacement Reserve Account in accordance with Section 2.7(g);
(v)Fifth, to the payment of Clearing Account Bank, Cash Management Bank, and Escrow Account Bank for fees and expenses incurred in connection with this

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Agreement, the Clearing Account Agreement, the Cash Management Agreement and the Escrow Agreement, and the Accounts established hereunder; and

(vi)Sixth, during the continuation of a Cash Management Period, all amounts remaining in the Cash Management Account after deposits for items (i) through (v) for the current month and all prior months (the “Excess Cash”) shall be disbursed to the Excess Cash Account and shall be held by Lender as additional Collateral for the Loan.
(e)	Tax Account, Insurance Premium Account and Tax and Insurance Deposits.

(i)On the Closing Date, (A) Borrower shall deposit into the Tax Account the sum of $38,754.88, when combined with the monthly installments required in clause (ii) below, Lender estimates will be necessary during the next ensuing twelve (12) months to pay all Taxes at least thirty (30) days prior to their respective due dates; and (B) Borrower shall deposit into the Insurance Premium Account the sum of $12,425.00, which, when combined with the monthly installments required in clause (ii) below, will satisfy the insurance premiums and renewals of insurance policies on the Property for the next ensuing twelve (12) months (said amounts in (A) and (B) above hereinafter called the “Tax and Insurance Escrow Fund”).
(ii)in addition to the monthly installments of interest (and, when due, principal) due and payable under the Note, following Completion of the Project Borrower shall deposit into the Tax Account or the Insurance Premium Account, as applicable, the following sums:
(A)on each monthly installment payment due under the Note and continuing on each payment date thereafter until the Obligations are fully paid, one-twelfth (1/12th) of the annual premium or premiums next payable for the insurance herein required to be maintained on or with respect to the Property; and
(B)on each monthly installment payment due under the Note and continuing on each payment date thereafter until the Obligations are fully paid, one-twelfth (1/12th) of the annual Taxes and Other Charges next due on the Property, all as estimated by Lender.

The amounts deposited pursuant to the foregoing (i) and (ii) are referred to herein collectively, the “Tax and Insurance Deposits”).

(iii)Should the total Tax and Insurance Deposits on hand not be sufficient to pay all of the Taxes and Other Charges and insurance premiums, together with all penalties and interest thereon, when the same become due and payable, then Borrower shall pay to Lender promptly on demand any amount necessary to make up the deficiency. If the total of such Tax Deposits and Insurance Deposits exceeds the amount required to pay the Taxes and Other Charges and insurance premiums, such excess shall be credited on subsequent payments to be made for such items.
(iv)	All such Tax and Insurance Deposits:

(A)shall be held by Lender at Escrow Account Bank or a depository designated by Lender, in trust, with no obligation to segregate such

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payments and without any obligation arising for the payment of any interest thereon;

(B)shall be held in trust to be applied by Lender for the purposes for which made (as hereinabove provided) subject, however, to the security interest granted Lender herein; and

(v)Provided that no Event of Default exists and there are sufficient funds in the Tax and Insurance Escrow Fund, Lender agrees to make the payment of the Taxes and Other Charges and/or insurance premiums with reasonable promptness following its receipt of appropriate tax and/or insurance bills therefor, or alternatively upon presentation by Borrower of receipts (paid for) tax and/or insurance bills Lender shall reimburse Borrower for such Taxes and Other Charges and insurance premium payments made by Borrower.
(vi)During the continuation of any Event of Default, Lender may, at its option, without being required to do so, apply any Tax and Insurance Deposits on hand on account of any of the Obligations, in such order and manner as Lender may elect. When the Obligations have been fully paid, then any remaining Tax and Insurance Deposits shall be paid to Borrower.

(vii)In addition to, but not in lieu of the foregoing, Borrower may request that Lender pay (or reimburse Borrower for the payment of) Taxes and Other Charges and/or insurance premiums from the Tax and Insurance Escrow Fund. Lender will approve or disapprove Borrower’s request in its good faith discretion. Borrower acknowledges and agrees that Lender shall have no obligation to disburse funds from the Tax and Insurance Escrow Fund if there is an existing Event of Default. For clarification, the existence of the Tax and Insurance Escrow Fund shall not relieve Borrower from its obligation to make all payments of Taxes and insurance premiums required hereunder, and if Lender disapproves the use of the Tax and Insurance Escrow Fund, or if there are insufficient funds in such Accounts to make any such payment, Borrower shall remain responsible for and shall make all payments of Taxes and insurance premiums required to be made under this Agreement as and when due and payable. To the extent that Borrower utilizes the Tax and Insurance Escrow Fund, it shall be required to replenish the Tax and Insurance Escrow Fund, as it may be increased in Lender’s good faith discretion, in accordance with the terms of the waterfall set forth in Section 2.7(e) above, and in any event within thirty (30) days after utilization.  During the continuation of an Event of Default, Lender may apply the Tax and Insurance Escrow Fund to payments of Taxes and insurance premiums required to be made by Borrower hereunder. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to insurance premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Any amount remaining in the Tax and Insurance Escrow Fund after the Obligations have been paid in full shall be returned to Borrower. Borrower acknowledges and agrees that Escrow Account Bank shall disburse funds from the Tax Account and the Insurance Premium Account in accordance with Lender’s written request therefor on the Business Day following Escrow Account Bank’s receipt of such written request.
(f)Debt Service and Operating Deficits Reserve Account. On the Closing Date, the Lender will reserve $1,036,000.00 of Loan proceeds and deposit them into the Debt Service and

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Operating Deficits Reserve Account. After the date the Property opens to the public for business, Monthly payments of Debt Service and all Carry Costs will be funded from Operating Revenues; provided, however, that if the Operating Revenues are inadequate to pay the monthly installments of Debt Service and all Carry Costs, Borrower may request that Lender fund the shortfall from the Debt Service and Operating Deficits Reserve Account. Lender will approve or disapprove Borrower’s request if no Default or Event of Default then exists. Advances from the Debt Service and Operating Deficits Reserve Account for the payment of Debt Service, Carry Costs and the payment of Rate Management Obligations shall be made only to the extent that positive cash flow from the Property is insufficient to pay such accrued Debt Service, Carry Costs and Rate Management Obligations, notwithstanding that the Debt Service and Operating Deficits Reserve has not been fully disbursed by Lender. Borrower acknowledges and agrees that Lender shall have no obligation to disburse funds from the Debt Service and Operating Deficits Reserve Account if there is an existing Default or Event of Default. For clarification, the existence of the Debt Service and Operating Deficits Reserve Account shall not relieve Borrower from its obligation to make all payments under the Note as and when due and payable and, if Lender disapproves the use of the funds in the Debt Service and Operating Deficits Reserve Account to pay Debt Service and Carry Costs due to the existence of a Default or Event of Default, or if there are insufficient funds in the Debt Service and Operating Deficits Reserve Account to make any such payments, Borrower shall remain responsible for and shall make all payments under the Note as and when due and payable. During the continuation of an Event of Default, Lender may in its sole discretion apply the funds in the Debt Service and Operating Deficits Reserve Account to payments of Debt Service and Carry Costs and other financing costs relating to the Loan or for any payment of Rate Management Obligations required to be made by Borrower under the Note or the other Loan Documents. If at any time the Debt Service and Operating Deficits Reserve Account is reduced to an amount that is less than twenty-five percent (25%) of the original Loan amount, then Borrower shall, within thirty

(30) days after written notice from Lender, deposit cash in the Debt Service and Operating Deficits Reserve Account in an amount sufficient to replenish the Debt Service and Operating Deficits Reserve to an amount not less fifty percent (50%) of the original Loan amount (each such deposit being an “Operating Sufficiency Balancing Deposit”). Once the Property achieves a Debt Service Coverage Ratio of 1.35 to 1.00 or greater based on a trailing twelve (12) month period (as demonstrated to the Lender’s good faith satisfaction), and provided that no Cash Management Period is in effect, Borrower shall no longer be required to replenish the Debt Service and Operating Deficits Reserve Account and all amounts remaining in the Debt Service and Operating Deficits Reserve Account shall be released to Borrower in accordance with separate instructions to be provided by Borrower.

(g)	Replacement Reserve Account.
(i)Borrower shall pay to Lender on each Payment Date monthly installments of the Replacement Reserve Fund (as hereinafter defined) (the “Replacement Reserve Monthly Deposit”) for furniture, fixture and equipment replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”, and shall be calculated by multiplying the gross revenues of the Property for the immediately preceding year by a reserve rate of the greater of (i) four percent (4%) and (ii) the rate required by the Franchise Agreement; the Replacement Reserve Monthly deposit shall equal 1/12th of the total Replacement Reserve Fund. Lender may

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reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and, following such reassessment, may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days’ notice to Borrower.

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(ii)Lender may make disbursements from the Replacement Reserve Account to reimburse Borrower only for the costs of the Replacements, upon written request from Borrower and upon Borrower’s satisfaction of the requirements set forth in this Section 2.7(g). Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or for costs which are to be paid from the Hotel Capital Expenditure Reserve Account. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default exists.

(iii)Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 2.7(g) disburse to Borrower amounts from the Replacement Reserve Account necessary to reimburse Borrower for the actual approved costs and Replacements upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 2.7(g)(vi)) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.
(iv)If the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract (and if such contract is for work the cost of which exceeds $25,000.00 and Lender has approved in writing in advance such contract), a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed at the Property, (C) all other conditions in this Section 2.7(g) for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(v)Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.
(vi)Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other full service hotels in the same market segment and under the same franchisor in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(vii)Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements in excess of $25,000. Upon Lender’s request, Borrower or shall assign any contract or subcontract to Lender.
(viii)In the event Lender determines in good faith that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold

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disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(ix)In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 2.7(g)(viii) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose, Borrower constitutes and appoints Lender its true and lawful attorney-in- fact with full power of substitution to complete or undertake the Replacements in the name of Borrower during the continuation of an Event of Default. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact to take the following actions during the continuation of an Event of Default: (A) to use any funds in the Replacement Reserve Account for the purpose of making or completing the Replacements; (B) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (C) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (D) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title;

(E) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (F) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (G) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(x)Nothing in this Section 2.7(g) shall: (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(xi)Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or Lender’s Consultant) or third parties making Replacements pursuant to this Section 2.7(g) to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases), to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 2.7(g). Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections or completion of Replacements described in this Section 2.7(g).
(xii)Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified

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professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(xiv)The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.

(xv)Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (other than the Lien of the Mortgage and other Permitted Encumbrances).
(xvi)All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(xvii)In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.
(xviii)It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 2.7(g) and such failure is not cured within thirty

(30) days after notice from Lender. Upon the occurrence of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements, or for any other repair or replacement to the Property or toward payment of the Obligations in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(xix)Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

(xx)The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(h)	Reserved.

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(i)	Reserved.

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(j)	Reserved.

(k)Excess Cash Account. During the continuation of a Cash Management Period, Excess Cash shall be held by Lender as additional security for the Loan. Provided no Event of Default has occurred and is continuing, all sums on deposit in the Excess Cash Account shall be disbursed to Borrower upon termination of the Cash Management Period.
(j)Sole Dominion and Control. Borrower each acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Clearing Account Bank and Cash Management Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided in the Loan Documents.
(k)Security Interest. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds, the related Accounts, the Account Collateral and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Obligations. Borrower acknowledges and agrees that Clearing Account Bank. Cash Management Bank and Escrow Account Bank shall comply with instructions given to such Person by Lender with regard to the disposition of funds in such Accounts without further consent by Borrower or any other person. Until expended, released, or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Obligations.
(l)Rights on Default. Notwithstanding anything to the contrary in this Section 2.7, upon the occurrence and continuation of an Event of Default, Lender shall promptly notify Clearing Account Bank, Cash Management Bank, and Escrow Account Bank in writing of such Event of Default and, without notice from Clearing Account Bank, Cash Management Bank , and/or Escrow Account Bank or Lender, (i) Borrower shall have no further right, title or interest in respect of (including, without limitation, the right to instruct Clearing Account Bank or Escrow Account Bank to transfer from) the Accounts and the Account Collateral, (ii) Lender may exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, (iii) Lender may direct the Clearing Account Bank, Cash Management Bank, and/or Escrow Account Bank to transfer any and all amounts in the Accounts to such other accounts that are owned and/or controlled by Lender at Clearing Account Bank, Cash Management Bank and/or Escrow Account Bank, as applicable, or at such other institution as Lender may elect, and (iv) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Mortgage, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Mortgage, Lender may apply any sums then present in any or all of the Reserve Funds or Accounts as Lender determines in its sole discretion including, but not limited to, to payment of the Obligations.
(m)Financing Statement; Further Assurances. Borrower hereby authorizes Lender to file, and upon Lender’s request, shall execute and deliver to Lender for filing, a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Clearing Account Bank,

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Cash Management Bank, or Escrow Account Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(n)Borrower’s Obligation Not Affected. The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. As between Lender and Borrower, if the terms of the Agreement, Cash Management Agreement, or the terms of the agreement with the Escrow Account Bank governing the Escrow Accounts and the terms of this Agreement are inconsistent, the terms of this Agreement shall govern and control.
(o)Escrow Accounts, Generally. The Escrow Accounts shall be established with Escrow Account Bank and held by Escrow Account Bank pursuant to the terms of the Cash Management Agreement and this Agreement.
(i)Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(ii)Borrower shall indemnify Lender and the Indemnified Parties and hold Lender and the Indemnified Parties harmless from and against any and all Losses arising from or in any way connected with the Escrow Accounts or the related Accounts or the performance of the obligations for which the Escrow Accounts or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
2.8	Conditions to Loan Advances.
(a)Use of Loan Proceeds. Borrower shall use the proceeds of the Loan solely and exclusively to refinance the existing indebtedness secured by the Property. The Hotel Project Budget has been prepared by Borrower, and Borrower represents to Lender that the Hotel Project Budget represents Borrower’s good faith estimate of all Project Costs to be incurred with respect to the Loan and the Hotel Project through the Maturity Date after taking into account the requirements of this Loan Agreement. Payment for costs and expenses set forth in the Hotel Project Budget shall be achieved solely through and from infusions of equity infusions by the owners of Borrower.
(b)Conditions to Effectiveness. The obligations of Lender under this Loan Agreement, including, Lender’s commitment to lend the proceeds of the Loan, are subject to the following conditions having been satisfied on or before the Closing Date (or expressly waived and deferred by Lender in writing):
(i)Execution and Delivery of Loan Documents. This Loan Agreement, the Note, the Mortgage, the Guaranty Agreements, and the other Loan Documents shall have

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been duly executed and delivered by Borrower, Guarantors, and Lender, to the extent a party thereto;

(ii)Payment of Commitment Fee and Closing Expenses. Borrower shall have paid to Lender the Commitment Fee and any other fees due to Lender pursuant to this Loan Agreement and the other Loan Documents and shall have paid or reimbursed all expenses incurred by or due to Lender with respect to the Loan, this Loan Agreement, the other Loan Documents, and the Hotel Project, including, but not limited to, tax service monitoring fees, recording fees and taxes relating to the Mortgage (including without limitation, any intangibles tax fees and documentary stamp taxes, if any), title insurance premiums, and fees and expenses of Lender’s counsel and Lender’s Consultant;
(iii)Deliveries. Lender shall have received each of the following items, in form and content satisfactory to Lender:
(A)A certified copy of the organizational documents of each Obligor who is not a natural Person (and, if required by Lender, each constituent entity of such Obligor), together with evidence that each such Obligor is qualified, registered, and in good standing in the state of its organization or formation and in the state where the Hotel Project is located (or evidence satisfactory to Lender and its counsel that such qualification and registration is not required under Legal Requirements), and certified resolutions of the governing body of each such Obligor authorizing the Loan, the execution and delivery of the Loan Documents to which it is a party, and the consummation or undertaking of all Obligations;
(B)A binding commitment from the Title Insurance Company for the issuance of a title insurance policy for the benefit of Lender in the amount of the Loan, in form and content reasonably acceptable to Lender, which insures that Lender holds a valid first security title and security interest in the Hotel Project pursuant to the Mortgage, free and clear of all defects and encumbrances except the Permitted Encumbrances, and containing (i) full coverage against Mechanic’s Liens, (ii) no other “standard exceptions” to coverage, including survey exceptions, other than those approved by Lender, and (iii) a “pending disbursement clause” in form and substance satisfactory to counsel for Lender, and (iv) any additional endorsements reasonably required by Lender;
(C)A report from a national search firm that a search of the public records disclosed no conditional sales contract, chattel mortgages, leases of personal property, financing statements, title retention agreements, tax liens, or judgment liens that affect the Collateral, except the Permitted Encumbrances;
(D)An Appraisal of the Hotel Project prepared at Borrower’s sole expense, which indicates that the Loan Commitment does not exceed seventy percent (70%) of the “stabilized” fair market value of the Hotel Project and that the Initial Equity Contribution is not less than fifteen percent (15%) of the “as completed” fair market value of the Hotel Project for purposes of Part 217 of Chapter II of title 12 of the Code of Federal Regulations (the “HVCRE Threshold”);

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(E)An environmental site assessment of the Land and existing Improvements prepared in conformity with Lender’s standard guidelines and otherwise reasonably acceptable to Lender in all respects;
(F)Suitable policies of insurance against fire and other hazards in accordance with applicable requirements of this Loan Agreement, the Mortgage, and Legal Requirements;
(G)Evidence, including copies of any and all certificates, licenses, permits, approvals or consents therefor, satisfactory to Lender that (i) all requisite Permits relating to environmental matters, sanitary facilities, the Plans and Specifications, and any other matters that are subject to the jurisdiction of any Governmental Authority have been issued in favor of Borrower (or will be issued prior to Borrower’s commencement of the applicable portion of the Hotel Project) and are in full force and effect, and (ii) the Hotel Project and the intended use thereof is, and upon completion of the Improvements shall be, in full compliance with applicable zoning, subdivision, and all other applicable Legal Requirements;
(H)A copy of the Construction Contract with General Contractor providing for fixed-price or guaranteed maximum price in an amount not greater than the amount allocated to construction of the applicable Improvements in the Hotel Project Budget and otherwise containing terms and conditions acceptable to Lender, together with (i) General Contractor’s Hotel Project Schedule and Schedule of Values; and (ii) a certificate and agreement executed by General Contractor in favor of Lender, in form and content satisfactory to Lender, whereby General Contractor (A) consents to Borrower’s assignment to Lender of the Construction Contract and any other Construction Documents in which General Contractor has an interest, (B) subordinates any lien that General Contractor might at any time have against the Hotel Project or any part thereof to Lender’s interest in the Hotel Project, and (C) addresses such other matters as Lender might require with respect to the Hotel Project and General Contractor’s obligations under the Construction Contract;
(I)A copy of any contract or agreement with each Design Professional for the Hotel Project, in form and content acceptable to Lender, together with (i) two (2) complete sets of the Plans and Specifications and (ii) a certificate and agreement executed by each Design Professional in favor of Lender in form and content similar to that described above with respect to General Contractor;
(J)A pre-construction review report prepared by Lender’s Consultant of the Plans and Specifications and the other Construction Documents, which report (a) confirms to Lender for Lender’s sole and exclusive benefit that, in the opinion of Lender’s Consultant, (i) the Plans and Specifications appear to be complete and comply with Legal Requirements, (ii) the amounts set forth in the Hotel Project Budget allocable to the Hotel Project are sufficient to complete the Improvements and all amounts budgeted for other purposes in the Hotel Project Budget appear reasonably sufficient, including Contingency Reserve, Soft Costs contingency and Debt Service and Operating Deficits Reserve line items acceptable to Lender, (iii) the proposed Hotel Project Schedule is credible with regard to Completion of the Hotel Project before the Completion Deadline, (iv) all

Ex 10.274

permits necessary for the commencement of the Hotel Project under Legal Requirements have been obtained, and (v) all other Construction Documents are in proper form, are sufficient to complete all material parts of the work in connection with the Improvements covered thereby in a timely manner prior to the Completion Deadline, and the amounts of all subcontracts executed to date are in the aggregate in line with the amounts contained in the Hotel Project Budget and the Schedule of Values, and (b) addresses such other construction issues as Lender might reasonably request;

(K)	The Operating Lease Subordination Agreement;
(L)An opinion of legal counsel for each Obligor in form and substance reasonably satisfactory to Lender’s counsel;
(M)A copy of all contracts, agreements and documents, including settlement statements, relating to Borrower’s acquisition of the Land; and
(N)Such additional certificates, proceedings, instruments, and other documents as Lender or its counsel might reasonably request to evidence (i) Borrower’s compliance with Legal Requirements, (ii) the truth and accuracy of the representations and warranties of Borrower or any other Obligor in any Loan Document, and (iii) the due performance or satisfaction by Borrower, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by Borrower pursuant hereto.
(c)Conditions Precedent to All Advances. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Borrower and Lender acknowledge and agree that: (i) the entire principal amount of the Loan will be disbursed to Borrower on the Closing Date for repayment of the existing mortgage loan on the Property (with Borrower being responsible for any shortfall); (ii) all Hotel Project Costs shall be paid by Borrower exclusively without any right of reimbursement from Loan proceeds or Reserve Funds; and
(iii) Lender shall have no obligation to make any additional Advances of Loan proceeds for the construction or Completion of the Hotel Project. Lender’s obligation to make any Advance hereunder is subject to the satisfaction of the following conditions at the time of (and after giving effect to) the making of such Advance:
(i)No Event of Default.  After giving effect to the Advance to be made, no Default or Event of Default shall have occurred or will occur as of the date of such Advance;
(ii)Initial Equity Contribution. With respect to the initial Advance, Borrower shall have demonstrated to Lender that Borrower has made the full Initial Equity Contribution;
(iii)Notice of Commencement. With respect to the initial Advance, Borrower shall have delivered to Lender a copy of the Notice of Commencement, duly recorded in the real estate records of the county in which the Hotel Project is located prior to the commencement of the Hotel Project;

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(iv)Submission of Advance Request. Borrower shall have delivered to Lender a duly completed and executed Advance Request and all other documentation and information required under Section 2.7(c) hereof;
(v)Balancing Deposit. Borrower shall have made any required deposit to the Balancing Deposit in accordance with Section 2.8(l) hereof;
(vi)No Mechanic’s Liens. No Mechanic’s Lien shall have been filed and remain in effect against the Hotel Project (unless bonded off by Borrower or otherwise affirmatively insured against by the Title Insurance Company), and in any case Lender may withhold from any Advance hereunder an amount equal to any Mechanic’s Lien or other encumbrance that has been filed against the Hotel Project and is not bonded or affirmatively insured, no stop notices shall have been served on Lender that have not been bonded by Borrower in a manner and amount satisfactory to Lender, and Lender and Title Insurance Company shall have received duly executed releases or waivers of Mechanic’s Liens and receipted bills showing payment of all amounts due to all Persons who have furnished materials or services or performed labor of any kind in connection with the Hotel Project;
(vii)Approval of Construction. If required by Lender, Lender has received written certification by Lender’s Consultant that, to the best of such party’s knowledge, information, and belief, construction is in accordance with the Plans and Specifications, the quality of the work for which the Advance is requested is in accordance with the Construction Contract, the amount of the Advance requested represents work in place based on on-site observations and the data compromising the Advance Request, the work has progressed in accordance with the Construction Contract and is capable of being completed in accordance with the Plans and Specifications on or before the Completion Deadline (subject to Unavoidable Delays), and General Contractor is entitled to payment of the amount certified;
(viii)Accuracy of Representations and Warranties. All representations and warranties of Borrower and the respective Guarantors contained in the Loan Documents shall be true and correct in all material respects with the same effect as if those representations and warranties are made and republished on and as of the date of such Advance other than representations and warranties which apply to an earlier date; and
(ix)No Violations. The Advance to be made and the use thereof does not contravene, violate, or conflict with, or involve Lender in any violation of, any Legal Requirements;
(d)Advance Requests. Not less than ten (10) Business Days prior to the date on which Borrower desires an Advance, Borrower shall submit to Lender written request for the Advance in the form of Exhibit B attached hereto (the “Advance Request”). Each Advance Request must be accompanied by the following documents and information;
(i)An Application and Certificate for Payment (AIA Document G702) and Continuation Sheet (AIA Document G703), duly executed by General Contractor;

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(ii)A detailed register of all invoices submitted to date for Project Costs incurred by Borrower, together with a copy of supporting statements and invoices;
(iii)A current schedule of all subcontracts in effect with respect to the Hotel Project, in form and detail reasonably acceptable to Lender, together with a copy of each subcontract to the extent not previously delivered to Lender;
(iv)	Reserved;
(v)Such additional documentation and information relating to the Advance Request, the Hotel Project, and the payment of Project Costs as might then be required under the terms of this Loan Agreement or, if not required under the terms of this Loan Agreement, is reasonable and customary under the prevailing circumstances.
(e)Authorized Representative. Borrower appoints the Authorized Representative as its agent to submit Advance Requests. Borrower represents and warrants that the Authorized Representative has authority, acting alone, to prepare and submit Advance Requests and to collect or otherwise deal with any disbursement of an Advance. Lender may rely solely upon all certifications and representations made by the Authorized Representative with respect to any Advance Request. The authority of an Authorized Representative may be revoked or modified only by a writing executed by Borrower and delivered to an officer of Lender. Lender shall not be liable for any Advance made in good faith and at the request of the Authorized Representative or for any Advance made prior to Lender’s actual receipt of notice from Borrower that the authority of the Authorized Representative has been revoked or modified.
(f)Calculation of Advance Amount. The amount of any Advance to be made by Lender pursuant to an Advance Request shall be limited to (i) the lesser of (A) the actual cost of the completed portion of the Improvements, and (B) the scheduled value of each completed portion of the Improvements as set forth in the Schedule of Values, as certified by General Contractor and as approved by Lender’s Consultant, plus (ii) the costs of Stored Materials that are in compliance with conditions stated in Section 2.8(k) below, plus (iii) allowable non-construction expenses actually incurred by Borrower within the applicable Cost Category set forth in the Hotel Project Budget.
(g)Required Repairs. Borrower and its Subsidiaries shall perform the repairs at the Property, as more particularly set forth on Schedule 2 hereto (such repairs hereinafter referred to as “Required Repairs”). Subject in all events to any Unavoidable Delays, which shall extend the periods for performance set forth herein, Borrower and its Subsidiaries shall complete the Required Repairs on or before the date which is six (6) months after the date hereof, with respect to any ADA-related Required Repairs, and twelve (12) months from the date hereof for all other Required Repairs.
(h)	Reserved.
(i)Right to Limit Advance Amount. Lender may reduce any Advance requested by Borrower or, on account of subsequently discovered evidence, withhold from a subsequent Advance requested by Borrower, or require Borrower to repay to Lender the whole or any part of any earlier Advance made to Borrower, to such extent as may be necessary to protect Lender from loss on account of (1) defective work not remedied or requirements of this Loan Agreement not

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performed, (2) duplicative work for which an Advance has already been made, (3) liens filed and not subsequently bonded over, or (4) failure of Borrower or General Contractor to make payments to subcontractors for material or labor.

(j)Reallocation Among Cost Categories. Any Advance must be made for payment of the Hotel Project Costs in strict accordance with the Hotel Project Budget. Borrower may not amend the Hotel Project Budget without Lender’s prior written consent, provided that Lender’s consent will not be required with respect to (i) a reallocation from the Contingency Reserve permitted under Section 2.8(a)(i) below and (ii) a reallocation of any true cost savings realized within any completed line item (as determined by Lender based upon such evidence that Lender might reasonably request to confirm that no additional costs shall be incurred under such line item) to the Contingency Reserve. Notwithstanding anything to the contrary in this Section or in Section 2.8(k)(i) below, in no event will Borrower have the right to reallocate (i) funds to the Debt Service and Operating Deficits Reserve, (2) Hard Costs line items amount to Soft Costs line item amounts, or vice versa, or (3) any line item that includes costs payable to Borrower or any Affiliate of Borrower, including, without limitation, development fees, general administrative or overhead expenses, or consulting fees payable to Borrower or any Affiliate of Borrower, except as approved by Lender in Lender’s sole discretion.
(k)Restrictions Applicable to Specific Advances. In addition to the restrictions applicable to Advances generally set forth in this Section 2.8, any Advance made for the purposes described below shall be subject to the following additional restrictions and conditions:
(i)Contingency Reserve. The Hotel Project Budget contains one or more cost categories designated as “Contingency,” which represents Loan proceeds that have been allocated for disbursement by Lender, to pay contingent costs and expenses of constructing, maintaining, leasing, and promoting the Hotel Project and such other costs or expenses as Lender shall approve (such allocated Loan proceeds being referred to herein as the “Contingency Reserve”). Any reallocation or use of funds in the Contingency Reserve will require the prior written consent of Lender. Notwithstanding the foregoing, Lender’s consent will not be required with respect to any reallocation or use of funds in the Contingency Reserve if, after giving effect to such proposed reallocation or use, the aggregate amount disbursed or reallocated from the Contingency Reserve does not exceed the percentage of Completion of the Improvements, as certified by General Contractor and verified by Lender’s Consultant; provided, however, in no event shall a reallocation from the Contingency Reserve cause the Contingency Reserve to be less than fifteen percent (15%) of the greater of (1) the Contingency Reserve stated in the initial Hotel Project Budget approved by Lender, or (2) the Contingency Reserve as the same be increased by an amendment to the Hotel Project Budget approved by Lender. Notwithstanding anything to the contrary in this Section, in no event may Borrower reallocate or use funds from the Contingency Reserve for the purpose of paying development fees, asset management fees, administrative fees, overhead, or similar fees and expenses to Borrower or any Affiliate of Borrower without the prior written consent of Lender, which Lender may grant, deny, or condition in its sole discretion. Borrower further agrees that Lender’s approval of any Change Order (including any Permitted Change Order) shall not constitute Lender’s implied consent to the reallocation or use of funds in the Contingency Reserve for the payment of any additional Project Costs arising from such Change Order, it being agreed that Borrower’s right to the use or reallocation of funds in the Contingency Reserve shall be governed solely by the provisions of this Section.

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(ii)Debt Service and Operating Deficits Reserve. The Hotel Project Budget contains a line item designated as “Debt Service and Operating Deficits Reserve,” which represents the allocation of Loan proceeds for the payment of (A) accrued Debt Service on the Loan as and when due under the Note, (B) Carry Costs until the Operating Sufficiency Date, and (C) Rate Management Obligations (if applicable) when due from Borrower under a Rate Management Agreement (such allocation being the “Debt Service and Operating Deficits Reserve”). Lender may, in Lender’s discretion, make an Advance from the Debt Service and Operating Deficits Reserve by journal entry to pay Debt Service, Carry Costs and other financing costs relating to the Loan or for any payment of Rate Management Obligations, regardless of whether Borrower has included interest, financing costs, and Rate Management Obligations in an Advance Request, and any such Advance shall have equal footing with any other Advance made by Lender hereunder. Prior to Completion of the Hotel Project, Borrower may request advances from the Debt Service and Operating Deficits Reserve for the payment of Debt Service, Carry Costs and other financing costs relating to the Loan or for any payment of Rate Management Obligations on a monthly basis (which may include automatic drafting pursuant to an acceptable auto-draft agreement), provided that each monthly advance from the Debt Service and Operating Deficits Reserve shall not exceed Borrower’s obligations to pay Debt Service and Carry Costs actually due and payable and payments actually due on any Rate Management Obligations. Interest will accrue on any Advance disbursed from the Debt Service and Operating Deficits Reserve in the same manner that interest accrues on any Advance made for any other purpose. If at any time the Debt Service and Operating Deficits Reserve is reduced to an amount that is less than Lender’s total estimated amount of (i) Debt Service that will accrue on the Loan, (ii) Carry Costs expected to be incurred, and (iii) total Rate Management Obligations that will accrue under any Rate Management Agreement until and through the Operating Sufficiency Date, then Borrower shall, within ten (10) days after written notice from Lender, deposit cash in the Debt Service and Operating Deficits Reserve Account in an amount not less than Lender’s written estimate of such deficiency.
(iii)Stored Materials. Lender shall not be obligated to make an Advance for the payment of building materials (which for purposes of this Section shall include furnishings, fixtures, and equipment) that have not been delivered to Borrower. In addition, Lender shall not be obligated to make an Advance for the payment of building materials that have been delivered to Borrower or General Contractor but have not yet been used in the Hotel Project (in each case, “Stored Materials”), unless Lender receives satisfactory evidence that such Stored Materials (i) are either stored in a bonded warehouse approved by Lender (or otherwise insured in the manner required by this Agreement) and available for inspection by Lender’s Consultant or stored at the Hotel Project in a locked and otherwise secure storage arrangement acceptable to Lender, (ii) are insured against loss, theft, and damage in an amount acceptable to Lender, and (iii) will be incorporated into the Hotel Project within ninety (90) days after the date of the requested Advance. In no event will Lender be obligated to make any Advance for the payment of the cost of Stored Materials if and to the extent such Advance would cause the aggregate amount of Advances outstanding with respect to Stored Materials to exceed $200,000.00. Borrower shall provide Lender with a detailed listing of and invoices for all Stored Materials.
(l)Balancing Deposits During Construction. If Lender determines in its commercially reasonable discretion at any time, and from time to time, that the sums held in the Hotel Capital Expenditure Reserve Account, after taking into account the undisbursed balance in the Contingency Reserve then available for use by Borrower pursuant to Section 2.8(k)(i) hereof, is or will be insufficient to pay the remaining Project Costs to be incurred in connection with the

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Hotel Project, including direct and indirect costs for the Hotel Project but for which payment has not been made and all non-construction costs, including interest accrued and to accrue on the Loan and any other sums due pursuant to the terms of this Loan Agreement (such condition being referred to herein as a “Project Shortfall”), then Borrower shall, within ten (10 Business Days after written notice from Lender, make an additional equity contribution to the Hotel Project in the amount of the Project Shortfall. Any such additional equity contribution shall be made in cash and deposited into the Loan Account (each a “Balancing Deposit”). Borrower hereby grants and conveys to Lender a security interest in the Balancing Deposit as additional security for the Obligations. Prior to disbursing any Advance under the Loan, Lender may advance all or a portion of the Balancing Deposit in payment of construction and non-construction costs. Upon the occurrence of an Event of Default, Lender may (but shall have no obligation to) apply all or any part of the Balancing Deposit against the unpaid Obligations in such order as Lender determines.

The proceeds of any Balancing Deposit shall be disbursed by Lender for the payment of Project Costs in accordance with terms and conditions of this Section 2.8 applicable to Advances under the Loan, and Lender shall not be obligated to make any Advance under the Loan until such time as the proceeds of any Balancing Deposit shall have been fully disbursed. Upon the occurrence of an Event of Default, Lender may (but shall have no obligation to) apply all or any part of any Balancing Deposit then held by Lender against the unpaid Obligations in such order as Lender determines.

(m)Frequency and Delivery of Advances. Lender shall not be obligated to make Advances more frequently than once each calendar month, with all Advances being made at least

(10) Business Days after submittal of an Advance Request. Advances will originate at Lender’s or Servicer’s main office located in Atlanta, Georgia (or such other place as Lender might designate from time to time) and shall be deposited into the Loan Account. Borrower will make withdrawals from the Loan Account only for the purpose of paying Project Costs included in an Advance Request approved by Lender and for no other purpose. Borrower shall furnish to Lender, upon Lender’s request, a list of all disbursements from the Loan Account, including all Persons to whom disbursements are made and the amounts thereof to each.

(n)Direct Advances. Regardless of whether Borrower has submitted an Advance Request therefor, Lender may from time to time make Advances for payment of amounts that become due to Lender, including interest on the Loan, Rate Management Obligations, late charges, and other fees and expenses payable to Lender under the terms of this Loan Agreement and the other Loan Documents. Such Advances may be made directly to Lender to reimburse Lender for sums due to it. All such Advances to Lender shall be deemed Advances to Borrower hereunder and shall be included within the Obligations to the same extent as if they were made directly to Borrower.
(o)Representations and Warranties. Each submission by Borrower to Lender of an Advance Request will constitute Borrower’s automatic representation and warranty to Lender that

(i) all conditions to the Advance set forth in this Loan Agreement are satisfied, (ii) the completed the Hotel Project is in material conformity with the Plans and Specifications and Legal Requirements, (iii) no Default or Event of Default then exists, (iv) all representations and warranties of Borrower contained in this Loan Agreement and the other Loan Documents are true in all material respects as of the date of the Advance Request (other than those representations and warranties which are, by their terms, expressly limited to the date made or given), and (v) the proceeds of all prior Advances have been used by Borrower as provided in the Advance Requests submitted with respect thereto and in conformity with the terms and conditions of this Loan Agreement.

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(p)No Implied Approval of Construction. The making of an Advance by Lender will not constitute Lender’s approval or acceptance of the Hotel Project theretofore completed. The inspection and approval by Lender or Lender’s Consultant of the Plans and Specifications, the Hotel Project, or the workmanship and materials used therein will impose no liability of any kind on Lender, the sole obligation of Lender as the result of such inspection and approval being to make the Advances if, and to the extent, required by this Loan Agreement. Lender has not undertaken and disclaims any duty or responsibility to inspect the progress of construction or to monitor the proper application by Borrower, General Contractor, or other Persons of funds disbursed pursuant hereto, and Borrower acknowledges and agrees that it must satisfy itself as to the status of construction, the workmanship and materials used therein, and the application of moneys by General Contractor or other Persons. Neither General Contractor nor any other Person furnishing labor or materials for the Hotel Project is a third-party beneficiary of this Loan Agreement or any other Loan Documents.
(q)No Waiver. The provisions of this Article are solely for the benefit of Lender. Lender may, at its election, make one or more advances of the Loan to Borrower upon written or oral disbursement requests not complying with the requirements of this Article. All such advances shall, in the absence of bad faith by Lender, conclusively be deemed to be Advances of the Loan to Borrower hereunder and shall be included within the Obligations to the same extent as if they were made in strict compliance with the requirements of this Article.
(r)Conditions to Final Advance for Renovation Costs. Lender’s obligation to make the final Advance for the payment of renovation costs is subject to the performance by Borrower of its Obligations to be performed hereunder at or prior to the disbursement of such Advance and to the satisfaction of the conditions set forth in this Section 2.8 above and the delivery of the following items to Lender, each in form and content acceptable to Lender:
(i)Certificate of Substantial Completion. A certificate from General Contractor and a notice from Lender’s Consultant stating that the Hotel Project has been substantially completed in a good and workmanlike manner in material conformity with the Plans and Specifications (including, without limitation, the furnishing and fixturing of the Improvements) and in compliance with Legal Requirements, and addressing such other details concerning the Hotel Project as Lender shall request;
(ii)Required Approvals. An unconditional, final certificate of occupancy for the Improvements (or a conditional certificate of occupancy that permits the full occupancy and operation of the Hotel Project pending the completion of minor work), approval of the completed Hotel Project by the Franchisor, any required approval by the Board of Fire Underwriters or its equivalent acting in and for the locality in which the Hotel Project is situated, and any other approval required by the appropriate Governmental Authority to the extent that any such approval is a condition to the lawful use and occupancy of the Improvements and opening the same to the public;
(iii)Title Policy Endorsement. An endorsement to the Title Insurance Policy, in form and content satisfactory to Lender, advancing the effective date of the Title Insurance Policy to a date no earlier that the date of Completion and insuring the priority of the Security Instrument over any liens and other encumbrances (other than Permitted Encumbrances);
(iv)Final Lien Waivers. A duly sworn and executed final lien waiver and affidavit from General Contractor in accordance with any Legal Requirements, and, if

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requested by Lender or the Title Company, each subcontractor, materialman, or other Person who supplied labor or materials to, or performed work on, the Improvements, in form and content satisfactory to Lender, stating that all amounts due to such Persons have been paid in full (or upon the making of such Advance shall be paid in full);

(v)Insurance. Evidence acceptable to Lender that Borrower has procured policies of insurance providing fire and extended coverage and business income interruption coverage in accordance with applicable requirements of this Loan Agreement, a Lease, the Mortgage, and Legal Requirements; and

(x) Other Items. Such other items, instruments, documents, and certificates as Lender or Lender’s Consultant might reasonably request with respect to the completion of the Improvements and the performance of the Obligations. Borrower agrees to instruct and authorize General Contractor and any other Design Professional to furnish Lender’s Consultant an electronic or physical copy of any and all construction related reports (e.g., concrete testing reports, etc.) as they become due hereunder.

(s)No Waiver. If Lender, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not obligate Lender to make any subsequent Advance requested by Borrower. The closing of the Loan and execution of this Loan Agreement shall not be construed as a waiver of the right to require other items required by this Loan Agreement or corrections or additional items that might be necessary to Lender upon Lender’s review of any items received after closing.
(t)Unused Cost Savings. If upon Completion of the Hotel Project there exist unused costs savings relative to the Hotel Project Budget, then such cost savings shall reduce the Loan Commitment and the amount of the Loan available to Borrower on a dollar for dollar basis.
(u)General Contractor Draws. Notwithstanding anything herein to the contrary, Lender will make all checks and drafts for funds owing to the General Contractor relating to the Project (each a “General Contractor Draw”) payable jointly to General Contractor and Borrower, or will deposit the General Contractor Draws into a joint account requiring the signature of both General Contractor and Borrower. As a condition precedent to funding any requested General Contractor Draw, Borrower shall obtain and provide to Lender evidence of the joint authority of Borrower and of General Contractor to such General Contractor Draw.
2.9Commitment Fee. The Commitment Fee shall be deemed and construed as fully earned by Lender upon the earlier of (a) the initial Advance of Loan proceeds, or (b) on the date Lender informs Borrower the Loan has received final approval from Lender’s internal credit committee. The Commitment Fee shall be due and payable by Borrower on the Closing Date. The Commitment Fee shall not be subject to refund or rebate under any circumstance whatsoever, including, without limitation, prepayment of the Loan. The Commitment Fee is intended to compensate Lender for the costs associated with the origination, structuring, processing, approving, and closing of the transaction contemplated by this Loan Agreement, including, but not limited to, administrative and general overhead, but not including any out-of-pocket or other expenses for which Borrower has agreed to reimburse Lender pursuant to any other provisions of this Loan Agreement or any of the Loan Documents. The Commitment Fee shall be in addition to any other fees or charges payable by Borrower or any other Person under this Loan Agreement or any other Loan Document.
2.10Exit Fee. Upon any repayment or prepayment of all or any portion of the principal amount of the Loan, Borrower shall pay to Lender the Exit Fee on or before the earlier of (i) the payment in full of

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all amounts due under the Loan Documents; and (ii) the Maturity Date. The Exit Fee hereunder shall be deemed to be earned by Lenders upon the funding of the Loan.

2.11No Usurious Amounts. It is the intent of the parties hereto in the execution of this Loan Agreement, the Note, and all other Loan Documents to contract in strict compliance with the usury laws governing the Loan. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in this Loan Agreement and the other Loan Documents shall ever be construed to create a contract for the use, forbearance, or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws governing the Loan. Borrower, Guarantor, and any other party now or hereafter becoming liable for the payment of the Loan shall never be liable for unearned interest on the Loan and shall never be required to pay interest on the Loan at a rate in excess of the maximum interest that may be lawfully charged under the laws governing the Loan, and the provisions of this Section will control over all other provisions of this Loan Agreement, the Note, and the other Loan Documents that may be in apparent conflict herewith. In the event Lender shall collect monies that are deemed to constitute interest and that would otherwise increase the effective interest rate on the Loan to a rate in excess of that permitted to be charged by the laws governing the Loan, all such sums deemed to constitute interest in excess of the legal rate shall be applied to the unpaid principal balance of the Loan and, if in excess of such balance, shall be immediately returned to Borrower upon such determination. All sums paid or agreed to be paid for the use, forbearance or detention of money payable under the Loan shall, to the extent allowed by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loan.
Article 11 ARTICLE 3: BORROWER’S REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as of the date hereof, with knowledge that Lender shall materially rely upon each of the following representations and warranties in entering into this Loan Agreement, as follows:

3.1Due Organization and Qualification. Borrower is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its organization or formation, as stated in the introductory paragraph of this Loan Agreement, and is qualified to transact business and is in good standing in the state in which the Property is located and in each other jurisdiction where the failure to be so qualified and to be in good standing would adversely affect the conduct of its business or the validity of, the enforceability of, or the ability of Borrower to perform, the Obligations under this Loan Agreement and the other Loan Documents.
3.2Power and Authority. Borrower has the requisite power and authority (i) to own and operate the Property and to carry on its business as now conducted and as contemplated to be conducted in connection with the performance of the Obligations hereunder and under the other Loan Documents and

(ii) to execute and deliver this Loan Agreement and the other Loan Documents to which it is a party, to incur and perform the Obligations, and to carry out the transactions contemplated by this Loan Agreement and the other Loan Documents to which it is a party.

3.3Due Authorization. The execution, delivery, and performance of this Loan Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action and proceedings by or on behalf of Borrower, and no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of Borrower as a condition to the valid execution, delivery, and performance by Borrower of this Loan Agreement and the other Loan Documents to which it is a party.

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3.4Enforceability. This Loan Agreement and the other Loan Documents to which Borrower is a party have been duly authorized, executed, and delivered by Borrower and constitute the legal, valid, and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforceability may be affected by applicable conservatorship, bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally.
3.5No Conflicts. Neither the execution and delivery of this Loan Agreement and the other Loan Documents to which Borrower is a party, nor the fulfillment of or compliance with the terms and conditions of this Loan Agreement and such other Loan Documents, nor the performance of the Obligations

(i) conflicts with or result in (or will conflict with or result in) any breach or violation of any current Legal Requirement enacted or issued by any Governmental Authority or other agency having jurisdiction over Borrower or any portion of the Property, or any judgment or order applicable to Borrower, or to which Borrower or any portion of the Property is subject, (ii) conflicts with or result in (or will conflict with or result in) any material breach or violation of, or constitute a default under, any of the terms, conditions, or provisions of Borrower’s organizational documents, the Franchise Agreement, the Property Management Agreement, any Permits, any indenture, existing agreement, or other instrument to which Borrower is a party, or to which Borrower or any portion of the Property is subject, (iii) result in or require (or will result in or require) the creation of any lien on all or any portion of the Property or any other Collateral, except for the Permitted Encumbrances, or (iv) require (or will require) the consent or approval of any creditor of Borrower, any Governmental Authority, or any other Person except such consents or approvals that have already been obtained.

3.6Pending Litigation or other Proceedings. There is no pending or, to the best knowledge of Borrower, threatened action, suit, proceeding, or investigation, at law or in equity, before any court, board, body, or official of any Governmental Authority or arbitrator against or affecting the Property or other assets of Borrower, which, if decided adversely to Borrower, would have, or may reasonably be expected to have, a Material Adverse Effect. Borrower is not in default with respect to any order of any Governmental Authority.
3.7No Contractual Defaults. There are no defaults by Borrower or, to the knowledge of Borrower, by any other Person under any contract to which Borrower is a party relating to the Property, including any management, rental, service, supply, security, maintenance, or similar contract, including without limitation the Property Management Agreement and the Franchise Agreement. Neither Borrower nor, to the knowledge of Borrower, any other Person, has received written notice or has any knowledge of any existing circumstances in respect of which it could receive any notice of default or breach in respect of any contracts affecting or concerning the Property.
3.8	Non-Foreign Person.Borrower is not a “foreign person” within the meaning of

§ 1445(f)(3) of the Internal Revenue Code.

3.9ERISA. Neither Borrower nor any member of the “controlled group” of Borrower has established and is a party to an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), or any other option or deferred compensation plan or contract for the benefit of its employees or officers, pension, profit sharing or retirement plan, redemption agreement, or any other agreement or arrangement with any officer, director or owner, members of their families, or trusts for their benefit, and the assets of Borrower do not and shall not constitute “plan assets” of one more such plans for purposes of ERISA.
3.10Ownership. The ownership of all interests in Borrower have been accurately disclosed to Lender in writing. There are no outstanding warrants, options, or rights to purchase any ownership interests if Borrower, nor does any Person have a lien upon any of the ownership interests of Borrower.

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3.11Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation that purports to restrict or regulate its ability to borrow money.
3.12Financial Information. The financial projections relating to Borrower and delivered to Lender on or prior to the date hereof, if any, were prepared on the basis of assumptions believed by Borrower, in good faith at the time of preparation, to be reasonable, and Borrower is not aware of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect; provided, however, that no representation or warranty is made that any result set forth in such financial projections shall be achieved. The financial statements of Borrower and any rent rolls, Operating Statements, STR reports and occupancy reports for the Property which have been furnished to Lender are complete and accurate in all material respects and present fairly the financial condition of Borrower and the leasing status of the Property as of the respective dates of such documents, and there are no liabilities, direct or indirect, fixed or contingent, as of the respective dates of such financial statements which are not reflected therein or in the notes thereto or in a written certificate delivered with such statements. The financial statements of Borrower have been prepared in accordance with GAAP or tax accounting principles, consistently applied. Since the date of the most recent of such financial statements delivered to Lender, no event has occurred which would have, or may reasonably be expected to have, a Material Adverse Effect, and there has not been any material transaction entered into by Borrower other than transactions in the ordinary course of business. Borrower has filed all federal, state, and local tax returns that are required to be filed and has paid, or made adequate provision for the payment of, all Taxes and Other Charges that have or may become due pursuant to such returns or to assessments received by Borrower.
3.13Accuracy of Information. No information, statement, or report furnished in writing to Lender by Borrower in connection with this Loan Agreement or any other Loan Document, or in connection with the consummation of the transactions contemplated hereby and thereby, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
3.14No Conflicts of Interest. To the best knowledge of Borrower, no officer, agent, or employee of Lender has been or is in any manner interested, directly or indirectly, in that Person’s own name, or in the name of any other Person, in the Loan Documents, Borrower or the Property, in any contract for property or materials to be furnished or used in connection with the Property, or in any aspect of the transactions contemplated by the Loan Documents.
3.15No Reliance. Borrower acknowledges, represents, and warrants that it understands the nature and structure of the transactions contemplated by this Loan Agreement and the other Loan Documents, that it is familiar with the provisions of all of the documents and instruments relating to such transactions, that it understands the risks inherent in such transactions, including the risk of loss of the Property or a part thereof, and that it has not relied on Lender for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Loan Agreement or any other Loan Document or otherwise relied on Lender in any manner in connection with interpreting, entering into, or otherwise in connection with this Loan Agreement, any other Loan Document, or any of the matters contemplated hereby or thereby.
3.16Contracts with Affiliates. Except for Permitted Encumbrances, or as otherwise approved in writing by Lender, Borrower has not entered into and is not a party to any contract, lease, or other agreement with any Affiliate of Borrower for the provision of any service, materials, or supplies to the

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Property (including any contract, lease, or agreement for the provision of property management services, cable television services or equipment, gas, electric or other utilities, security services or equipment, laundry services or equipment or telephone services or equipment).

3.17Lines of Business. Borrower is not engaged in any business other than the ownership, leasing, financing, and management of the Property and the conduct of this business does not violate the organizational documents pursuant to which it is formed.
3.18USA PATRIOT Act, OFAC and Other Regulations. No Loan Party, any Affiliate of such Loan Party, or any of the respective managers, managing members, officers, directors, or employees of such Loan Party or Affiliate (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering. No Loan Party, any Affiliate of such Loan Party, or any of the respective managers, managing members, officers, directors, or employees of such Loan Party or Affiliate is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any Sanctions or (ii) located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria (in either case, a “Prohibited Person”). No Loan Party, any Affiliate of such Loan Party, or any of the respective managers, managing members, officers, directors, or employees of such Loan Party or Affiliate

(i) conducts any business or engages in making or receiving any contribution of goods, services, or money to or for the benefit of any Person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.19Impositions. Borrower has filed all property and similar tax returns required to have been filed by it with respect to the Property and has paid and discharged, or caused to be paid and discharged, all installments for the payment of all Taxes and Other Charges due to date, and all other material Impositions imposed against, affecting, or relating to the Property other than those which have not become due, together with any fine, penalty, interest, or cost for nonpayment pursuant to such returns or pursuant to any assessment received by it. Borrower has no knowledge of any new proposed tax, levy, or other governmental or private assessment or charge in respect of the Property which has not been disclosed in writing to Lender.
3.20Compliance with Legal Requirements. Borrower has no knowledge of the pendency or threat of any action or proceeding regarding the non-compliance or non-conformity of the Property with any Legal Requirements.
3.21Condemnation. No proceedings are pending or, to the best of Borrower’s knowledge, threatened to acquire by power of condemnation or eminent domain any portion of the Property, or any interest therein, or to enjoin or similarly prevent the use of the Property or any material portion thereof.
3.22Insurance. Borrower has delivered to Lender a duly executed certificate(s) of insurance with respect to all insurance policies currently in effect with respect to the Property. To Borrower’s knowledge, each insurance policy described in such certificate(s) complies in all material respects with the requirements set forth in the Mortgage.
3.23Property Condition. Except as set forth in the Property Condition Report, to Borrower’s knowledge, the Property (including all buildings, improvements, parking facilities, sidewalks, storm

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drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components) is in good condition, order and repair in all material respects. Except as set forth in the Property Condition Report, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, Borrower has not discovered or received written notice of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. To Borrower’s knowledge, the Improvements at the Property have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.24Utilities and Access. All utility and sanitary sewage services necessary for the use of the Property, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities, are presently available for use at the Property. To Borrower’s knowledge, the storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Property comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws. The Property is either contiguous to, or benefits from an irrevocable unsubordinated easement permitting access from the Property to, a physically open, dedicated public street and has all necessary permits for ingress and egress.
3.25Easements. Borrower has, directly or indirectly, the right to use all easements, public or private utilities, parking, access routes, or other items necessary for the intended use of the Property. No building or other improvement not located on the Property relies on any part of the Property to fulfill any zoning requirements, building code, or other requirement of any Governmental Authority that has jurisdiction over the Property for structural support or to furnish to such building or improvement any essential building systems or utilities.
3.26Leasing. The Property is not subject to any Lease as of the Closing Date other than the Room Leases. The Property is not subject to any Borrower Lease. Borrower is the owner and lessor of the landlord’s interest in all Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Room Leases.
3.27Operating Lease. Borrower has delivered to Lender a true, correct and complete copy of the Operating Lease. Opco Borrower is the owner of a valid and subsisting interest as lessee under the Operating Lease and Propco Borrower is the owner of a valid and subsisting interest as lessor under the Operating Lease. The Operating Lease is in full force and effect, unmodified by any writing or otherwise, and no default has occurred under the Operating Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Operating Lease. All rent, additional rent and other charges reserved therein have been paid to the extent they are payable to the date hereof. Opco Borrower, as lessee under the Operating Lease, enjoys the quiet and peaceful possession of the property demised thereby. Neither the lessor nor the lessee under the Operating Lease is in default under any of the terms thereof and there are no defaults under any of the terms thereof. No assignment or pledge of the Operating Lease or Rents thereunder exists as of the date hereof other than to Lender pursuant to the Loan Documents.
3.28Property Management Agreement. The Property Management Agreement is in full force and effect, has not been modified, altered, or amended except as disclosed to Lender in writing, and constitutes the complete agreement among the parties named therein with respect to the subject matter thereof. Except as set forth in the Property Management Agreement, neither Property Manager nor any other Person has any right or claim to any fees, commissions, compensation, or other remuneration in connection with or arising out of the use, occupancy, and operation of the Property. There is no property

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development agreement in effect for the Property and no Person has any right or claim to any fees, commissions, compensation, or other remuneration in connection with the development.

3.29Franchise Agreement. The Franchise Agreement is in the name of Borrower and in full force and effect, all franchise fees, reservation fees, royalties and other sums due thereunder have been paid in full to date, and neither Borrower nor (to Borrower’s knowledge) Franchisor is in default thereunder. As of the date hereof, no franchise fees under any Franchise Agreement are due and payable and now delinquent, to Borrower’s knowledge. The Franchise Agreement represents the full and complete terms and provisions of the franchise or license contracts entered into between the Franchisor or licensors and Borrower which are in effect as of the date hereof, and there are no other amendments, modifications, or other agreements relating thereto. There are no franchise or similar agreements affecting any Property other than the applicable Franchise Agreement, and there are no other fee or payment arrangements in connection with the franchise rights except as set forth in the Franchise Agreement.
3.30Liquor License(s). Borrower has delivered to Lender copies of all existing licenses in effect with respect to the Property relating to the serving of alcoholic beverages, and all licenses necessary for the servicing of alcoholic beverages at the Property that are in the name of or under the control of Borrower or the Property Manager, as applicable, and all are in full force and effect.
3.31Flood Zone. Except as may be shown on any survey for the Property delivered to Lender, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards (or, if so located, the flood insurance required pursuant to the Mortgage is in full force and effect with respect to the Property).
3.32Labor Matters. There are no strikes, lockouts or other labor disputes or grievances against Borrower, or, to Borrower’s knowledge, threatened against or affecting any Borrower, and no unfair labor practice charges or grievances are pending against Borrower, or, to Borrower’s knowledge, threatened against it before any Governmental Authority, in each case, which could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Borrower.
3.33	Construction Matters.
(a)Borrower has all necessary power and authority to enter into and perform its obligations under any Hotel Project Documents currently in effect to which Borrower is a party, and all other agreements and instruments to be executed by Borrower in connection with the construction and the development of the Hotel Project. Any Hotel Project Documents to which Borrower is a party have been duly executed and delivered by Borrower. Any Hotel Project Documents to which Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws generally affecting rights of creditors and the enforcement of debtors’ obligations, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The completion of the Hotel Project and the execution, delivery and performance by Borrower of its obligations under, and the consummation of the transactions contemplated by, any Hotel Project Documents to which Borrower is, or will be, a party, and all other agreements and instruments to be executed by Borrower in connection therewith do not and will not (i) violate any Legal Requirement applicable to Borrower in any material respect, (ii) result in a breach of any of the terms, conditions or provisions of, or constitute a default under the organizational documents of Borrower, or result in a material breach of the terms, conditions or provisions of any mortgage, indenture, agreement, permit, franchise, license, note or instrument to which Borrower is a party or by which it or any of its properties is bound, or (iii) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower (except as contemplated by this Loan Agreement, and by the Permitted Encumbrances). All consents, approvals, orders or authorizations of, or registrations,

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declarations or filings with, or other actions in respect of or by, any Governmental Authorities that are required in connection with the execution, delivery and performance by Borrower of the Hotel Project Documents and all other agreements and instruments to be executed by Borrower in connection therewith and the construction and operation of the Hotel Project have been obtained or will be obtained when required for the then applicable stage of completion of the Hotel Project and are or will be in full force and effect.

(b)Borrower has delivered to Lender true, correct, and complete copies of all Hotel Project Documents in effect as of the Closing Date. All permits, licenses, and other approvals from any applicable Governmental Authorities, adjacent property owners, or any other Person necessary for Borrower to commence and Complete the Hotel Project in accordance with the terms hereof have been obtained or will be obtained when required for the then applicable stage of completion of the Hotel Project and are in full force and effect. All utility services and facilities necessary for the completion of the Hotel Project and, upon completion of construction, the operation, use and occupancy of the Hotel Project for its intended purposes are or will be available at the boundaries of the Property, including, without limitation, water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities and means of access between the Property and public ways.
(c)Except for the Hotel Project Documents approved by Lender, Borrower has not made, assumed or been assigned any material contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien (other than Permitted Encumbrances) against all or any portion of the Property.
(d)Except as set forth in the Zoning Report, the current land use, zoning law, regulations and declarations covering the Property permit on an as-of-right basis, the completion of the Hotel Project applicable thereto to be completed (to the extent applicable) substantially in accordance with the Plans and Specifications, the current zoning law and declarations covering the Property permit the Hotel Project to be operated and used as contemplated by this Loan Agreement, and, no additional variance, conditional use permit, special use permit or other similar approval is required for such construction, use and, to the extent applicable, occupancy of the Hotel Project that has not been or will not, if and when required, be obtained. The Property is currently used as a hotel and, upon completion of the Hotel Project substantially in accordance with the applicable Plans and Specifications, the use thereof will be in all material respects in compliance with all Hotel Project Permits then required and all other applicable Legal Requirements, and such compliance is not dependent on any land, improvements or facilities that are not a part of the Property. There are no pending, or to Borrower’s knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the zoning applicable to its Property or any part thereof or any of the Hotel Project Permits, as currently existing (except in connection with any pending applications for the Hotel Project Permits in connection with the Hotel Project).
(e)As of the Closing Date and as of each date on which this representation is deemed remade, the Hotel Project Budget (as the same may be amended from time to time in accordance with this Loan Agreement) accurately reflects Borrower’s good faith estimate of all anticipated Hard Costs, Soft Costs, Entitlement Costs and any other costs and expenses reasonably anticipated to be incurred in connection with the Completion of the Hotel Project.
3.34Fraudulent Conveyances. Borrower has not entered into this Agreement or any of the other Loan Documents with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and mature. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business

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as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of the obligations of Borrower).

3.35Bankruptcy. Neither Borrower, nor any Guarantor, nor any of their respective Affiliates is seeking, has sought, or has been named as a debtor in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal, state, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors.
3.36Broker. Borrower has not been represented by any broker in connection with arranging, placing, or brokering the financing of the Property and no commissions or fees are due to any other broker or finder by reason of either party’s actions in this matter.
3.37Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in this Article and elsewhere in this Loan Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Loan Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Loan Agreement or in the other Loan Documents by any Loan Party shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
Article 12 ARTICLE 4: RENOVATION OF THE IMPROVEMENTS
4.1Renovate Improvements. Borrower shall cause the Improvements to be renovated in conformity with the Plans and Specifications and in compliance with Legal Requirements. All construction and renovations shall be performed free of material defects in a good and workmanlike manner. The Property shall be equipped with furnishings, fixtures, and equipment that are new and of good quality and comply in all material respects to Franchisor’s standards for the specific brand of the subject hotel. Borrower will promptly correct any defects in construction or deviations from the Plans and Specifications. Borrower agrees that any Advance made by Lender, whether before or after such defects or departures from the Plans and Specifications are discovered by or brought to the attention of Lender, shall not constitute a waiver of Lender’s right to require compliance with this Section. Borrower shall not commence any phase of construction or operation until it has secured all required Permits from the applicable Governmental Authorities. All materials and labor purchased and employed for the Hotel Project shall be used solely for the Hotel Project and for no other purpose.
4.2Construction Schedule. Borrower shall commence the Hotel Project no later than December 15, 2023. Prior to the commencement of construction, Borrower shall record, or cause General Contractor to record, if applicable under the laws of the state where the Property is located, Notice of Commencement in the applicable public real estate records and display the Notice of Commencement at the Hotel Project site in accordance with the provisions of the state’s lien laws. Borrower shall cause the Hotel Project to proceed continuously in accordance with the Hotel Project Documents and to complete the Hotel Project by the Completion Deadline or, if earlier, the date required for the completion of the Improvements (or any portion thereof) pursuant to the terms of any Permit or other Legal Requirement, time being of the essence. Notwithstanding the foregoing, Lender will excuse any cessation or discontinuation of the Hotel Project that is caused solely by an Unavoidable Delay if (i) Borrower furnishes written notice to Lender of the occurrence of the Unavoidable Delay within fifteen (15) days after Borrower obtains actual knowledge thereof, which notice will contain a detailed description of the cause of the Unavoidable Delay and the anticipated duration thereof, and (ii) if required by Lender in its reasonable discretion, Borrower shall have deposited funds with Lender as an additional Debt Service and Operating

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Deficits Reserve, to be held and disbursed by Lender as provided in Section 2.7(h)(ii) hereof. Under no circumstances shall Lender be obligated to excuse any cessation or discontinuation of the Hotel Project that persists for more than six (6) months, nor shall Lender be obligated to extend the Completion Deadline by more than six (6) months after the original Completion Deadline set forth in this Agreement.

4.3Change Orders. Borrower will not permit or consent to any change in the Plans and Specifications or any change in the scope of the work to be completed under the Construction Contract (in each case, a “Change Order”) without the prior written consent of Lender. Each Change Order submitted to Lender for approval under this Section (i) shall be in writing, numbered in sequence, signed by Borrower and submitted to Lender and Lender’s Consultant prior to the proposed effectiveness thereof and accompanied by working drawings and/or a written narrative of the proposed change (it being agreed that Borrower may make such submission by electronic mail); (ii) shall contain an estimate by Borrower of all increases and decreases in itemized Project Costs that would be caused by the change, as well as the aggregate amount of all changes in estimated Project Costs (both increases and decreases) previously made;

(iii) shall contain a certification by Borrower stating the aggregate amount, including both increases and decreases, of all changes in Project Costs reflected in Change Orders for which Lender’s written approval has not been obtained or has not been required hereunder; and (iv) shall be certified by Borrower (which certification will be limited to Borrower’s actual knowledge and without warranty for design) to be in compliance with all Legal Requirements. Notwithstanding the foregoing, Lender’s consent will not be required with respect to any Change Order that (A) does not increase or decrease the Hotel Project Costs by more than $50,000 or, in combination with all prior Change Orders deemed approved by Lender hereunder, by more than $250,000; (B) does not materially change the structural components, the exterior elevations, or the façade of the Improvements, or materially lessen the quality of any materials used in the construction or equipping of the Improvements; (C) does not reduce the leasable area of the Improvements or otherwise diminish the revenue generation capabilities of the Property in any material respect; (D) complies in all material respects to Franchisor’s standards for the specific brand of the subject hotel; (E) does not cause the Hotel Project to be in violation of any Legal Requirements and has been approved by any Governmental Authority with jurisdiction over the Hotel Project, to the extent required under Legal Requirements; (F) is required due to field conditions not anticipated at the time of drafting the Plans and Specifications or the scope of the Construction Contract and such changes are not reasonably likely to materially, adversely affect the Improvements; or (G) does not extend the time for performance under the Construction Contract by more than ten (10) days (and in any event beyond the Completion Deadline), (a “Permitted Change Order”). In addition, Borrower shall deliver to Lender and Lender’s Consultant, upon receipt by Borrower from General Contractor, any Change Order proposed by General Contractor in writing on the American Institute of Architect’s Form G-701, regardless of whether Borrower intends to accept such Change Order.

4.4Mechanic’s Liens. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Mechanic’s Lien or notice of pendency of action being filed or recorded against Project and shall defend, indemnify, and hold Lender harmless from all Mechanic’s Liens. If any Mechanic’s Lien is filed, recorded, or otherwise asserted in writing against any portion of the Hotel Project, Borrower shall, within thirty (30) days of written demand, discharge or cause to be discharged such Mechanic’s Lien and shall promptly obtain the dismissal of any proceedings for the enforcement thereof. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrower may contest in good faith the validity of any Mechanic’s Lien so long as (i) Borrower notifies Lender that it intends to contest such Mechanic’s Lien, (ii) Borrower provides Lender with either (A) an endorsement to the Title Insurance Policy (insuring against such Mechanic’s Lien and/or Stop Notice), (B) a release bond, or (C) other security, in each case in such form and amount as are reasonably satisfactory to Lender, including Lender’s estimate of interest, penalties and attorneys’ fees, (iii) such proceeding shall suspend the collection of such contested claim from the Hotel Project, (iv) Borrower is diligently contesting the same by appropriate legal proceedings in good faith, at its own expense, and on

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its own behalf and on behalf of Lender, and (v) Borrower timely pays any final non-appealable award, judgment, or settlement in favor of such Mechanic’s Lien.

4.5Hotel Project Documents. Borrower shall perform, in a timely manner, all of Borrower’s material obligations under the Construction Contract, the Design Services Contracts, and under any and all other contracts and agreements relating to the Hotel Project. Subject to the provisions of Section 4.3 hereof relating to Change Orders, Borrower shall not consent to or acquiesce in any material amendment, assignment, termination, or cancellation of any Construction Document without the prior written consent of Lender. Borrower shall duly perform, observe, and comply with all obligations on Borrower’s part contained in the Hotel Project Documents and enforce and protect the rights and remedies of Borrower thereunder. Upon Lender’s written request, Borrower shall notify Lender promptly of the names and addresses of all Design Professionals, subcontractors, and materialmen who are employed or retained in connection with the design or the Hotel Project but whose names and addresses were not previously supplied to Lender. Borrower shall notify Lender of the occurrence of any material dispute, event of default, or repudiation by any party under the Hotel Project Documents.
4.6Lender’s Consultant. Borrower agrees that Lender may retain the services of Lender’s Consultant, whose duties will include, among others, reviewing the Plans and Specifications and any proposed changes to the Plans and Specifications, performing construction cost analyses, observing work in place, reviewing Advance Requests and each of Borrower’s Balancing Deposits, Operating Sufficiency Balancing Deposits and any other equity infusions into the Hotel Project prior to and following the initial Advance of the Loan, including, without limitation, Borrower’s deposits into the Debt Service and Operating Deficits Reserve Account required in Section 2.7(f). During construction of the Hotel Project, Lender may require its receipt from time to time of written certification by Lender’s Consultant that, to the best of such party’s knowledge, information, and belief, (a) construction is in accordance with the Plans and Specifications, the quality of the work is in accordance with the Construction Contract, (b) the work has progressed in accordance with the Construction Contract and is capable of being completed in accordance with the Plans and Specifications on or before the Completion Deadline (subject to Unavoidable Delays), (c) no Mechanic’s Lien shall have been filed and remain in effect against the Hotel Project (unless bonded off by Borrower or otherwise affirmatively insured against by the Title Insurance Company as provided in Section 5.12 hereof), and (d) such other information concerning the construction and Completion of the Hotel Project as Lender may require. The duties of Lender’s Consultant run solely to Lender, and Lender’s Consultant shall have no obligations or responsibilities whatsoever to Borrower, any Design Professional, General Contractor, or any of their agents or employees. Unless prohibited by applicable law, all reasonable and actual fees, costs, and expenses of Lender’s Consultant shall be paid by Borrower upon demand by Lender. Borrower shall cooperate with Lender’s Consultant and shall furnish to Lender’s Consultant such information and other material as Lender’s Consultant considers necessary or useful in performing its duties.
4.7	Reserved.
4.8	Reserved.
4.9Entry and Inspection. At all times during the course of the Hotel Project, upon reasonable notice to Borrower (which notice may be written or oral) (except no notice shall be required when Lender reasonably believes exigent or emergency circumstances exist), Lender and its agents (including but not limited to Lender’s Consultant) shall, subject to reasonable and customary safety procedures, reasonable requirements imposed by Borrower’s or General Contractor’s insurance policies, and the rights of any tenants of the Hotel Project, have the right of access to the Hotel Project and all other sites where Stored Materials are located, the right to inspect all labor performed and materials furnished for the Hotel Project,

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and during Borrower’s normal business hours, the right to inspect and copy all documents pertaining to the Hotel Project.

4.10Hotel Project Information. From time to time during the course of the Hotel Project, within ten (10) days following Lender’s written demand therefor, in addition to materials provided in conjunction with (a) Borrower’s deposits into the Debt Service and Operating Deficits Reserve Account required in Section 2.7(f), (b) Borrower’s deposits into the Debt Service and Operating Deficits Reserve Account required in Section 2.8(k)(ii), or (c) Advances pursuant to Section 2.8, Borrower shall furnish Lender with reports of Project Costs, progress schedules and General Contractor’s cost breakdowns, itemized as to trade description and item, showing the name of the contractor(s) and/or subcontractor(s), and including such indirect costs as real estate taxes, legal and accounting fees, insurance, architects’ and engineers’ fees, loan fees, interest during construction and contractor’s overhead. Without limitation to the foregoing, Borrower shall provide Lender with monthly construction progress reports.
4.11Permits and Warranties. Promptly upon receipt of the same by Borrower, Borrower shall furnish Lender with true and complete copies of all Permits, approvals, exemptions and other authorizations required in connection with the Hotel Project and all warranties and guaranties received from any Person furnishing labor, materials, equipment, fixtures or furnishings in connection with the Hotel Project.

4.12

Promotion. During the course of the Hotel Project and subject to all applicable laws, ordinances, rules, regulations and Permitted Encumbrances, Lender may erect and maintain a sign at the Hotel Project that identifies Lender as construction lender for the Hotel Project. The size and content of the sign, and the location of the sign, are to be acceptable to Borrower in its reasonable discretion.

4.13

Fees Payable to Borrower or Its Affiliates. Borrower shall not pay any fees, commissions, or other compensation to Borrower, any Guarantor, or any Affiliate of Borrower or any Guarantor in connection with the Hotel Project other than pursuant to the Management Agreement or the Operating Agreement of Borrower without the prior written consent of Lender, which consent may be granted or denied by Lender in its good faith discretion.

Article 13 ARTICLE 5: OPERATION AND MANAGEMENT OF THE PROPERTY
5.1Conduct of Business. Borrower shall operate the Property at all times as a Residence Inn by Marriott or Marriott branded hotel pursuant to the Franchise Agreement and the Property Management Agreement, provide amenities, services and facilities substantially equivalent or superior to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotel located on the Property, and maintain inventory in amounts sufficient to meet the hotel industry standard for hotels comparable to the hotel located on the Property and at levels sufficient for the operation of the hotel located on the Property at full occupancy levels. Without limiting the foregoing, Borrower shall maintain and keep the Property in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good condition.
5.2	Leasing.
(a)Approval of Leases. Borrower may enter into Room Leases without the prior consent of Lender, provided such proposed Lease provides for rental rates and terms comparable to existing local market rates. Borrower may not enter into any other Leases without Lender’s prior written consent, which consent Lender shall grant or deny in good faith.

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(b)Preservation of Leases. Borrower shall observe and perform all the obligations imposed upon the landlord under the Leases and will not do or permit to be done anything to impair the value of the Leases or any guaranty of any Lease as a security for the Obligations. Borrower will, in the ordinary course of its business, enforce all of the terms, covenants, and conditions contained in the Leases upon the part of tenants thereunder to be observed or performed. Other than Room Leases, Borrower shall promptly notify Lender of any material default or dispute occurring under any Lease (and shall promptly send copies to Lender of all notices or correspondence relating to such material default or dispute sent or received by Borrower) and the occurrence of any event or the failure of any condition that would give rise to a termination right on the part of the tenant thereunder or guarantor thereof. Without the prior written consent of Lender, which consent Lender shall grant or deny in good faith, Borrower shall not (i) alter, modify, or change the terms of any Leases which are not Room Leases, or (ii) cancel or terminate any Leases which are not Room Leases or accept a surrender thereof or convey or transfer or suffer or permit a conveyance or transfer of the premises demised by any Leases which are not Room Leases or of any interest therein so as to effect a merger of the estates and rights of, or termination or diminution of the obligations of the tenant thereunder, (iii) approve any assignment of or subletting under any Leases which are not Room Leases, or (iv) consent to or pursue any remedies under a Leases which are not Room Leases.
(c)Effect of Lease Approval. No approval of any Lease by Lender shall be for any purpose other than to protect Lender’s security and to preserve Lender’s rights under the Loan Documents. No approval by Lender shall result in a waiver of any Default of Borrower. In no event shall any approval by Lender of a Lease be a representation of any kind, with regard to the Lease or its adequacy or enforceability, or the financial capacity of any tenant or guarantor.
(d)Delivery of Supplement Documentation. Borrower shall promptly request and, upon receipt, deliver to Lender such estoppel certificates and subordination and attornment agreements from tenants under Leases which are not Room Leases (and guarantors, if any) in such forms as Lender from time to time may reasonably require.
(e)Security Deposit Information. Upon the Lender’s request, Borrower shall furnish an accounting of all tenant Security Deposits held in connection with the Property, including the name and identification number of the accounts in which such Security Deposits are held, the name and address of the financial institutions in which such Security Deposits are held and the name and telephone number of the person to contact at such financial institution.
5.3Required Repairs. Borrower shall perform and complete the Required Repairs in the time frames set forth in Section 2.7(h) hereof.
5.4Income from the Property. Borrower shall apply all income derived from the Property first to the payment of ordinary and customary costs and expenses associated with the ownership, maintenance, operating, and marketing of the Property, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose.
5.5Property Management Agreement. Opco Borrower shall maintain the Property Management Agreement in full force and effect and duly observe, perform, and comply with all of Opco Borrower’s obligations thereunder and enforce performance of all obligations of Property Manager thereunder. Opco Borrower will promptly notify Lender of any dispute, default, event of default, or repudiation by Property Manager under the Property Management Agreement, and will promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Management Agreement. Opco Borrower will not enter into, terminate, or amend in any respect (other than extensions of the term) the Property Management Agreement without the prior written consent of Lender. Opco Borrower will enter into and cause the Property Manager to enter into an assignment and subordination of such Property Management Agreement in

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form satisfactory to Lender, assigning and subordinating the Manager's interest in the Property and all fees and other rights of the manager pursuant to such Property Management Agreement to the rights of Lender. Upon an Event of Default, Opco Borrower at Lender's request made at any time while such Event of Default continues, shall terminate the Property Management Agreement and replace the Property Manager with a Property Manager selected by Lender.

5.6Legal Requirements. Borrower will comply with all Legal Requirements in all respects. Borrower will procure and continuously maintain in full force and effect, and will abide by and satisfy all material terms and conditions of, all Permits and the Franchise Agreement. Without limiting the generality of the foregoing covenant, Borrower specifically agrees that the Property will at all times comply with, to the extent applicable, the requirements of the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively “Access Laws”), and will promptly undertake to cure any violation of a Legal Requirement. Borrower will procure and continuously maintain in full force and effect, and will abide by and satisfy all material terms and conditions of its Permits. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, and other than with respect to the Hotel Project, Borrower will not alter or permit the Property to be altered in any manner that would increase Borrower’s responsibilities for compliance with applicable Access Laws without the prior written approval of Lender. Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other Person acceptable to Lender. Borrower agrees to give prompt notice to Lender of the receipt by Borrower of any complaints related to violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws. Borrower has obtained all necessary certificates, Permits, certificates of incorporation, licenses and other approvals, governmental and otherwise, necessary for the use, occupancy and operation of the Property and the conduct of the business as a hotel and provision of ancillary services thereto (including, without limitation, any applicable liquor license, certificates of completion and certificates of occupancy) and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.
5.7Appraisals. Borrower will permit Lender and its agents, employees, or independent contractors, at any time (but not more often than once in any calendar year so long as no Event of Default has occurred), while the Obligations remain outstanding, to enter upon and appraise the Property, and Borrower will cooperate with and provide any information requested in connection with such Appraisal. Borrower will pay the costs of any such Appraisal.
5.8Inspection Rights. Borrower will permit, and require Property Manager to permit, Persons designated by Lender to visit and inspect the Property, to examine and make excerpts from the books and records of Borrower and Property Manager, and to discuss the business affairs, finances, and accounts of Borrower and Property Manager with respect to the Property with representatives of Borrower and Property Manager, as designated by Lender, all in such detail and at such times as Lender may reasonably request after reasonable notice except in the event of an emergency.
5.9No Duty of the Part of Lender. Any inspection or audit of the Property or the books and records of Borrower or the procuring of documents and financial and other information, by or on behalf of Lender shall be for Lender’s protection only and shall not constitute an assumption of responsibility to

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Borrower or any other Person with regard to the condition, maintenance, or operation of the Property, or relieve Borrower of any of its obligations. Borrower has selected all Persons furnishing services or materials to the Property. Lender has no duty to supervise or to inspect the Property or any duty of care to Borrower or any other Person to protect against, or inform Borrower or any other Person of the existence of, negligent, faulty, inadequate, or defective design or construction of any building or other improvements comprising the Property.

5.10Impositions. To the extent that there are inadequate sums in the Tax and Insurance Escrow Fund (except during the continuance of an Event of Default, in which case Borrower shall pay directly), Borrower will pay, on or before the due date thereof, (i) all Taxes and Other Charges, assessments, levies, license fees, permit fees, dues, charges, fines, and impositions (in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen) of every character whatsoever (including all penalties and interest thereon) now or hereafter levied, assessed, confirmed, or imposed on, or in respect of, or which might constitute a lien upon the Property, or any part thereof, or any estate, right, or interest therein, or upon the rents, issues, income, or profits thereof, (ii) all premiums on policies of insurance covering, affecting, or relating to the Property, as required pursuant to the Loan Documents, Legal Requirements, or any Lease,

(iii) all ground rentals, other lease rentals, and other sums, if any, owing by Borrower and becoming due under any lease or rental contract affecting the Property, and (iv) all utility charges that are incurred by Borrower for the benefit of the Property, or which might become a charge or lien against the Property for gas, electricity, water, sewer services, and the like furnished to the Property, and all other public or private assessments or charges of a similar nature affecting the Property or any portion thereof, whether or not the nonpayment of same might result in a lien thereon (collectively, “Impositions”). Borrower shall submit to Lender such evidence of the due and punctual payment of all such premiums, rentals, charges, and other sums as Lender might require and shall submit to Lender such evidence of the due and punctual payment of all such Taxes and Other Charges, assessments, and other fees and charges as Lender might require. Borrower shall have the right, before any such tax, assessment, fee, or charges become delinquent, to contest or object to the amount or validity of any such tax, assessment, fee, or charge by appropriate legal proceedings, provided that said right shall not be deemed or construed in any way as relieving, modifying, or extending Borrower’s covenant to pay any such Imposition at the time and in the manner provided herein unless (i) Borrower has given prior written notice to Lender of Borrower’s intent to so contest or object,

(ii) Borrower shall demonstrate to Lender’s satisfaction that the legal proceedings shall conclusively operate to prevent the sale of the Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings, (iii) Borrower shall furnish a good and sufficient bond or surety as requested by and satisfactory to Lender, and (iv) Borrower shall have provided a good and sufficient undertaking as might be required or permitted by law to accomplish a stay of such proceedings.

5.11Other Assessments. To the extent that there are inadequate sums in the Tax and Insurance Escrow Fund (except during the continuance of an Event of Default, in which case Borrower shall pay directly), Borrower will pay, on or before the due date thereof, all Taxes and Other Charges, assessments, charges, expenses, costs, and fees that might now or hereafter be levied upon, or assessed or charged against, or incurred in connection with, the Note, the Obligations, this Mortgage, or any of the other Loan Documents, including, without limitation, any sales or use tax that might be imposed on Lender with respect to the Obligations. In the event of the passage of any state, federal, municipal, or other governmental law, order, rule, or regulation, subsequent to the date hereof, in any manner changing or modifying the laws now in force governing the taxation of deeds to secure debt or security agreements, or debts secured thereby, or in the manner of collecting such taxes, so as to adversely affect Lender (excluding any tax upon Lender’s income derived from the Obligations), Borrower will pay any such tax on or before the due date thereof. If Borrower fails to make such prompt payment or if, in the opinion of Lender, any such state, federal, municipal, or other governmental law, order, rule, or regulation prohibits Borrower from making such payment or would penalize Borrower if Borrower makes such payment, or if, in the opinion of Lender, the making of such payment might result in the imposition of interest beyond the maximum amount permitted

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by applicable law, then the entire Obligations will, at the option of Lender, become immediately due and payable.

5.12Mechanic’s Liens. Borrower shall not suffer any mechanic’s Liens or other lien to be created or remain outstanding against the Property; provided that Borrower may contest any such lien in good faith by appropriate legal proceedings provided the lien, if required by Lender, is bonded off and removed as an encumbrance upon the Property or is or insured over by endorsement to Lender’s title policy. Lender has not consented and will not consent to the performance of any work or the furnishing of any materials that is reasonably likely to deemed to create a lien or liens against the Property that is superior to the lien and security interest hereof.
5.13	Franchise Agreement.
(a)The Franchise Agreement shall have a remaining term of not less than ten (10) years after the date of this Agreement. Borrower shall not enter into any new Franchise Agreement with respect to the Property without Lender’s prior written consent.
(b)At such time as the Improvements on the Property are operated under the terms and conditions of the Franchise Agreement:
(i)Borrower shall (1) pay all sums required to be paid by Opco Borrower under the Franchise Agreement, (2) diligently perform, observe and enforce all of the terms, covenants and conditions of the Franchise Agreement on the part of Opco Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Opco Borrower under the Franchise Agreement,

(3) promptly notify Lender of the giving of any notice to Opco Borrower of any default by Opco Borrower in the performance or observance of any of the terms, covenants or conditions of the Franchise Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice, (4) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice, report and estimate received by it under the Franchise Agreement, (5) enforce the performance of each and every material term, covenant, condition, agreement, requirement, restriction and provision of the Franchise Agreement to be performed by Franchisor and shall not waive, excuse, condone, discount, set off, compromise or in any manner release or discharge Franchisor under the Franchise Agreement from any of the foregoing, (6) give prompt notice to Lender of any claim of or notice of default under the Franchise Agreement given to or by Borrower, together with a copy of any such notice or claim if the same is in writing, (7)at all times defend Lender’s first and prior right in and to the Franchise Agreement against any and all claims adverse to the claims of Lender, and (7) appear in and defend any action arising out of, or in any manner connected with, the Franchise Agreement or the duties, obligations, liabilities and responsibilities of Opco Borrower or any guarantor or surety thereunder or with respect thereto and, upon request by Lender, shall make appearance in the name and on behalf of Lender, but at the expense of Borrower.

(ii)Opco Borrower shall not, without the prior consent of Lender, (A) make any assignment, pledge or other disposition of the Franchise Agreement (other than assignments to Lender), (B) subordinate the Franchise Agreement to any deed of trust or mortgage or any other encumbrance of any kind or permit, consent or agree to such subordination, (C) surrender the Franchise Agreement or terminate or cancel the Franchise Agreement (provided, however the Initial Franchise Agreement shall be terminated as

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provided in Section 4.13(a) hereof and simultaneously replaced with the Replacement Franchise Agreement), or (D) modify, change, supplement, alter or amend the Franchise Agreement in any respect, either orally or in writing, and any such surrender of the Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Franchise Agreement in in violation of the foregoing shall be void and of no force and effect. During the continuation of an Event of Default, and subject to the provisions of the Franchise Agreement and the Comfort Letter, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking action required by this Section 5.13(b).

(iii)If Opco Borrower shall default in the performance or observance of any material term, covenant or condition of the Franchise Agreement on the part of Opco Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, in accordance with the terms of the Comfort Letter, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Opco Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Opco Borrower in, to and under the Franchise Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Franchisor shall deliver to Lender a copy of any notice sent to Borrower of default under the Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.
(iv)Opco Borrower shall exercise each individual option, if any, to extend or renew the term of the Franchise Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and, to the extent permitted by Franchisor, Opco Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise any such option in the name of and upon behalf of Opco Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Obligations, shall be secured by the lien of the Security Documents and the other Loan Documents and shall be promptly due and payable upon demand by Lender therefor.
(v)To the extent available from Franchisor, Opco Borrower shall, promptly upon request of Lender, deliver an estoppel certificate from Franchisor stating that (i) the Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Franchisor nor Opco Borrower is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (iii) neither Franchisor nor Opco Borrower has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement and (iv) all sums due and payable to Franchisor under the Franchise Agreement have been paid in full.

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5.14Condominium Requirements. Borrower shall not allow the Property to be subject to any condominium regime, restriction or declaration.
5.15Insurance. Borrower shall maintain, or cause to be maintained, the insurance required under the terms of the Mortgage.
5.16	Reserved.
5.16Zoning Changes. Borrower shall not initiate or consent to any zoning reclassification of the Property or seek any variance under any zoning ordinance or use or permit the use of the Property in any manner that could result in the use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule, or regulation.
5.17Ownership of Personalty. Borrower will furnish to Lender, if Lender so requests, the contracts, bills of sale, receipted vouchers, and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures, and other personal property used or to be used in the construction or operation of the Improvements.
5.18	Interest Rate Protection Agreement.
(a)Execution of Interest Rate Protection Agreement. As of the date hereof, (i) Borrower has entered into, made all payments required under, and satisfied all conditions precedent to the effectiveness of, an interest rate protection agreement or (ii) Borrower has provided Lender with immediately available funds sufficient to allow Lender to enter into, make all payments required under, and satisfied all conditions precedent to the effectiveness of, an interest rate protection agreement that satisfies all of the following conditions (such interest rate protection agreement together with (x) any extension thereof or (y) any other interest rate protection agreement entered into pursuant to the provisions of this Agreement, being referred to herein as the “Interest Rate Protection Agreement”):
(i)the Interest Rate Protection Agreement is in form and substance reasonably acceptable to Lender, with a financial institution having a long term, unsecured and unsubordinated debt rating of at least “A-“ by S&P or “A3” by Moody’s, being referred to herein as the (“Cap Provider”); has a term ending no earlier than the applicable Maturity Date; is an interest rate cap in respect of a notional amount not less than the maximum principal amount of the Loan that shall have the effect of capping the Benchmark (defined in the Note) at a rate of Three Percent (3.00%) per annum; and provides that the only obligation of Borrower or Lender, as applicable, thereunder is the making of a single payment upon the execution and delivery thereof; provided that in the event a Benchmark Transition Event (defined in the Note) occurs, Borrower shall deliver, within thirty (30) days following Lender’s designation of a substitute Benchmark, a replacement Interest Rate Protection Agreement (or other hedge arrangement reasonably acceptable to Lender and generally accepted as industry standard, as reasonably determined by Lender) or immediately available funds to Lender to allow Lender to enter into a replacement Interest Rate Protection Agreement (or other hedge arrangement reasonably acceptable to Lender and generally accepted as industry standard, as reasonably determined by Lender) or an amendment to the existing Interest Rate Protection Agreement with respect to the applicable substitute replacement index. Such replacement Interest Rate Protection Agreement or amendment to the existing Interest Rate Protection Agreement shall be in form and substance reasonably acceptable to Lender (including, without limitation, the strike price) and otherwise comply with this Section 5.18(a)(i). If Borrower is the purchaser of the Interest Rate Protection Agreement, Borrower shall collaterally assign any

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replacement Interest Agreement to Lender pursuant to the terms of a collateral assignment in form and substance acceptable to Lender as set forth in Section 5.18(a)(ii) below. If Lender is the purchaser of the Interest Rate Protection Agreement, Lender shall be the sole owner and purchaser of the Interest Rate Protection Agreement.

(ii)If Borrower is the purchaser of the Interest Rate Protection Agreement, Borrower's interest in such Interest Rate Protection Agreement (including any additional Interest Rate Protection Agreement entered into pursuant to Article XIV of the Note) has been assigned to Lender pursuant to documentation reasonably satisfactory to Lender in form and substance, and the Cap Provider has executed and delivered to Lender an acknowledgement of such assignment, which acknowledgement shall be reasonably satisfactory to Lender in form and substance and, shall comply with without limitation, the provisions of Section 5.18(a)(iii) below with respect to the Cap Provider’s agreement to make payment of all amounts payable by such Cap Provider directly to Lender and to designate a successor Cap Provider.
(iii)The Cap Provider has entered into an agreement to (x) pay directly to the Lender, into Lender’s specified deposit account as set forth in Section 5.18(e) below, all sums payable , pursuant to the Interest Rate Protection Agreement and (y) designate a successor Cap Provider under the Interest Rate Protection Agreement, which successor Cap Provider shall satisfy the criteria set forth in subsection (1) above and this subsection (2), not later than ten (10) Business Days after the long term, unsecured and unsubordinated debt rating of such Cap Provider is downgraded below “BBB” by S&P or “Baa2” by Moody’s, unless such Cap Provider deposits with Lender collateral, in form, value and substance acceptable to Lender in its sole discretion and pursuant to documentation acceptable to Lender in its good faith discretion.
(iv)In the event that Borrower fails to purchase or provide Lender upon demand with funds sufficient to purchase or maintain any Interest Rate Protection Agreement required by this Agreement, the actual out-of-pocket cost incurred by Lender in purchasing and maintaining such Interest Rate Protection Agreement shall be part of the Obligations and shall accrue interest at the Default Rate provided in the Note from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.
(v)In connection with the Interest Rate Protection Agreement including any additional Interest Rate Protection Agreement entered into pursuant to this Agreement, Lender shall obtain at Borrower’s expense an opinion of counsel from counsel for the Cap Provider (which counsel may be in-house counsel for the Cap Provider) which shall provide, in relevant party, that:
(A)the Cap Provider is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;
(B)the execution and delivery of the Interest Rate Protection Agreement by the Cap Provider, and any other agreement which the Cap Provider has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action on the part of the Cap Provider and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent

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organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(C)all consents, authorizations and approvals required for the execution and delivery by the Cap Provider, and any other agreement which the Cap Provider has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(D)the Interest Rate Protection Agreement, and any other agreement which the Cap Provider has executed and delivered pursuant thereto, has been duly executed and delivered by the Cap Provider and constitutes the legal, valid and binding obligation of the Cap Provider, enforceable against the Cap Provider in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(b)Execution of Other Documents. Borrower shall promptly execute and deliver to the Cap Provider such confirmations and agreements as may be reasonably requested by such Cap Provider in connection with such Interest Rate Protection Agreement.
(c)Right of Lender to Purchase Interest Rate Protection Agreement. If Borrower elects to have Lender purchase the Interest Rate Protection Agreement directly, then Borrower agrees that Lender may use the funds provided by Borrower to purchase an Interest Rate Protection Agreement on such terms that Lender deems appropriate, provided that such Interest Rate Protection Agreement is in compliance with the terms of Section 5.18(a) hereof, and that Lender shall be the sole owner of the Interest Rate Protection Agreement. Lender shall not have any obligation, duty or responsibility to Borrower or any other Person because of, or in connection with, any Interest Rate Protection Agreement except as specifically set forth in this Section 5. Lender agrees it shall not terminate, sell or transfer the Interest Rate Protection Agreement except (1) as set forth in Subsections (f) or (g) hereof, (2) assignments of the Interest Rate Protection agreement to any purchaser of the Loan, or (3) collateral assignments thereof to secure Debt of the Lender.
(d)No Alteration of Obligations. No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.
(e)Receipts from Interest Rate Protection Agreements. All payments made by the Cap Provider shall be deposited into a deposit account maintained by Lender (as directed by Lender), and Lender shall remit such payments to its Servicer. Absent the continuation of an Event of Default, Servicer shall apply such payments to the immediately following payment of Debt Service due under the Note (and, to the extent there is any excess, to the subsequent payments of Debt Service under the Note).
(f)Repayment of Obligations. Upon repayment in full of the Obligations, Lender agrees to, at Borrower’s expense, either (i) if the Interest Rate Cap was purchased by Lender, assign the

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Interest Rate Protection Agreement to Borrower or (ii) if the Interest Rate Cap was purchased by Lender, release its security interest in the same.

(g)Rights during an Event of Default. During the continuation of an Event of Default, the Lender may apply any payments made by the Cap Provider to the Obligations in such order as Lender determines in its sole and absolute discretion or sell, dispose of or otherwise liquidate the Interest Rate Protection Agreement in its sole and absolute discretion and apply the proceeds thereof to the Obligations. Upon such sale, Borrower shall immediately provide Lender with immediately available funds sufficient to purchase a new Interest Rate Protection Agreement complying with the terms of this Section 5.
5.19Initial Equity. Following the initial Advance of Loan proceeds on the Closing Date to be used solely for the purpose of repaying the existing mortgage loan indebtedness secured by the Property, Borrower shall make cash equity contributions in an amount not less than $3,544,882.00 (the “Initial Equity Contribution”) to Complete the Hotel Project. The Initial Equity Contribution shall be invested into the Hotel Project by Borrower’s payment of Project Costs. Borrower shall submit to Lender, on a monthly basis, a summary of all Project Costs incurred to the date and paid from the Initial Equity Contribution, which Project Costs have been itemized under the applicable line items in the Hotel Project Budget and, as to construction costs, the Schedule of Values, and such schedules, affidavits, releases, waivers, statements, invoices, bills, and other documents as Lender may reasonably request. Lender may require, at its election, that any construction work paid for with the proceeds of the Initial Equity Contribution be reviewed and approved by Lender’s Consultant, who shall certify to Lender as to the approval of the construction, the cost of completed construction, the percentage of completion, and the compliance of the Improvements with the Plans and Specifications. In no event shall Borrower be entitled to use any proceeds of the Loan to return or distribute any equity invested in the Hotel Project. Without limiting the generality of the foregoing, if Lender at any time approves a change in the Hotel Project Budget resulting in a reduction in the Hotel Project Costs, the Initial Equity Contribution and any additional equity contributions made by Borrower shall remain invested in the Hotel Project. No other payments by Borrower shall count as contributions of Required Equity, including, without limitation, any Balancing Deposit, any Operating Sufficiency Balancing Deposit or costs in excess of budgeted expenditures. Amounts contributed to the reserve accounts required pursuant to Section 2.7 hereof shall be released from the applicable Account in accordance with Section 2.7 hereof.
5.20	Operating Lease.
(a)Borrower shall not permit the Operating Lease, nor Borrower's interest under the Operating Lease, either as lessor or lessee, to be assigned, transferred, pledged, mortgaged or hypothecated without the prior written approval of Lender, which may be withheld in Lender's sole and absolute discretion, except that all Leases (including Borrower’s interest as lessor and lessee arising under the Operating Lease) shall be (and have been) assigned to Lender as security for the Loan.
(b)The Operating Lease shall not be modified or amended or altered in any way and no party thereto shall be released of the obligations imposed thereunder upon such party without in each case the prior written consent of Lender.
(c)The Operating Lease shall not be cancelled, surrendered or terminated in any way and no party thereto shall be released of the obligations imposed thereunder upon such party without in each case the prior written consent of Lender.
(d)With respect to the Operating Lease, Borrower, in its capacity as both lessee and lessor under the Operating Lease covenants and agrees as follows: (i) to promptly and faithfully observe, perform and comply with all the material terms, covenants and provisions thereof on its part to be

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observed, performed and complied with, at the times set forth therein and to do all things necessary to preserve unimpaired its rights thereunder; (ii) not to do, permit, suffer or refrain from doing anything, as a result of which, there could be a material default under any of the terms thereof or under any of the Leases; (iii) not to exercise any right or option to cancel, surrender or otherwise terminate the Operating Lease; (iv) to give Lender prompt written notice of any default by any party under the Operating Lease and to promptly deliver to Lender copies of each notice of default and, after the occurrence of an Event of Default, copies of all other notices, communications, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith; and (v) to furnish to Lender such information and evidence as Lender may reasonably require concerning Borrower’s due observance, performance and compliance with the terms, covenants and provisions thereof.

(e)Borrower agrees that the Operating Lease and all of the terms, covenants and provisions thereof, and all estates, options and rights created under the Operating Lease are hereby subordinated and made subject to the terms and provisions of the Loan Documents and lien of the Security Instrument (including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof).
(f)If any Borrower shall default in the performance or observance of any term, covenant or condition of the Operating Lease on the part of Borrower, as landlord or tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then, without limiting the generality of the other provisions of the Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Operating Lease to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Operating Lease shall be kept unimpaired and free from default, and Lender shall have full protection for any action taken or omitted to be taken by Lender in good faith.
Article 14 ARTICLE 6: FINANCIAL COVENANTS

At all times while any Obligations are outstanding, or Lender has any obligation to Borrower hereunder, Borrower shall faithfully observe and perform that following covenants:

6.1Books and Records. Borrower shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect (i) all of Borrower’s financial transactions and assets and (ii) the results of the operation of the Property, which books and records shall reflect the consistent application of GAAP, and copies of all written contracts, Leases (other than Room Leases), and other instruments that affect the Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service, and management services), and shall give representatives of Lender access thereto at all reasonable times, including permission to (A) examine, copy and make abstracts from any such books and records and such other information which is reasonably likely to be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time, and (B) communicate directly with any of Borrower’s officers, employees, agents, accountants, or other financial advisors with respect to the business, financial condition, and other affairs of Borrower. Borrower shall not change its methods of accounting without the prior written consent of Lender.
6.2Reports and Notices. Borrower shall furnish promptly to Lender such information as Lender requests concerning costs, leasing, and such other factors as Lender requires. Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments, and other documents relating to the following) of which

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Borrower has knowledge: (i) the occurrence of any Default or Event of Default under this Loan Agreement or any other Loan Document; (ii) the commencement or threat of (in writing), or amendment to, any proceedings by or against Borrower in any federal, state, or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect; (iii) the commencement or threat of any condemnation or similar proceedings with respect to the Property or of any proceeding seeking to enjoin the intended use of the Property or any portion thereof; (iv) the occurrence of any material change in Legal Requirements; (v) the commencement of any proceedings by or against Borrower under any applicable bankruptcy, reorganization, liquidation, insolvency, or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee, or other similar official is sought to be appointed for it; (vi) the receipt of notice from any Governmental Authority having jurisdiction over Borrower that: (A) Borrower is being placed under regulatory supervision, (B) any license, Permit, charter, membership, or registration material to the conduct of Borrower’s business or the Property is to be suspended or revoked, or (C) Borrower is to cease and desist any practice, procedure, or policy employed by Borrower in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect; and (vii) the occurrence of any act, omission, change, or event which has a Material Adverse Effect.

6.3Financial and Operating Statements. Borrower shall furnish or cause to be furnished to Lender within the time periods specified, the following financial reports and information:
(a)Borrower shall furnish or cause to be furnished to Lender within the time periods specified, the following financial reports and information:
(i)Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, annual compiled financial statements of Borrower as of the end of such fiscal year prepared by a certified public accountant reasonably acceptable to Lender, including, without limitation, a balance sheet, an income statement, and statement of cash flows, prepared in accordance with GAAP. During the continuation of an Event of Default, all such financial statements shall be audited by a certified public accountant reasonably acceptable to Lender. Borrower shall also furnish a copy of its income tax returns and all schedules thereto within thirty (30) days of filing and a tax verification letter from a licensed certified public accountant of attorney certifying that each Guarantor appropriately filed its taxes and paid any associated tax liability in accordance with Applicable Law within thirty (30) days of filing, provided that if an Event of Default is continuing, Borrower shall furnish copies of each Guarantor’s income tax returns and all schedules thereto within thirty (30) days of filing;
(b)	Quarterly Financial Statements. As soon as available, but in any event within thirty

(30) days after the end of each quarter, financial statements, including, without limitation, a balance sheet, an income statement, and statement of cash flows, prepared in accordance with GAAP and a compliance certificate in substance and form acceptable to Lender: (A) certifying that the quarterly financial statements are true and correct, (B) certifying that the STR Report is based on the current competitive set and is an accurate picture of the performance of Property (C) certifying that the Property is current on the franchise fees with Franchisor and, otherwise, not in default of any of its obligations under the Franchise Agreement,

(D) calculating the financial covenants set forth in Section 6.4 hereof, if any, (E) certifying that Borrower has complied with and is in compliance with all material terms, covenants and conditions of this Loan Agreement, or if such is not the case, stating which terms, covenants and conditions are not in compliance,

(F) certifying that, to the best of Borrower’s knowledge, no Default or Event of Default exists or, if such is not the case, that one or more specified Defaults or Events of Default have occurred, and (G) the representations and warranties contained in this Loan Agreement are true in all material respects with the same effect as though made on the date of such certificate;

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(c)Monthly Operating Statements. As soon as available, but in any event within twenty (20) days after the end of each calendar month, (i) a consolidated Operating Statement of Borrower with respect to the Property for the month just ended, year-to-date and trailing twelve months, as compared to budget, certified in writing to be true and correct by the chief financial officer or manager of Borrower and detailing the total revenues received, total expenses incurred, total costs of capital improvements, total debt service and total cash flow, (ii) a rent roll for the Leases (other than the Room Leases) at the Property effective as of the last day of such month, if applicable, (iii) an STR Report for the most recently completed month, detailing monthly occupancy, including average daily rates, identifying each of the Leases by the term, space occupied, rental required to be paid, security deposit paid, any rental concessions, and identifying any defaults or payment delinquencies thereunder; Lender shall be added to the Franchisor’s email distribution list for STR Reports and will remain on such list during the term of the Loan; (iv) copies of any franchise inspection reports received by Borrower during the prior month; and (v) a compliance certificate in substance and form acceptable to Lender: (A) certifying that the quarterly financial statements are true and correct, (B) certifying that the STR Report is based on the current competitive set and is an accurate picture of the performance of Property (C) certifying that the Property is current on the franchise fees with Franchisor and, otherwise, not in default of any of its obligations under the Franchise Agreement, (D) calculating the financial covenants set forth in Section 6.4 hereof, if any, (E) certifying that Borrower has complied with and is in compliance with all material terms, covenants and conditions of this Loan Agreement, or if such is not the case, stating which terms, covenants and conditions are not in compliance, (F) certifying that, to the best of Borrower’s knowledge, no Default or Event of Default exists or, if such is not the case, that one or more specified Defaults or Events of Default have occurred, and (G) the representations and warranties contained in this Loan Agreement are true in all material respects with the same effect as though made on the date of such certificate;
(d)Budget. No later than the last day of each year, an operating budget for the Property for the upcoming year, substantially in the form of the operating budget presented to Lender in connection with the closing of the Loan;
(e)Personal Financial Statements. No later than ninety (90) days after the end of each calendar year, or more frequently upon Lender’s request, a copy of the personal financial statements of each Guarantor, substantially in the same scope and form as the personal financial statements delivered by Guarantor to Lender in connection with the closing of the Loan on the Closing Date, certified by Guarantor as true and correct in all material respects. If an Event of Default is continuing, upon request of Lender, such financial statement shall be certified by a certified public accountant reasonably acceptable to Lender;
(e)Property Tax Receipt. Within sixty (60) days after the payment by Borrower of real estate Taxes for the Property (or any installment thereof), a copy of the receipt for such payment; and
(f)Additional Reports and Information. Such additional financial information (including tax returns, detailed cash flow information, and contingent liability information) of Borrower and Guarantors at such times as Lender shall reasonably deem necessary, including, during the continuance of an Event of Default and upon Lender’s request, financial statements audited by a certified public accountant reasonably acceptable to Lender.
6.4	Financial Covenants.
(a)Rules of Construction. Notwithstanding the use of GAAP, the calculation of liabilities in connection with any financial covenants or interest rate margin ratios in this Agreement or any other Loan Document shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-

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10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities and the amount of such liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Any financial ratios required to be maintained by any Person pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding- up if there is no nearest number). Except as otherwise stated in this Agreement, all financial information provided to Lender and all financial covenants have been and will be made under GAAP.

(b)Guarantor Financial Covenants. Guarantors, collectively, shall at all times maintain the following, in each case determined by reference to the amounts set forth in the financial statements last provided by Guarantors prior to the Closing Date (collectively, the “Benchmark”): (i) a minimum Net Worth of not less than two hundred percent (200%) of the Loan Commitment, (ii) Liquid Assets equal to at least ten percent (10%) of the Loan Commitment, and (iii) Contingent Liabilities less than fifty percent (50%) of the Guarantors’ collective Net Worth established by the Benchmark.
Article 15 ARTICLE 7: ADDITIONAL PROHIBITIONS
7.1	Operation and Separateness. Borrower shall not:
(a)engage in any business or activity other than the acquisition, ownership, development, construction, operation and maintenance of the Property, and activities incidental thereto;
(b)acquire or own any material asset other than (i) the Property, and (ii) such incidental personal property as may be necessary for the operation or maintenance of the Property or the completion of the Hotel Project;
(c)merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(d)(i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) dissolve or otherwise terminate, or fail to comply with the provisions of Borrower’s organizational documents, (iii) amend or modify Borrower’s articles of organization or amend or modify any provision of its operating agreement, except as expressly permitted under this Agreement, or (iv) change its name, organizational structure, or the location of its chief executive office or the jurisdiction under which it is organized without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information as Lender may request in connection therewith;
(e)own any Subsidiary or make any investment in or acquire the obligations or securities of any other person or entity;
(f)fail to hold its assets in its own name, or commingle its assets with the assets of any of its partners, Affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in Borrower, to the extent, if any, permitted hereunder, and properly account for, and any other payments expressly permitted hereunder;
(g)incur any Debt, secured or unsecured, direct or contingent except for (i) the Obligations, (ii) trade payables in the ordinary course of business; (iii) Debt incurred to finance the

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acquisition, construction or improvement of fixed or capital assets (including capital lease obligations); (v) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business, and (vi) other unsecured Debt of Borrower in an aggregate principal amount not to exceed $50,000 at any time;

(h)allow any Person to pay its debts and liabilities in tendering a cure, in its sole discretion, or fail to pay its debts and liabilities solely from its own assets;
(i)fail to maintain its records, books of account and bank accounts separate and apart from those of the members and any Affiliates of Borrower or its members, or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit;
(j)enter into any contract or agreement with any member or Affiliate of Borrower, except for the Property Management Agreement and Operating Lease, or as otherwise approved in writing by Lender or upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such member or Affiliate of Borrower;
(k)	seek dissolution or winding up, in whole or in part;
(l)	fail to correct any known misunderstandings regarding the separate identity of

Borrower;

(m)guaranty or become obligated for the debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity, or allow any person or entity (other than the Guarantor, for the payment of the Loan) to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower);
(n)make any loans or advances to any third party, including any manager or Affiliate of Borrower other than advances of expenses in the ordinary course of business;
(o)fail to file its own tax returns (except to the extent Borrower is a disregarded entity for tax purposes) or to use separate contracts, purchase orders, stationery, invoices and checks;
(p)fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any member or Affiliate of Borrower);
(q)fail to allocate fairly and reasonably among Borrower and any third party (including any Affiliate thereof) any overhead for common employees, shared office space or other overhead and administrative expenses;
(r)allow any person or entity to pay the salaries of Borrower’s employees or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations;
(s)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

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(t)file a voluntary petition or otherwise initiate proceedings to have Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower, or file a petition seeking or consenting to reorganization or relief of Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of Borrower or of all or any substantial part of the properties and assets of Borrower, or make any general assignment for the benefit of creditors of Borrower, or admit in writing the inability of Borrower to pay its debts generally as they become due or declare or effect a moratorium on the payment of any Debt of Borrower, or take any action in furtherance of any such action;
(u)share any common logo (other than franchise logo) with or hold itself out as or be considered as a department or division of (i) any member or Affiliate of Borrower, (ii) any Affiliate of a member of Borrower, or (iii) any other Person or allow any Person to identify Borrower as a department or division of that Person; or
(v)conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other Person.
7.2Anti-Terrorism and Anti-Money Laundering. Borrower shall not violate any Anti-Terrorism Laws, or engage in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering, or knowingly permit any of its Affiliates to violate these laws or engage in these actions. Borrower shall not use, directly or indirectly, the proceeds of the Loan, or lend, contribute, or otherwise make available such proceeds to any other Person, to fund any activities or business of any Prohibited Person or in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as underwriter, advisor, investor, or otherwise). Borrower shall not act for or on behalf of a Prohibited Person, become associated with a Prohibited Person, or provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Borrower shall not knowingly permit any direct or indirect beneficial ownership interest in Borrower to be held by or on behalf of a Prohibited Person. Borrower shall not knowingly enter into a Lease with any Prohibited Person. Borrower shall immediately notify Lender if Borrower has actual knowledge (after commercially reasonable due diligence and inquiry) that any direct or indirect member or beneficial owner of Borrower is or becomes a Prohibited Person, or is indicted on, or arraigned and held over on, charges involving money laundering or predicate crimes to money laundering. Borrower shall provide information as Lender may require from time to time to permit Lender to satisfy its obligations under Anti-Terrorism Laws.
7.3	Transfers.
(a)Prohibited Transfers. Borrower agrees that the voluntary or involuntary sale, conveyance, alienation, mortgage, encumbrance, pledge, or other transfer of the Property or any other Collateral, or any part thereof or any interest therein, or any legal or beneficial interest in Borrower or in any Person who owns a direct or indirect legal or beneficial interest in Borrower, whether as a single transaction or a series of transactions, without the prior written consent of Lender, which consent may be granted, denied, or conditioned by Lender in its sole discretion, other than the grants of liens pursuant to the Loan Documents and the Permitted Encumbrances, shall constitute an Event of Default under this Loan Agreement and each of the other Loan Documents without notice or demand by Lender (each a “Prohibited Transfer”). A Prohibited Transfer shall include, without limitation, (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments;

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(ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a tenant or hotel guest thereunder, or a sale, assignment, or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to the Leases or any rents therefrom; (iii) any divestiture of Borrower’s title to the Collateral or any interest therein in any manner or way, whether voluntary or involuntary, or any merger, consolidation, dissolution or syndication affecting Borrower; and

(iv) the change, removal, resignation, or addition of a general partner, managing partner, managing member, or manager of Borrower or any other Person who owns a direct or indirect legal or beneficial interest in Borrower.

(b)Permitted Transfers. Notwithstanding the provisions of Section 6.3(a) above to the contrary, if (but only if) following the proposed transfer or series of transfers the Guarantors will Control Borrower, then the following transfers shall not constitute a Prohibited Transfer, subject to any conditions and qualifications set forth below (each a “Permitted Transfer”):
(i)The transfer of any direct or indirect equity interest in Borrower, in whole or in part, to a Person that is owned or controlled by, is under common ownership and control with, or owns and controls, the transferor of such interest;
(ii)The transfer of a direct or indirect equity interest in Borrower to any other Person who holds a direct or indirect equity interest in Borrower as of the Closing Date;
(iii)The transfer of a direct or indirect equity interest in Borrower resulting from the death of the owner of such equity interest;
(iv)The transfer of a direct or indirect equity interest in Borrower to one or more members of the immediate family of the transferor (or a trust established for the benefit of such immediate family members) for a bona fide estate planning purpose:

(i)  The transfer of a direct or indirect beneficial ownership interest in Borrower to any Person (other than a transfer described in subsections (i), (ii), (iii), or (iv) above) if, after giving effect to such transfer, at least fifty-one percent (51%) of the aggregate equity interests in Borrower are owned by one or more of the Persons who own an equity interest in Borrower as of the Closing Date;

(v)A transfer occurring under a Lease approved by Lender pursuant to the terms of this Loan Agreement, including all Room Leases;
(vi)A transfer that constitutes a Permitted Encumbrance at the time such transfer occurs;
(vii)The sale or disposition of equipment that is worn out, undesirable, obsolete, disused, or unnecessary for use in the operation of the Property upon replacing the same by, or substituting for the same, other equipment not necessarily of the same character, but of at least equal value to Borrower and costing not less than the amount realized from the equipment sold or otherwise disposed of, which shall forth with become, without further action, subject to the lien and security interest of the Security Documents;
(viii)	Sales of inventory in the ordinary course of business; and/or

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(ix)	Other sales of equipment not to exceed $50,000 in any calendar year.

In addition to any conditions set forth above, but without duplication, no transfer of a direct or indirect equity interest in Borrower shall constitute a Permitted Transfer unless: (i) Borrower provides prior written notice of such transfer to Lender, which notice shall be accompanied by such information and documentation as is reasonably sufficient for Lender (A) to evaluate the nature of such transfer, (B) to determine whether the transfer complies with the conditions set forth in this Section, and (C) to comply with Lender’s “know your customer” or similar regulatory requirements; (ii) promptly after the consummation of such transfer, Borrower delivers to Lender a copy of all documentation evidencing such transfer, and (iii) Borrower and Guarantors execute and deliver to Lender such documentation (which may include an amendment to the Loan Documents) which Lender determines is reasonably necessary or prudent in view of the nature of such transfer. Within fifteen (15) days after Lender’s request, Borrower shall pay or reimburse Lender for any expense incurred by Lender in connection with its review of any such proposed transfer, including reasonable legal fees and expenses.

(c)Prohibition Absolute. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare an Event of Default upon the occurrence of any Prohibited Transfer. The provisions of this Section will apply to every Prohibited Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous transfer that would otherwise be prohibited hereunder, except for those expressly allowed herein. Any Prohibited Transfer made in contravention of this Section shall be null and void and of no force and effect.
7.4ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Loan Agreement or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA. Borrower shall deliver to Lender such certifications or other evidence from time to time, as requested by Lender in its sole and absolute discretion, that the representations and warranties of Borrower contained in Section 3.9 above are true and correct.
7.5Additional Prohibited Transactions. Borrower shall not, without the prior written consent of Lender, engage directly or indirectly in any off balance sheet, hedge or derivative transactions, including without limitation, interest rate swaps and interest rate caps, except for the Interest Rate Protection Agreement.
7.6Restrictions on Distributions. Borrower shall not make any distributions of cash or property to its members or other equity owners, or otherwise on account of the equity interests in Borrower, whether or not such a distribution is permitted or required under the terms of Borrower’s organizational documents, including, without limitation, the repayment of any loans made to Borrower, the return of capital contributions, distributions upon termination, liquidation, or dissolution of Borrower (in each case, a “Distribution”). Notwithstanding the foregoing, Borrower may make Distributions to its members from time to time so long as (i) such Distributions are funded solely from Net Operating Income, (ii) no Event of Default has occurred and is continuing at the time of the proposed Distribution, and (iii) the proceeds of such Distribution are not used to return or refund any capital invested in the Property. Notwithstanding the foregoing sentence (but without limitation upon same), Borrower shall not make any Distribution if, after giving effect to such Distribution the aggregate amount of cash equity invested in Borrower is reduced to less than the HVCRE Threshold.
7.7Property Management Agreements. Borrower shall not, without Lender’s prior written consent: (a) surrender, terminate or cancel the Property Management Agreement, except in the instance of

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Property Manager’s default after giving effect to the applicable notice, cure or grace period(s) afforded Property Manager under the Property Management Agreement, if any; (b) reduce or consent to the reduction of the term of the Property Management Agreement; (c) increase the amount of any base management fees payable to Property Manager under the Property Management Agreement in excess of three percent (3.0%) of Operating Revenues allocable to the operations at the Property managed by the Property Manager pursuant to the Property Management Agreement per annum or otherwise agree to pay any incentive fees (or similar compensation) to Property Manager in excess of amounts approved by Lender in writing; or (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Management Agreement. Borrower shall not permit Property Manager to assign or subcontract Property Manager’s rights, duties or responsibilities under the Property Management Agreement to any other Person without the express written consent of Lender. Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion. Borrower will not enter into any management agreement for the Property other than the Property Management Agreement, unless Borrower first notifies Lender and provides Lender a copy of the proposed management agreement, obtains Lender’s written consent thereto and obtains and provides Lender with a subordination agreement in form satisfactory to Lender from such property manager subordinating to all rights of Lender.

7.8Zoning; Restrictive Covenants; Assessments. In each case, without the prior consent of Lender, Borrower shall not (a) (i) initiate or consent to any subdivision or condominiumization of the Property or any portion thereof, (ii) use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule, or regulation (iii) seek any variance or amendment under any existing zoning ordinance or (iv) initiate or consent to zoning reclassification of any portion of the Property, in each case, without the prior consent of Lender, (b) fail to exercise any option or right to renew or extend the term of any easements or restrictive covenants benefitting the Property (if applicable) (and if Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion), (c) waive, excuse, condone or in any way release or discharge any party to any such easement or restrictive covenants of or from their material obligations, covenant and/or conditions under any such restrictive covenants, (d) surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in a material or adverse manner, any easement or restrictive covenants affecting the Property, or (e) suffer, permit or initiate the joint assessment of all or any portion of the Property (i) with any other real property constituting a tax lot separate from the Property, or (ii) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
7.9Assignment of Hotel Project Documents. As additional security for the payment and performance of the Obligations, Borrower hereby transfers and assigns to Lender, and grants to Lender a continuing security interest in, all of Borrower’s right, title, and interest, but not its liability, in, under, and to the Hotel Project Documents. Borrower agrees to deliver to Lender from time to time upon Lender’s request such consents to the foregoing assignment from General Contractor, Design Professional, or other Person who is a party to or the issuer of any of the Hotel Project Documents, as Lender might require. Neither this assignment nor any action by Lender shall constitute an assumption by Lender of any obligation under the Hotel Project Documents, and Borrower shall continue to be liable for all obligations of Borrower with respect thereto. After and during the continuation of an Event of Default, Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as

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Lender may determine to be necessary to cure any default under any or relating to any Construction Document or to protect the rights of Borrower or Lender with respect thereto. Borrower irrevocably constitutes and appoints Lender as Borrower’s attorney-in-fact, which power of attorney is coupled with an interest and is irrevocable, to enforce in Borrower’s name or in Lender’s name all rights of Borrower under or with respect to any Construction Document during any ongoing Event of Default. Lender shall incur no liability if any action so taken by it or on its behalf shall prove to be inadequate or invalid. Lender may use the Plans and Specifications for any purpose relating to the Improvements. Borrower shall indemnify and hold Lender harmless against and from any claims, loss, cost, liability or expense (including, but not limited to, consultants’ fees and expenses and reasonable attorneys’ fees and expenses) incurred in connection with Borrower’s failure to perform such Hotel Project Documents, except for any loss, cost, liability, or expenses arising primarily from Lender’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction.

Article 16 ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES
8.1Events of Default. The occurrence or existence of any one or more of the following events, whether voluntary, involuntary, or effected by operation of law, shall constitute an “Event of Default” under this Loan Agreement. Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, following the occurrence of an Event of Default no Loan Party shall have the right to cure the subject Event of Default and the occurrence of an Event of Default shall be deemed and construed to be continuing unless Lender, without any obligation to do so, agrees in its sole and absolute discretion and in writing to accept cure of the subject Event of Default:
(a)Non-Payment of Obligations. The failure of Borrower to pay to Lender (without the necessity of any notice or demand) the principal of or accrued interest on the Loan within five

(5) days after the payment thereof is due under this Loan Agreement, whether at stated maturity, acceleration, or otherwise, or the failure of Borrower to pay or reimburse Lender for any other sum due under the terms of this Loan Agreement, the Note, or any other Loan Document within ten (10) days after Lender gives Borrower written notice thereof;

(b)Voluntary Bankruptcy Proceedings. The filing by any Loan Party or any Affiliated Property Manager of a voluntary petition in bankruptcy, or the adjudication of any Loan Party or Affiliated Property Manager as bankrupt or insolvent, or the filing by any Loan Party or Affiliated Property Manager of a petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for such Loan Party or Affiliated Property Manager under any present or future federal, state, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, an “Insolvency Protection Proceeding”), or any Loan Party or Affiliated Property Manager aids, facilitates or engineers a voluntary or involuntary Insolvency Protection Proceeding or consents to, or acquiesces in, the appointment of any trustee, receiver, or liquidator of such Loan Party or Affiliated Property Manager or of all or any substantial part of such Loan Party’s or Affiliated Property Manager’s property or of any or all of the rents, revenues, issues, earnings, profits, or income thereof, or any Loan Party or Affiliated Property Manager makes any general assignment for the benefit of creditors or admits in writing an inability to pay such Loan Party’s debts generally as they become due; or any of the foregoing events occurs with a Property Manager that is not an Affiliated Property Manager, provided that Borrower shall have thirty (30) days after the initial occurrence of the prohibited act to replace such Property Manager with a replacement Property Manager and replace the Property Management Agreement with a replacement Property Management Agreement, in each case acceptable to Lender in its good faith discretion;
(c)Involuntary Bankruptcy Proceedings. The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against any Loan Party or Affiliated

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Property Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal, state, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment, or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver, or liquidator for any Loan Party or of all or any substantial part of such Loan Party’s property or of any or all of the rents, revenues, issues, earnings, profits, or income therefrom, which appointment remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive), or any of the foregoing events occurs with a Property Manager that is not an Affiliated Property Manager, provided that Borrower shall have thirty (30) days after the sixty (60) day period set forth above lapses to replace such Property Manager with a replacement Property Manager and replace the Property Management Agreement with a replacement Property Management Agreement, in each case acceptable to Lender in its good faith discretion;

(d)Fraud or Misrepresentation. Any certificate, statement, audit, representation, or warranty, whether written or unwritten, heretofore or hereafter made, published, or furnished (or deemed made, published, or furnished pursuant to the terms of this Loan Agreement or any other Loan Document) by or on behalf of any Loan Party or Property Manager pursuant to or in connection with such Loan Party, any other Loan Party, Property Manager, the Loan, or the Property, or as an inducement to Lender to extend any credit to or to enter into this or any other agreement with Borrower proves to have been false in any material respect at the time as of which such certificate, statement, audit, representation, or warranty was made, published, or furnished to Lender or any Person acting on Lender’s behalf, or proves to have omitted any material fact or substantial contingent or unliquidated liability or claim against any Loan Party;
(e)Casualty. If the Improvements are destroyed or, in the judgment of Lender, materially damaged, and, in the reasonable judgment of Lender, the destroyed or damaged portion of the Improvements cannot be repaired or restored, with available insurance proceeds and any additional funds deposited by Borrower with Lender;
(f)Invalidity of Loan Documents. Any provision of this Loan Agreement or any other Loan Document, or the security title, lien, and security interest purported to be created hereunder or thereunder shall at any time for any reason cease to be valid and binding in accordance with its terms on any Loan Party who is a party thereto, or shall be declared to be null and void, and as a result thereof, Lender would be precluded from enforcing any material obligation upon any Loan Party or from exercising any material right or remedy provided hereunder or thereunder that would otherwise be available to Lender, or the validity or enforceability of this Loan Agreement or any other Loan Document, or the validity or priority of the security title, lien, and security interest (subject to Permitted Encumbrances) created hereunder or thereunder shall be contested by any Loan Party seeking to establish the invalidity or unenforceability hereof or thereof, or any Loan Party shall deny that it has any further liability or obligation hereunder or thereunder;
(g)Failure to Comply. The failure of Borrower to comply with any requirement of any Governmental Authority applicable to the Property within thirty (30) days after written notice of such requirement has been given to Borrower by such Governmental Authority, subject to extension of such period based upon a contest of such requirement in accordance with the provisions of this Agreement;
(h)Breach of Certain Covenants. Borrower shall fail to comply with any covenants set forth in Sections 2.7(a), (b), (d), (e), (f), (g) or (i), 4.1, 4.2, 5.6, 5.7, 5.8, 5.10, 5.11, 5.13(a), 5.13(b), 5.15, 5.18, 6.2, 6.3 and 6.4(b) hereof (in each case, subject to the cure periods set forth therein, if any).

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(i)	Prohibited Acts. Any breach or violation of any covenant set forth in Article

7 above;

(j)Franchise Agreement. A default has occurred and continues beyond any applicable cure period under a Franchise Agreement, if applicable, and such default permits Franchisor to terminate or cancel such Franchise Agreement, including but not limited to any failure to comply with the requirements of Franchisor with respect to any property improvement plan or similar requirement; or if Borrower terminates or cancels the Franchise Agreement or operates the Property under the name of any hotel chain or system other than that permitted by the Franchise Agreement, without Lender’s prior written consent;
(k)Property Management Agreement. A default by Borrower has occurred and continues beyond any applicable cure period under the Property Management Agreement (or successor agreement), and such default permits Property Manager (or any successor manager approved by the Lender in writing) to terminate or cancel the Property Management Agreement. Without Lender's prior written consent, the Property Manager (or any successor manager approved by the Lender in writing) resigns or is removed;
(l)Cessation of Operations. Borrower ceases to operate a hotel on the Property, or Borrower terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or restoration of the Property after casualty or condemnation or temporary cessation pursuant to Governmental Authority);
(m)Death of Guarantor; Repudiation. If any Guarantor that is an individual dies or becomes incompetent; provided that an Event of Default shall not be deemed to have occurred if the estate of such Guarantor ratifies such Guarantor’s obligations under the Loan Documents, Lender is provided with a substitute guarantor or alternative collateral satisfactory to Lender in its good faith discretion, in each case within (90) days of such event; or if any Guarantor repudiates or terminates its Guaranty or if any Guaranty should be declared unenforceable or shall no longer be in full force and effect;
(n)Dissolution. The dissolution or liquidation of Borrower, any Guarantor that is not an individual, or Property Manager (unless the Property Manager is replaced with a Property Manager acceptable to Lender in its good faith discretion within thirty (30) days). Borrower, any Guarantor that is not an individual, or Property Manager, or any of their directors, stockholders, managers or members, shall take action seeking to effect the dissolution or liquidation of such Person. If the Person in question is Property Manager, its dissolution or liquidation shall not be an Event of Default if Property Manager is replaced with a Property Manager acceptable to Lender in its good faith discretion within thirty (30) days;
(o)Cross Default. Any default in the payment or performance of any obligation, or any defined event of default, under (i) the Equipment Loan Agreement, (ii) the terms of any agreement binding on any Loan Party, if the termination of such agreement could be reasonably expected to result in a Material Adverse Effect on such Person, or (iii) any other agreement, contract, lease, note, loan document, guaranty or other instrument pursuant to which any Loan Party or Property Manager has incurred any debt or other liability (other than the Loan) to (A) any person or entity other than Lender exceeding $50,000 in the aggregate amount thereof, or (B) Lender.
(p)Judgment Liens. The filing of a notice of judgment lien against any Loan Party; or the recording of any abstract of judgment against any Loan Party; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of any Loan Party; or the entry of a judgment against any Loan Party, and in each case described in this subsection, the same shall remain unbonded and undischarged for a period of forty-five (45) consecutive days during which execution shall

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not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment the amount thereof exceeds $50,000;

(q)Balancing Event. If a Balancing Event is not cured within five (5) Business days after written notice thereof from Lender.
(r)Events of Default under Other Loan Documents. The occurrence or existence of any “Event of Default” denominated in the Note, the Security Documents, the Guaranty, or any other Loan Document (other than those specified elsewhere in this Section);
(s)Breach of Other Covenants. The failure of Borrower to properly and timely perform or observe any other covenant or condition set forth in this Loan Agreement or any other Loan Document, except as set forth elsewhere in this Section 7.1, that is not cured within any applicable cure period as set forth herein or, if no cure period is specified therefor, is not cured within thirty (30) days of the earlier of Borrower’s knowledge thereof or Lender’s notice to Borrower thereof, provided that if such failure cannot be cured by the payment of money and cannot otherwise reasonably be cured within such thirty-day period, such longer period, not to exceed an additional thirty (30) days, as may be reasonably necessary to allow for such cure, so long as Borrower has commenced efforts for such cure within the original thirty (30) days, continues to diligently pursue such cure, and furnishes periodic reports to Lender as to the status of the cure;
(t)	Reserved;
(u)Construction Delays. The cessation or suspension of construction work on the Hotel Project for longer than thirty (30) calendar days
(v)Untimely Completion. the failure of failure of Borrower to complete the Hotel Project on or before the Completion Deadline; or
(w) General Contractor Default. A default by General Contractor under the Construction Contract, which default under the terms of such Construction Contract the Lender deems to be substantial, and Borrower, upon fifteen (15) days written notice from Lender, fails to commence the exercise of any resulting right or remedy to which Borrower shall be entitled.
(x)Operating Lease. If there shall occur any “event of default” or “Event of a Default” (or similar term, as defined in the Operating Lease) by any Borrower, as lessor or lessee under the Operating Lease in the observance or performance of any material term, covenant or condition of the Operating Lease on the part of Borrower to be observed or performed, or if the leasehold estate created by the Operating Lease shall be surrendered or the Operating Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or any of the terms, covenants or conditions of the Operating Lease shall in any manner be modified, changed, supplemented, altered or amended without the prior written consent of Lender, or a transfer of Borrower's interest in the Operating Lease, either as lessor or lessee shall occur without Lender’s prior written consent; or
(y)	Material Adverse Effect. There shall exist or occur any event or condition which

(i) Lender in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower or any Guarantor of its obligations under any of the Loan Documents or (ii) results in a Material Adverse Effect on any Loan Party.

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8.2Remedies. Upon the occurrence and during the continuation of any Event of Default, Lender may, at its option and without further notice to or demand upon Borrower or any other Loan Party, exercise any or all of the following rights and remedies:
(a)Accelerate Indebtedness. Declare the entire unpaid principal of the Obligations to be, and the same will thereupon become, immediately due and payable, without presentment, protest, or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the event of the occurrence of an Event of Default under Section 8.1(b) or 8.1(c) above, the Obligations shall become immediately due and payable automatically without further action by Lender;
(b)Institute Legal Proceedings. Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity, and other appropriate proceedings, including, without limitation, an action for specific performance of any covenant or condition contained in this Loan Agreement or any other Loan Document;
(c)Apply Funds Held by Lender. Apply any sums then held in escrow or otherwise by or on behalf of Lender, including without limitation, the Accounts, in accordance with the terms of this Loan Agreement or any other Loan Document to the payment of the Obligations in such order, priority, and proportions as Lender deems appropriate in its discretion;
(d)Take Possession of the Property. Take immediate possession of the Property, as well as all other property to which title is held by Borrower, as is necessary to fully complete all onsite and offsite Improvements, and do anything in Lender’s sole judgment to fulfill the obligations of Borrower hereunder, including availing itself of and procuring performance of the Construction Documents, amending the same, or entering into new Construction Documents with the same contractors or others and employment of watchmen to protect the Hotel Project from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the premises during an ongoing Event of Default to (i) complete construction of, and equip, the Improvements, (ii) use undisbursed Loan proceeds or funds that Borrower has deposited with Lender, or advance funds in excess of the Loan Commitment, to complete the Improvements and to perform Borrower’s obligations under Legal Requirements (and Borrower agrees to reimburse Lender for any costs of such completion that exceed the Loan Commitment), (iii) pay all taxes and assessments on the Property when due and to add the amounts of any such payments to the Obligations,

(iii) make changes in the Plans and Specifications that Lender deems necessary or desirable to complete the Improvements, (iv) retain or employ new contractors, subcontractors, architects, engineers, or inspectors as Lender deems necessary or desirable to complete the Improvements, (v) pay, settle, or compromise all bills and claims that might be incurred in connection with constructing and equipping the Improvements, (vi) purchase any fixtures, equipment, machinery, furniture, or any other personal property as Lender deems necessary or desirable for the completion of the construction and equipping of the Improvements or for the clearance of title to the Hotel Project, (vii) execute all applications and certificates in the name of Borrower that might be required, (viii) prosecute and defend all actions or proceedings in connection with the Property, and (ix) do any act that Borrower might do in its own behalf relating to the Property, it being understood and agreed that this power of attorney is a power coupled with an interest and cannot be revoked. All reasonable sums expended or advanced by Lender for any of the foregoing purposes, whether or not in excess of the Loan Commitment, shall be deemed to have been requested by and paid to Borrower, will constitute additional Obligations of Borrower immediately due and payable, shall be evidenced and secured by the Loan Documents, and shall bear interest at the Default Rate retroactive to the date such sums are expended by Lender; and

(e)Exercise Other Remedies. Exercise any and all rights and remedies contained in the other Loan Documents and afforded by the laws of the United States, the state in which the Property

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is located, or any other appropriate jurisdiction as might be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Loan Agreement and the other Loan Documents, all of which rights and remedies shall be cumulative and non-exclusive.

8.3Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
Article 17 ARTICLE 9 ADDITIONAL PROVISIONS
9.1Indemnification. To the extent permitted by law, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release, and hold harmless the Indemnified Parties (defined below) from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Party (but excluding Losses arising out of Lender’s gross negligence or willful misconduct) and directly or indirectly arising out of or in any way relating to (i) Losses arising from Lender’s interest in the Property or Lender’s relationship with any Loan Party by virtue of Lender’s ownership of the Loan, the Note, the Mortgage, or any other Loan Document, (ii) any amendment to, or restructuring of, the Loan or any Loan Document;

(iii) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of this Loan Agreement, the Mortgage, or any other Loan Document, whether or not suit is filed in connection with same, or in connection with any Loan Party, and/or any member, partner, joint venturer, or shareholder of any Loan Party becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding, (iv) any accident, injury to or death of persons, or loss of or damage to property occurring in, on, or about the Property or any part thereof or adjacent parking areas, streets, or ways, (v) any use, non-use, or condition in, on, or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property, or adjacent parking areas, streets, or ways, (vi) any failure on the part of any Loan Party to perform or be in compliance with any of the terms of this Loan Agreement, the Mortgage, or any other Loan Document, (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (viii) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement of Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with the Loan, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the Loan, (ix) any failure of the Property to be in compliance with any Legal Requirement, (x) the failure of any Loan Party to comply with Anti-Terrorism Laws, (xi) the enforcement by any Indemnified Party of the provisions of this Section, (xii) the payment of any commission, charge, or brokerage fee to any Person that might be payable in connection with the funding of the Loan, or (xiii) any misrepresentation made by any Loan Party in this Loan Agreement or in any of the other Loan Documents. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including, without limitation, any intangibles tax, stamp tax, recording tax, or franchise tax) shall be payable by Lender on account of the execution or delivery of this Loan Agreement, or the execution, delivery, issuance, or recording of any other Loan Document, or the creation of any of the Obligations, by reason of any existing or hereafter enacted federal, state, foreign, or local statute, rule, or regulation, Borrower shall pay (or will promptly reimburse Lender for the payment of) all such taxes and will indemnify and hold Lender harmless from and against liability in connection therewith. Any amounts payable to Lender by reason of the application of this Section shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid. For purposes of this Section, the term “Indemnified Parties” means Lender, any party becoming the holder of the Note, and any Person who is or will have been involved in the origination or administration of the Loan, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, Persons who may hold or acquire or will have held a full or partial

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interest in the Loan (including, but not limited to investors or prospective investors who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, members, partners, employees, attorneys, affiliates, subsidiaries, participants, successors, and assigns of any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation, or acquisition of all or a substantial portion of Lender’s assets and business. The indemnity obligation of Borrower under this Section and any other provision of this Loan Agreement shall survive the payment in full of the Obligations, but only with respect to matters originating or occurring prior to payment in full of the Obligations, foreclosure or a deed in lieu of foreclosure.

9.2Lender’s Expenses. Without limiting the provisions of Section 9.1 above, if at any time or times prior or subsequent to the date of this Loan Agreement, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses, in connection with (i) the negotiation, preparation, and execution of this Loan Agreement or any other Loan Document, any amendments, waivers, or consents relating to this Loan Agreement or any other Loan Document, and any workout or restructuring relating to the Loan, (ii)the administration of the Loan, this Loan Agreement, or any other Loan Document and the transactions contemplated hereby and thereby, (iii) periodic audits and appraisals performed by Lender, (iv) any litigation, contest, dispute, suit, proceeding, or action (whether instituted by Lender, Borrower, or any other Person) in any way relating to the Loan, the Property, this Loan Agreement, any other Loan Documents, or any Loan Party’s affairs, including, without limitation, any litigation, contest, dispute, suit, proceeding, action relating to the death, legal incompetency, bankruptcy, or insolvency of any Loan Party, (v) any attempt to enforce any rights or remedies of Lender against any Loan Party, or any other Person that might at any time be obligated to Lender by virtue of this Loan Agreement or any other Loan Document, or (vi) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate, or otherwise dispose of or realize upon the Property, then, in any such event, the reasonable attorneys’ fees arising from such services, and all expenses, costs, charges, and other fees of such counsel to Lender or relating to any of the events or actions described in this Section, shall be payable by Borrower promptly upon written demand therefor by Lender and shall be additional Obligations hereunder secured by the Property. Without limiting the generality of the foregoing, such expenses, costs, charges, and fees may include attorney, paralegal, and law clerk fees and disbursements (including, without limitation, fees and disbursements at the pre-trial, trial, and appellate levels); the fees, costs, and expenses of accountants, appraisers, or expert witnesses retained or consulted by Lender; costs and expenses incurred by Lender’s loan administration staff, audit staff, and appraisal staff; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; and expenses for travel, lodging, and food paid or incurred in connection with the performance of such legal services. Borrower acknowledges and agrees that legal counsel to Lender does not represent Borrower as Borrower’s attorney, that Borrower has retained counsel of its own choice and has not and will not rely upon any advice from Lender’s counsel, and that Borrower’s reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by Borrower to Lender’s counsel) shall not be deemed to establish any attorney-client relationship between Borrower and Lender’s counsel.
9.3No Assignment by Borrower. Neither this Loan Agreement, nor any rights or obligations hereunder, nor any advance to be made hereunder, is assignable by Borrower.
9.4	Sale, Assignments, and Participations.
(a)Lender, and each successor to Lender's interest, has the right, in its sole discretion, to transfer, sell, pledge, assign or otherwise encumber or dispose of its interest in the Loan and/or servicing

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rights with respect thereto, to grant participations herein, or to issue pass-through certificates or other securities (“Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement of which the Loan will be made a part. Upon notification of any such transfer, Borrower agrees to make all payments required under the Note and this Agreement to the designated transferee without asserting any defense, setoff, recoupment, claim or counterclaim which Borrower may have against Lender.

(b)If Lender, or any successor to Lender's interest, determines to undertake any action contemplated by subsection (a) above, Borrower acknowledges that Lender may forward to each prospective purchaser, transferee, assignee, servicer, participant, warehouse lender, investor or their respective successors (collectively, “Investor”) or any agency rating the Securities, all documents and information which Lender now has or may hereafter acquire relating to the Loan (including personal financial statement of Borrower or any Guarantor), as Lender determines necessary or desirable. Borrower's execution of this Agreement shall be deemed Borrower's written consent to Lender’s furnishing of such information, but, if requested by Lender, Borrower agrees to confirm such consent in writing to Lender. Borrower further agrees to cooperate, and to cause each Guarantor to cooperate with Lender in connection with any action contemplated under subsection 9.4(a) including, without limitation, executing any financing statements, continuation statements or other documents deemed necessary by such Lender or such transferee to create, perfect, protect or preserve the rights and interests to be acquired by it, meeting with any rating agency for due diligence purposes, and providing all information concerning the Property, the financial condition of Borrower, or the financial condition of any Guarantor as Lender may request.
9.5Relationship of the Parties. Borrower agrees that its relationship with Lender is solely that of debtor and creditor. Nothing contained in this Loan Agreement or in any other Loan Document shall be deemed to create a partnership, tenancy-in-common, joint tenancy, joint venture, or co-ownership by or between Borrower and Lender, or make Lender the agent or representative of Borrower. Lender shall not be in any way liable or responsible for any debts, losses, obligations, or duties of Borrower with respect to the Property or otherwise, including, without limitation, any debts, obligations, or duties owed at any time to materialmen, contractors, craftsmen, laborers, or others for goods delivered to or services performed by them in relation to the Property, it being understood that no contractual relationship, either expressed or implied, exists between Lender and any materialmen, subcontractors, craftsmen, laborers, or any other Person supplying any work, labor, or materials for the Property. Borrower, at all times consistent with the terms and provisions of this Loan Agreement and the other Loan Documents, shall be free to determine and follow its own policies and practices in the conduct of its business.
9.6Changes in Capital Adequacy Regulation. If Lender determines that the amount of capital required or expected to be maintained by Lender, or any lending installation of Lender, or any corporation controlling Lender is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by Lender, Borrower shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that Lender determines is attributable to this Loan Agreement, its outstanding credit exposure or its commitment to make the Loan hereunder (after taking into account Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Loan Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender (or any lending installation of Lender) or any corporation controlling Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial

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regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. Lender’s method of determining any amount payable to Lender under this Section shall be substantially similar to the method used by Lender in implementing similar provisions for similarly situated borrowers and extensions of credit. Lender shall provide to Borrower a statement of the amount and basis of calculation of any such increased cost, reduction in return and/or revenue, which amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

9.7Further Assurances. Borrower shall, upon Lender’s request, (i) promptly correct any defect, error or omission in any Loan Document; (ii) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Lender deems necessary, desirable or proper to carry out the purposes of the Loan Documents and to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Property; (iii) execute, acknowledge, deliver, procure, file or record any document or instrument Lender deems necessary, desirable, or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts deemed necessary, desirable or proper by Lender to comply with the requirements of any agency having jurisdiction over Lender, so long as Borrower shall incur no additional liabilities or obligations and none of the economic or other material terms of the Loan Documents are amended.
9.8Inducement to Lender. The representations and warranties of the Loan Parties contained in this Loan Agreement and the other Loan Documents (i) are made to induce Lender to make the Loan and extend any other credit to or for the account of Borrower pursuant hereto, and Lender is relying thereon and will continue to rely thereon, and (ii) shall survive the execution and delivery of this Loan Agreement and any bankruptcy proceedings involving Borrower or the Property, foreclosure, or conveyance in lieu of foreclosure, except for any representations and warranties that are no longer true and correct as a result of the passage of time or progress of the development and construction of the Property, and not as a result of any action or omission that constitutes an Event of Default hereunder.
9.9Commercial Purpose. Borrower warrants that the Loan is being made solely to acquire or carry on a business or commercial enterprise and Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan and is made for other than personal, family, household or agricultural purposes.
9.10Servicing. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall pay (i) any liquidation fees that may be due to the Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that may be due to the Servicer under the Servicing Agreement, which fees shall be due and payable by Borrower on a periodic or continuing basis in accordance with the Servicing Agreement, and (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) required under the Servicing Agreement or that the Servicer may otherwise require under the Servicing Agreement (other than the cost of annual inspections required to be borne by the Servicer under the Servicing Agreement).
Article 18 ARTICLE 10 DOCUMENT PROTOCOLS

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This Loan Agreement and each of the other Loan Documents shall be governed by the following protocols (the “Document Protocols”), unless any Loan Document expressly states that the Document Protocols will not apply to such Loan Document in whole or in part:

10.1General Rules of Usage. These Document Protocols will apply to such Loan Document as from time to time amended, modified, replaced, restated, extended or supplemented, including by waiver or consent, and to all attachments thereto and all other documents or instruments incorporated therein.
10.2Notices. All notices, consents, approvals, statements, requests, reports, demands, instruments or other communications to be made, given or furnished pursuant to, under or by virtue of such Loan Document (a “notice”) shall be in writing and shall be deemed given or furnished if addressed to the Person intended to receive the same at the address set forth below under such Person’s signature to this Loan Agreement (or, if such Person is not a party to this Loan Agreement, to any other Loan Document to which such Person is a party) (i) upon receipt when personally delivered, (ii) if sent via e-mail, when sent to the e-mail addresses set forth below, provided such e-mail is followed by another means of notice as provided herein, addressed to the addresses set forth below in this Section or as such party may from time to time designate by written notice to the other parties (and if such other means of notice is not provided, any notice given by email shall be deemed not to have been properly given), or (iii) one (1) Business Day after the date of delivery of such notice to a nationwide, reputable commercial courier service, charges prepaid. Any party may change the address to which any notice is to be delivered to any other address within the United States of America by furnishing written notice of such change at least fifteen (15) days prior to the effective date of such change to the other parties in the manner set forth above, but no such notice of change shall be effective unless and until received by such other parties. Rejection or refusal to accept, or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed to be receipt of any such notice. Any notice to an entity shall be deemed to be given on the date specified in this Section without regard to when such notice is delivered by the entity to the individual to whose attention it is directed and without regard to the fact that proper delivery may be refused by someone other than the individual to whose attention it is directed. If a notice is received by an entity, the fact that the individual to whose attention it is directed is no longer at such address or associated with such entity will not affect the effectiveness of such notice. Notices may be given on behalf of any party by such party’s attorneys.
10.3Severability. Whenever possible, each provision of such Loan Document shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of such Loan Document shall be prohibited by or invalid or unenforceable under the applicable law of any jurisdiction with respect to any Person or circumstance, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability, without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provisions in any other jurisdiction or with respect to other Persons or circumstances. To the extent permitted by applicable law, the parties to such Loan Document thereby waive any provision of law that renders any provision thereof prohibited, invalid or unenforceable in any respect.
10.4Remedies Not Exclusive. No remedy therein conferred upon or reserved to Lender is intended to be exclusive of any other remedy or remedies available to Lender under such Loan Document, at law, in equity or by statute, and each and every such remedy shall be cumulative and in addition to every other remedy given thereunder or now or hereafter existing at law, in equity or by statute.
10.5Liability. If Borrower or Guarantor consists of more than one Person, the obligations and liabilities of each such Person under such Loan Document shall be joint and several, except as expressly provided to the contrary in such Loan Document.

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10.6Binding Obligations; Covenants Run with the Land. Such Loan Document shall be binding upon each Loan Party, as the case may be, and the successors, assigns, heirs and personal representatives of such Loan Party, and will inure to the benefit of Lender and all subsequent holders of such Loan Document and their respective officers, directors, employees, shareholders, agents, successors and assigns. Nothing in such Loan Document, whether express or implied, shall be construed to give any Person (other than the parties thereto and their permitted successors and assigns and as expressly provided therein) any legal or equitable right, remedy or claim under or in respect of such Loan Document or any covenants, conditions or provisions contained therein. If such Loan Document is to be recorded, all of the grants, covenants, terms, provisions, covenants and conditions of such Loan Document will run with the land.
10.7No Oral Modifications. Such Loan Document, and any of the provisions thereof, cannot be altered, modified, amended, waived, extended, changed, discharged or terminated orally or by any act on the part of any Loan Party, or Lender, but only by an agreement in writing signed by the party against whom enforcement of any alteration, modification, amendment, waiver, extension, change, discharge or termination is sought. Without limiting the generality of the foregoing, any payment made by Lender for insurance premiums, impositions or any other charges affecting the Property will not constitute a waiver of any Loan Party’s default in making such payments and will not obligate Lender to make any further payments.
10.8Entire Agreement. Such Loan Document, together with the other applicable Loan Documents, constitutes the entire agreement of the parties thereto with respect to the subject matter thereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.
10.9Waiver of Acceptance. Borrower hereby waive any acceptance of such Loan Document by Lender in writing, and such Loan Document will immediately be binding upon Borrower.
10.10Jurisdiction, Court Proceedings. Borrower, each Guarantor, and Lender agree and consent to the jurisdiction of and venue in: (a) any court of the State of Georgia sitting in DeKalb County, Georgia or Fulton County, Georgia; (b) the United States District Court of the Northern District of Georgia; and/or (c) the Georgia State-wide Business Court; with respect to any legal action, proceeding, or dispute between them and hereby expressly waive any and all rights under applicable law or in equity to object to the jurisdiction and venue of said courts. Nothing herein shall, however, preclude or prevent Lender from bringing any one or more actions against Borrower or Guarantor in any other jurisdiction as may be necessary to enforce or realize upon any security provided for the obligations referenced herein. Borrower and Guarantor further irrevocably consent to service of process by certified mail, return receipt requested, to Borrower at the address for Borrower and to Guarantor at the address for Guarantor last provided to Lender in accordance with the notice provision of this Agreement and agrees that, should Borrower or Guarantor fail to appear or answer to any summons, complaint or other process within thirty (30) days after the mailing thereof in accordance with the preceding sentence, Borrower or Guarantor, as the case may be, shall be deemed in default and judgment may be entered in Lender's favor against Borrower or Guarantor, as the case may be, for the amount demanded in said summons, complaint or other process.
10.11Waiver of Counterclaim. Borrower hereby knowingly waives the right to assert any counterclaim, other than a compulsory or mandatory counterclaim, in any action or proceeding brought against either of them by Lender.
10.12Waiver of Jury Trial. Borrower and Lender, to the full extent permitted by law, each hereby knowingly, intentionally, and voluntarily, with and upon the advice of competent counsel, waives, relinquishes, and forever forgoes hereby the right to a trial by jury in any action or proceeding, including, without limitation, any tort action, brought by any of them against the other based upon, arising out of, or in any way relating to or in connection with such Loan Document, the

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Loan, or any course of conduct, act, omission, course of dealing, statements (whether verbal or written) or actions of any Person (including, without limitation, such Person’s directors, officers, partners, members, employees, agents or attorneys, or any other Persons affiliated with such Person), in connection with the Loan or such Loan Document, including, without limitation, in any counterclaim which Borrower may be permitted to assert thereunder or which may be asserted by Lender against Borrower, whether sounding in contract, tort, or otherwise. This waiver by Borrower of its right to a jury trial is a material inducement for Lender to make the Loan and enter into the Loan Documents.

10.13No Waivers by Lender. No delay or omission of Lender in exercising any right or power accruing upon any Default or Event of Default under such Loan Document will impair any such right or power or shall be construed to be a waiver of any Default or Event of Default under such Loan Document or any acquiescence therein, nor will any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Acceptance of any payment after the occurrence of a Default or Event of Default under such Loan Document shall not be deemed to waive or cure such Default or Event of Default under such Loan Document; and every power and remedy given by such Loan Document to Lender may be exercised from time to time as often as may be deemed expedient by Lender. Borrower and each Guarantor hereby waive any right to require Lender at any time to pursue any remedy in Lender’s power whatsoever.
10.14Waiver of Notice. Neither Borrower nor any Guarantor shall be entitled to any notices of any nature whatsoever from Lender except as may be required by law or with respect to matters for which such Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower or any Guarantor, as the case may be, and except with respect to matters for which Borrower or such Guarantor, as the case may be, is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Except as may be required pursuant to applicable Legal Requirements, each of Borrower and each Guarantor hereby expressly waives the right to receive any notice from Lender with respect to any matter for which such Loan Document does not specifically and expressly provide for the giving of notice by Lender to Borrower or such Guarantor, as the case may be. Any provision of such Loan Document which expressly provides for the giving of notice by Lender to Borrower or any Guarantor shall be deemed eliminated ab initio if Lender is prevented from giving such notice by bankruptcy or other applicable law.
10.15Offsets, Counterclaims and Defenses. Any assignee of such Loan Document from Lender or any successor or assignee of Lender will take the same free and clear of all offsets, counterclaims, or defenses that are unrelated to such Loan Document which Borrower or any Guarantor may otherwise have against any assignor of such Loan Document, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or any Guarantor in any action or proceeding brought by any such assignee upon such Loan Document, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and each Guarantor.
10.16Time of the Essence; Calculation of Days. Time shall be of the essence in the performance of all obligations of Borrower and each Guarantor under such Loan Document. Unless otherwise expressly provided otherwise in this Agreement, all references to “days” shall be deemed and construed to mean calendar days and not Business Days.
10.17Governing Law. Such Loan Document and the obligations arising thereunder (including, without limitation, matters of construction, validity and performance) are to be governed by, and construed in accordance with, the laws of the State of Georgia applicable to contracts made and performed in such

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State (without regard to principles of conflict of laws) and the federal laws of the United States of America in all respects. To the fullest extent permitted by law, Borrower and each Guarantor hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs such Loan Document.

10.18Discretion of Lender. Wherever pursuant to such Loan Document, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole and absolute discretion of Lender exercised in subjective good faith and shall be final and conclusive, except as may be otherwise specifically provided therein. In addition, Lender will have the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction whenever such consent, approval, acceptance or satisfaction shall be required under such Loan Document, subject to the applicable standard of discretion. Notwithstanding the foregoing, if such Loan Document expressly states that Lender will use its “reasonable” discretion or judgment (or words and phrases of similar import) in making any particular decision to approve or disapprove or to decide that any particular arrangements or terms are satisfactory or not satisfactory to Lender, then in such event (and in only such event) Lender shall exercise the same degree of discretion that a prudent commercial real estate lender would exercise in the same or similar circumstances.
10.19Counterparts; Electronic Delivery. To facilitate execution, such Loan Document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of such Loan Document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties thereto. Any signature to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. Delivery of an executed counterpart of such Loan Document by telefacsimile or any other form of electronic transmission shall be equally as effective as delivery of an original executed counterpart of such Loan Document. Any party delivering an executed counterpart of such Loan Document by telefacsimile or other electronic means also shall deliver an original executed counterpart of such Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of such Loan Document.
10.20Exhibits Incorporated; Headings. The information set forth on the cover of such Loan Document, the table of contents, the headings, and the exhibits and schedules annexed thereto, if any, shall be deemed to be incorporated therein as a part thereof with the same effect as if set forth in the body thereof. The headings and captions of the various articles, sections, and paragraphs of such Loan Document are for convenience of reference only and shall not be construed as modifying, defining, or limiting, in any way, the scope or intent of the provisions thereof.
10.21Interpretation. No provision of such Loan Document will be construed against or interpreted to the disadvantage of any party thereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or dictated such provision.
10.22Remedies of Borrower and Guarantors. If Borrower or any Guarantor, as the case may be, will seek the approval or consent of Lender under such Loan Document, which Loan Document expressly provides that Lender’s approval shall not be unreasonably withheld, and Lender will fail or refuse to give such consent or approval, the burden of proof as to whether or not Lender acted unreasonably shall be upon Borrower or such Guarantor, as the case may be, provided Lender has given Borrower a written explanation for the disapproval or lack of consent.

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10.23Release of Any Party or Property. Lender may at any time, without releasing or impairing the liability of any Person liable upon or in respect of such Loan Document, release, surrender, substitute, or exchange the Property securing this Note and may at any time release any other Person primarily or secondarily liable for the Obligations.
10.24Attorneys’ Fees. Wherever it is provided in such Loan Document that Borrower or any Guarantor pay any costs and expenses, such costs and expenses will include, without limitation, all reasonable attorneys’, paralegal and law clerk fees and disbursements, including, without limitation, fees and disbursements at the pre-trial, trial and appellate levels, which are actually incurred or paid by Lender at standard billable rates. Notwithstanding anything to the contrary contained in such Loan Document, (i) “reasonable attorney’s fees” are not, and shall not be, statutory attorneys’ fees under the Official Code of Georgia (“O.C.G.A.”), and (ii) if under any circumstances Borrower or any Guarantor is required under such Loan Document to pay any or all of Lender’s attorneys’ fees and expenses, Borrower or such Guarantor, as applicable, shall be responsible only for the actual attorneys’ fees and out-of-pocket expenses actually and reasonably incurred by Lender at customary hourly rates for the work done.
10.25Method of Payment. All amounts required to be paid by any party to such Loan Document to any other party shall be paid in such freely transferable coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
10.26True Copy. By executing such Loan Document, Borrower acknowledges that it has received a true copy of such Loan Document.

Section 18.1 [Signatures begin on the next page]

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IN WITNESS WHEREOF, Borrower has executed this Loan Agreement under seal as of the date first set forth above.

PROPCO BORROWER:

LF3 RIFC, LLC,

a Delaware limited liability company

By:Lodging Fund REIT III OP, LP, a Delaware limited partnership its Sole Member

By:	Lodging Fund REIT III, Inc. a Maryland Corporation

its General Partner

By: /s/ Samuel C. Montgomery

Name: Samuel C. Montgomery

Its: Chief Operating Officer

Address for notices:

1635 -43rd Street S, Suite 205

Fargo, ND 58103

Attention: Samuel C. Montgomery

Email: smontgomery@legendarycap.com

with copy to:

Dickinson Wright PLLC Attn: David Durell

Email: ddurell@dickinson-wright.com 200 Ottawa Avenue, Suite 1000

Grand Rapids, MI 49503

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Section 18.2 {Signatures Continue on Following Page]

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IN WITNESS WHEREOF, Borrower has executed this Loan Agreement under seal as of the date first set forth above.

OPCO BORROWER:

LF3 RIFC TRS, LLC,

a Delaware limited liability company

By:Lodging Fund REIT III TRS, Inc. a Delaware Corporation

its Sole Member

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership its Sole Shareholder

By:Lodging Fund REIT III, Inc. a Maryland Corporation

its General Partner

By: /s/ Samuel C. Montgomery

Name: Samuel C. Montgomery

Its: Chief Operating Officer

Address for notices:

1635 - 43rd Street S, Suite 205 Fargo, ND 58103

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Attention: Samuel C. Montgomery

Email: smontgomery@legendarycap.com

with copy to:

Dickinson Wright PLLC Attn: David Durell

Email: ddurell@dickinson-wright.com 200 Ottawa Avenue, Suite I 000

Grand Rapids, MI 49503

[Signatures Continue on Following Page]

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ACCESS POINT FINANCIAL, LLC,

a Delaware limited liability company

By: /s/ Michael Lipson

Name: Michael Lipson

Title: Chief Executive Officer

Address for notices:

Access Point Financial, LLC One Ravinia Drive, Suite 900 Atlanta, Georgia 30346 Attention: Justin Perry, Esq.

Email: jperry@accesspointfinancial.com

with copy to (which alone shall not constitute notice):

BURR & FORMAN LLP

171 17th Street NW, Suite 1100

Atlanta, Georgia 30363 Attn: G. Wilson Horde III Email: rhorde@burr.com

[End of signatures]

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Signature PageLoan Agreement

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Article 19 EXHIBIT A

 , 202

Article 20 [ADDRESSEE]

Re:Payment Direction Letter for (the “Property”) [VISA/MASTERCARD/ AMERICAN EXPRESS/DISCOVER Account No:  ]

To Whom it May Concern:

A new cash management system has been adopted in connection with our loan from ACCESS POINT FINANCIAL, LLC, (together with its successors and/or assigns, “Lender”). Consequently, from and after the date of this letter, all payments due the undersigned should be delivered as follows:

(a)	If by check, money order, or its equivalent, please mail such items to:

Attention:

(b)	If by wire transfer to:

Bank:  ABA Routing No.:    Account: Account No.:

Account Name: Account, for the benefit of

Access Point Financial, LLC, as secured party

This payment direction may not be rescinded or altered, except by a written direction signed by Lender or its agent.

We appreciate your cooperation.

Very truly yours,

 ,

a limited liability company

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By:  [SEAL]

Name: Its:

50450794 v7.doc

Exhibit A

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SCHEDULE 1 HOTEL PROJECT

Article 21 [INSERT PIP SCOPE]

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Schedules

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Article 22 ATTACHMENT ONE TO EXHIBIT C

PROPERTY IMPROVEMENT PLAN

All items must be completed within 24 months after the Effective Date, unless otherwise noted with respect to a particular item.

1.0	GENERAL- TYPE B

2.0	Desktop

3.0	ADA CERTIFICATION REQUIREMENT
3.1	ADA CERTIFICATION REQUIREMENT

.1 As required in this Agreement, the ADA Certification (see Attachment Two) must be completed and submitted to Franchisor by the Property Improvement Plan (PIP) completion date.

4.0	TECHNOLOGY
4.1	TECHNOLOGY
.1	Install approved RFID/BLE locks on all doors including guestrooms, exterior entrances, fitness, pool, back of house and guest laundry. Perform retrofit or replacement, depending on age of each lock, as follows: if zero-to-six years old, retrofit is required; if six-to-10 years old, replacement is recommended, but a minimum of retrofit is required; and, if more than 10 years old, replacement is required. Conduct a Hotel site survey with lock vendor to determine if any additional hardware (upgraded or new on Property Lock PC, handheld lock programmer and lock interrogator, etc.) is needed to create and deliver Mobile Key. If the Hotel uses Saflok or Ving, and uses the Marriott Network, Franchisee must purchase a Franchisor-imaged server through Franchisor’s purchasing channels.
.2	Franchisor’s Guestroom Entertainment Platform: If Franchisee’s television contract expires before the last deadline in this PIP, Franchisee must install the new Guestroom Entertainment platform upon Franchisee’s television contract expiration to be compliant. A complete list of required steps and resources can be found on the Hotel’s Land-It page. If Franchisee cannot locate a Guestroom Entertainment list, Franchisee should email GuestroomEntertainment@Marriott.com
5.0	SITE / BUILDING EXTERIOR
5.1	SITE ENTRANCE
.1	Install new decorative hardwired lighting (i.e. sconces) on building exterior.
5.2	ARCHITECTURAL FACADE/BUILDING ENVELOPE
.1	Repair exterior building finishes to a "like new" condition.
.2	Repaint building exterior to current standards.

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.3	Verify the condition of all exterior windows, doors, frames, sills, and seals, and repair/replace as necessary to prevent wind, rain and noise from leaking into building.

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.4	Install automatic door at main entrance.
.5	Replace all insulated glass windows that have fogging.
.6	Replace all damaged and/or missing window and sliding door screens.
5.3	EXTERIOR SIGNAGE AND GRAPHICS/LIGHTING
.1	Replace all exterior graphics and signage (i.e. pylon, monument, building, directional signs, parking lot graphics; including channel letters on building) with current standard.
.2	This property is not eligible for the Exterior Signage Subsidy due to value received as a result of the PIP transaction.
.3	Replace exterior decorative lighting (i.e. sconces, pendant fixtures) with new.
5.4	HARDSCAPE AND PARKING AREAS
.1	Repair/reseal and re-stripe parking areas.
.2	Repair damaged sidewalks.
.3	Repair all crumbling or otherwise damaged curbs and wheel stops.
5.5	LANDSCAPE/VISUAL BARRIERS
.1	Enhance and refresh all landscaping (including but not limited to; replacement of over grown trees, shrubs and ground cover). Submit comprehensive landscaping plans.
5.6	MISCELLANEOUS SITE FEATURES
.1	Repaint service-yard/dumpster area gate.
.2	Replace all trash receptacles with decorative trash receptacles to be compatible with main building exterior.
.3	Replace all exterior entrance furniture.
.4	Provide exterior zones discreetly located away from entrances and common areas for public and staff smoking.
5.7	PATIO AREA
.1	Provide new patio lounge furniture.
.2	*Provide permanent built-in grill, verify local code requirements for location. [critical brand item required]
.3	Install patio heaters.
6.0	PUBLIC SPACES
6.1	DECOR PACKAGE IMPLEMENTATION
.1	Must implement the most recent decor package at the time of renovation or submit a custom décor package for Franchisor review and approval prior to installation.
6.2	LOBBY
.1	Construct new buffet and coffee station, install new buffet face, sneeze guard and quartz top.
.2	Replace carpet and pad.
.3	Repaint wood base.
.4	Replace wall vinyl.
.5	Repaint all trim/beams.
.6	Reimage front desk.
.7	Reface/replace back of front desk millwork with new laminate finish.

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.8	Reimage fireplace.
.9	Replace upholstered seating.

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.10	Install new Studies. Provide electrical and technology as required.
.11	Install banquette.
.12	Replace communal table.
.13	Replace casegoods.
.14	Replace dining tables.
.15	Replace artwork.
.16	Replace accessories.
.17	Remove existing plants and planters and do not replace.
.18	Remove sit down computer station/Business Center; install Quick-Print.
.19	Replace lamps, shades and bulbs.
.20	Replace decorative lighting.
.21	Install lighting controls (dimming system) on existing hardwired lighting. Lighting controls to be placed out of guest view (if not existing).
.22	Replace window treatments.
.23	Upgrade "The Market" per current brand standards.Submit plans to Marriott for approval.
.24	Install acrylic panel at "The Market" equipment; to be solid-neutral.
.25	Relocate juice machines to kitchen or other location on buffet where not viewable to guests.
.26	Replace interior graphics/signage (must be current specification).
.27	Repaint ceiling.
.28	Replace brand walk-off mat outside vestibule area.
.29	Repaint previously painted doors and door trim/frames.
6.3	MEETING ROOM
.1	Replace carpet and pad.
.2	Repaint wood base.
.3	Replace wall vinyl.
.4	Repaint door trim and frames.
.5	Replace doors and hardware.
.6	Replace chairs.
.7	Install linen-less tables.
.8	Replace bar millwork.
.9	Install quartz bar counter top.
.10	Replace window treatments.
.11	Replace florescent light fixtures with current standard.
.12	Paint ceiling.
.13	Replace any damaged or stained acoustical ceiling tiles and/or grid.
.14	Remove full-size refrigerator.
6.4	ELEVATOR
.1	Replace floor tile in second building.
.2	Install new ceiling panel with recessed lighting in second building.
.3	Paint elevator doors and frames (facing public space).
6.5	PUBLIC RESTROOMS
.1	Replace wall vinyl.
.2	Remove wall tile and replace with wall vinyl.
.3	Repaint previously painted doors and door trim/frames.
.4	Install new quartz vanity top and undermount china bowl.

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.5	Replace faucets.
.6	Replace existing vanity mirror with frameless plate glass mirror.
.7	Install new vanity light fixture and bulbs.
.8	Remove artwork.
.9	Replace any damaged or stained acoustical ceiling tiles and/or grid.
6.6	GUEST LAUNDRY
.1	Replace flooring and base.
.2	Replace wall vinyl.
.3	Install new entry door with half glass vision panel.
.4	Paint door trim/frames.
.5	Remove artwork; do not replace.
.6	Provide millwork counter where not existing.
.7	Install new solar shades.
.8	Paint ceiling.
6.7	EXERCISE ROOM
.1	Relocate/add power and cable as required for new equipment in order to avoid trip hazards.
.2	Replace flooring and base.
.3	Replace wall vinyl.
.4	Install new entry door with half glass vision panel.
.5	Repaint door trim/frames.
.6	Install trash/towel cabinet.
.7	Replace fitness equipment-cardio.
.8	Replace fitness equipment- strength.
.9	Remove existing artwork; do not replace.
.10	Install new solar shades.
.11	Replace interior graphics/signage (must be current specification).
.12	Replace light fixtures with current standard.
.13	Replace any damaged or stained acoustical ceiling tiles and/or grid.
6.8	POOL/SPA
.1	Repaint walls.
.2	Replace pool deck.
.3	Replace indoor pool furniture.
.4	Provide pool towel / trash cabinet.
.5	Replace graphics/signage (must be current specification).
.6	Paint ceiling.
.7	Resurface pool and spa.
.8	Install depth designations and international "No Diving" symbols at spa deck edge and waterline tile.
.9	Repaint previously painted doors and door trim/frames.
.10	Replace light fixtures with current standard.
6.9	CORRIDORS/STAIRWELLS
.1	Replace carpet, padding and carpet base.
.2	Replace wall vinyl.
.3	Install corner guards.

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.4	Paint handrails and stringers in stairwells.

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.5	Repaint previously painted doors, door trim/frames and replace kick plates.
.6	Remove artwork throughout corridor.
.7	Replace window treatments. (solar shades)
.8	Replace decorative hardwired and architectural lighting.
.9	Replace interior graphics/signage (must be current specification).
.10	Replace any damaged or stained acoustical ceiling tiles and/or grid.
7.0	GUESTROOMS
7.1	GUESTROOMS
.1	Remove fireplace.
.2	Replace carpet, padding and carpet base.
.3	Remove sheet vinyl flooring (kitchen).
.4	Replace thresholds at connector and entry door with full width and length "T" strip.
.5	Replace closet doors.
.6	Repaint interior doors and door trim/frames.
.7	Repaint walls. Provide knockdown finish (including accent headboard wall).
.8	Replace upholstered seating.
.9	Replace task chair.
.10	Replace dining chairs.
.11	Provide C-Table.
.12	Provide entry console (2 bedroom units).
.13	Replace dining table.
.14	Remove artifacts shelf.
.15	Replace artwork.
.16	Replace window treatments.
.17	Replace lamps.
.18	Touch-up and repair casegoods.
.19	Remove ottoman and garage cocktail table.
.20	Accessible Guestrooms: Provide Marriott standard accessible bed.
.21	Provide shed the day console.
.22	*Provide new signature desk at window with minimum three (3) electrical outlets and storage. Relocate power, data and phone as needed. [critical brand item required] (1 Bedroom unit, where not existing)
.23	*Provide new signature desk at window with storage and dresser (Studio, where not existing). Relocate power, data and phone as needed. [critical brand item required]
.24	Install LVT flooring at kitchen and entry.
.25	Replace kitchen vinyl base and rubber transition strip.
.26	Replace wall vinyl.
.27	Reface kitchen cabinets, replace cabinet door and drawer fronts, and install new hardware.
.28	Install new decorative hardwired lighting (i.e. pendant light at breakfast table, sconce at breakfast table, welcome light).
.29	Replace interior graphics/signage (must be current specification).
.30	Provide current standard LED flat panel TV.
.31	Paint ceiling.
7.2	GUESTROOMS (GEN 5/6 ROOM B)
.1	Remove dining table at breakfast bar and replace with dining counter.
.2	Extend kitchen flooring to under dining counter.

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.3	Remove closet doors and install open closet system with mirror panel.
7.3	GUESTROOM BATH
.1	*Convert tubs to showers in 48 Studios and 2 QQ rooms for a total of 50 tub to shower conversions.[critical brand item required]
.2	Install new tub surrounds where not converting to showers.
.3	Refinish tub where not converting to showers.
.4	Install tile and tile base (including at vanity area).
.5	Replace wall vinyl.
.6	Replace vanity base cabinets.
.7	Install quartz vanity top.
.8	Install undermount china bowl.
.9	Replace faucets.
.10	Remove vanity light fixture and relocate junction box to accommodate for lighted vanity mirror.
.11	Provide lighted vanity mirror.
.12	Remove toiletries shelf at toilet and towel cubbies where existing.
.13	Replace shower curtain with current specification.
.14	Remove artwork; do not replace.
.15	Repaint ceiling.
.16	Replace ceiling mounted light fixture.
8.0	BACK OF HOUSE/ADMIN AREAS
8.1	ADMINISTRATIVE OFFICES
.1	Replace carpet, pad and base.
.2	Replace wall vinyl.
.3	Install corner guards.
.4	Repaint door trim/frames.
.5	Replace doors and hardware.
.6	Install solar shades.
.7	Replace any damaged or stained acoustical ceiling tiles and/or grid.
.8	Repair HVAC issue in maintenance and housekeeping office.
8.2	EMPLOYEE DINING
.1	Install new vinyl flooring and base.
.2	Paint walls.
.3	Replace dining chairs and tables.
8.3	BACK OF HOUSE
.1	Paint walls.

9.0	FIRE PROTECTION AND LIFE SAFETY
9.1	GENERAL
.1	The Residence Inn by Marriott Ft. Collins Hotel located in Ft. Collins, CO was virtually surveyed by Christopher Jordan on 03, 28,2022. This project has been surveyed with the understanding that the work performed in this building meets renovation as defined as refinishing, replacement, bracing, strengthening, or upgrading of existing materials, elements, equipment, or fixtures without

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involving the reconfiguration of spaces. If any

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other work in the building is performed, such as reconfiguration, change of use, additions, or upgrades to fire and life safety systems, etc., Marriott Fire Protection & Life Safety must be contacted for a reassessment of the fire and life safety requirements.

.2	The items noted below must be completed to meet Marriott Fire Protection & Life Safety and NFPA Standards within 180 days after the Effective Date, regardless of the current status of compliance with local codes or previous franchisee guidelines. The fire protection and life safety systems must be inspected, tested, or otherwise approved by Marriott Fire Protection & Life Safety for PIP completion.
.3	In the event that the current fire alarm system is replaced or upgraded, or the current fire alarm panel is replaced or upgraded, the entire fire alarm system shall come into compliance with the current edition of Marriott Module 14. As part of Marriott Module 14 compliance, the new/upgraded fire alarm system shall be reviewed and approved by Marriott FLS prior to installation and tested for acceptance by Marriott FLS after installation. Please contact this office for further information prior to project commencement.
9.2	FIRE ALARM
.1	Provide system type carbon monoxide detectors with sounder bases in all areas with fuel fired appliances. This shall include in Riser Room in Building A which has no CO detector and the main laundry room in Building A which has a plug-in CO detector. To be completed within 180 days after the Effective Date.
.2	Replace the guestroom ionization-type smoke alarms with photoelectric hardwired smoke alarms with battery backup in all guestrooms that do not have a fireplace. To be completed within 180 days after the Effective Date.

9.3	LIFE SAFETY
.1	Provide emergency lighting with battery back-up in the women's restroom on the 1st floor of Building A and in the main laundry room. To be completed within 180 days after the Effective Date.

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SCHEDULE 2 REQUIRED REPAIRS

Article 23 NONE

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SCHEDULE 3 DRAW SCHEDULE

Article 24 NONE

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SCHEDULE 4 HOTEL PROJECT BUDGET

[SEE ATTACHED PAGES]

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Category and ItemBudgetForecastedCommitmentVariance

Summary$43,850$0

Budget	Forecasted	Commitment		Variance
Total Project Budget	$5,262,021	$5,262,021	$0	$0
Soft Costs	$265,000	$265,000	$0	$0
Design	$80,000	$80,000	$0	$0
Architecture/Interior Design	$65,000	$65,000	$0	$0
MEP Engineer	$15,000	$15,000	$0	$0
Project Management	$155,000	$155,000	$0	$0
Project Manager	$155,000	$155,000	$0	$0
Onsite Project Manager	$0	$0	$0	$0
Development Costs	$0	$0	$0	$0
Travel	$30,000	$30,000	$0	$0
Travel	$30,000	$30,000	$0	$0
Contigency	$468,125	$468,125	$0	$0
Contingency Balance	$468,125	$468,125	$0	$0
PCO#1	$0	$0	$0	$0
PCO#2	$0	$0	$0	$0
PCO#3	$0	$0	$0	$0
Owner Direct	$181,215	$181,215	$0	$0
Life Safety	$1,750	$1,750	$0	$0
Refinish Tubs	$27,390	$27,390	$0	$0
Touchup Casegoods	$16,950	$16,950	$0	$0
Resurface Pool/Spa and Depth Designations	$36,500	$36,500	$0	$0
Fitness Equipment	$50,000	$50,000	$0	$0
Elevator Ceiling	$2,500	$2,500	$0	$0
RFID Locks	$46,125	$46,125	$0	$0
Exterior	$284,134	$284,134	$0	$0
Exterior Paint Contract	$135,500	$135,500	$0	$0
Labor Contracts	$12,670	$12,670	$0	$0
Replace Windows and/or Screens	$6,500	$6,500	$0	$0
Exterior Signage	$45,000	$45,000	$0	$0
Parking Lot	$27,500	$27,500	$0	$0
Sidewalks	$5,000	$5,000	$0	$0
Landscaping	$7,500	$7,500	$0	$0
Materials	$35,700	$35,700	$0	$0
Shipping	$4,284	$4,284	$0	$0
Taxes	$2,695	$2,695	$0	$0
Procurement Fee	$1,785	$1,785	$0	$0
Public Space	$364,111	$364,111	$0	$0
Labor Contracts	$186,395	$186,395	$0	$0
Materials	$142,686	$142,686	$0	$0
Shipping	$17,122	$17,122	$0	$0
Taxes	$10,773	$10,773	$0	$0
Procurement Fee	$7,134	$7,134	$0	$0
Guest Rooms	$3,187,530	$3,187,530	$0	$0

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Labor Contracts	$1,071,785	$1,071,785	$0	$0
Materials	$1,698,712	$1,698,712	$0	$0
Shipping	$203,845	$203,845	$0	$0
Taxes	$128,253	$128,253	$0	$0
Procurement Fee	$84,936	$84,936	$0	$0
General Conditions	$511,906	$511,906	$0	$0
GC OH&P	$288,351	$288,351	$0	$0
Supervision	$22,500	$22,500	$0	$0
Lodging for contractors	$52,650	$52,650	$0	$0
Dumpsters/Equipment	$11,400	$11,400	$0	$0
Containers/Warehousing	$21,000	$21,000	$0	$0
FF&E Install	$108,900	$108,900	$0	$0
Final Clean Rooms	$7,105	$7,105	$0	$0

Draw #1

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Total PaidTotal To Be Paid Jan 2023Feb 2023March 2023April 2023

Total Paid	Total To Be Paid	Draw Amount	Draw Amount	Draw Amount	Draw Amount
$4,793,896	$0	$15,500	$47,071	$40,321	$32,821
$265,000	$0	$15,500	$37,500	$32,500	$25,000
$80,000	$0	$0	$22,500	$22,500	$15,000
$65,000.00	$0.00	$0.00	$15,000.00	$15,000.00	$15,000.00
$15,000.00	$0.00	$0.00	$7,500.00	$7,500.00	$0.00
$155,000	$0	$13,000	$10,000	$10,000	$10,000
$155,000.00	$0.00	$13,000.00	$10,000.00	$10,000.00	$10,000.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0	$0	$0	$0	$0	$0
$30,000	$0	$2,500	$5,000	$0	$0
$30,000.00	$0.00	$2,500.00	$5,000.00	$0.00	$0.00
$0	$0	$0	$0	$0	$0
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$181,215	$0	$0	$1,750	$0	$0
$1,750.00	$0.00	$0.00	$1,750.00	$0.00	$0.00
$27,390.00	$0.00	$0.00	$0.00	$0.00	$0.00
$16,950.00	$0.00	$0.00	$0.00	$0.00	$0.00
$36,500.00	$0.00	$0.00	$0.00	$0.00	$0.00
$50,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
$2,500.00	$0.00	$0.00	$0.00	$0.00	$0.00
$46,125.00	$0.00	$0.00	$0.00	$0.00	$0.00
$284,134	$0	$0	$149	$149	$149
$135,500.00	$0.00	$0.00	$0.00	$0.00	$0.00
$12,670.00	$0.00	$0.00	$0.00	$0.00	$0.00
$6,500.00	$0.00	$0.00	$0.00	$0.00	$0.00
$45,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
$27,500.00	$0.00	$0.00	$0.00	$0.00	$0.00
$5,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
$7,500.00	$0.00	$0.00	$0.00	$0.00	$0.00
$35,700.00	$0.00	$0.00	$0.00	$0.00	$0.00
$4,284.00	$0.00	$0.00	$0.00	$0.00	$0.00
$2,695.00	$0.00	$0.00	$0.00	$0.00	$0.00
$1,785.00	$0.00	$0.00	$148.75	$148.75	$148.75
$364,110	$0	$0	$595	$595	$595
$186,395.00	$0.00	$0.00	$0.00	$0.00	$0.00
$142,686.00	$0.00	$0.00	$0.00	$0.00	$0.00
$17,122.00	$0.00	$0.00	$0.00	$0.00	$0.00
$10,773.00	$0.00	$0.00	$0.00	$0.00	$0.00
$7,134.00	$0.00	$0.00	$594.50	$594.50	$594.50
$3,187,531	$0	$0	$7,078	$7,078	$7,078

Ex 10.274

$1,071,785.00	$0.00	$0.00	$0.00	$0.00	$0.00
$1,698,712.00	$0.00	$0.00	$0.00	$0.00	$0.00
$203,845.00	$0.00	$0.00	$0.00	$0.00	$0.00
$128,253.00	$0.00	$0.00	$0.00	$0.00	$0.00
$84,936.00	$0.00	$0.00	$7,078.00	$7,078.00	$7,078.00
$511,906	$0	$0	$0	$0	$0
$288,351.00	$0.00	$0.00	$0.00	$0.00	$0.00
$22,500.00	$0.00	$0.00	$0.00	$0.00	$0.00
$52,650.00	$0.00	$0.00	$0.00	$0.00	$0.00
$11,400.00	$0.00	$0.00	$0.00	$0.00	$0.00
$21,000.00	$0.00	$0.00	$0.00	$0.00	$0.00
$108,900.00	$0.00	$0.00	$0.00	$0.00	$0.00
$7,105.00	$0.00	$0.00	$0.00	$0.00	$0.00

Ex 10.274

May 2023June 2023 July 2023Aug 2023Sept 2023Oct 2023Nov 2023

Draw Amount Draw Amount Draw Amount Draw AmountDraw AmountDraw AmountDraw Amount
$27,821	$1,162,356	$90,884	$90,821	$1,212,856	$112,621	$601,572
$20,000	$10,000	$10,000	$12,000	$12,000	$12,000	$23,000
$10,000	$0	$0	$0	$0	$0	$5,000
$10,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$5,000.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$10,000	$10,000	$10,000	$10,000	$10,000	$10,000	$13,000
$10,000.00	$10,000.00	$10,000.00	$10,000.00	$10,000.00	$10,000.00	$13,000.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0	$0	$0	$0	$0	$0	$0
$0	$0	$0	$2,000	$2,000	$2,000	$5,000
$0.00	$0.00	$0.00	$2,000.00	$2,000.00	$2,000.00	$5,000.00
$0	$0	$0	$0	$0	$0	$0
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0	$0	$73,063	$0	$0	$30,363	$34,850
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$5,650.00
$0.00	$0.00	$0.00	$0.00	$0.00	$7,300.00	$29,200.00
$0.00	$0.00	$50,000.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$23,062.50	$0.00	$0.00	$23,062.50	$0.00
$149	$43,988	$149	$71,149	$92,488	$23,916	$3,950
$0.00	$0.00	$0.00	$67,750.00	$67,750.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$1,267.00	$3,801.00
$0.00	$0.00	$0.00	$3,250.00	$3,250.00	$0.00	$0.00
$0.00	$22,500.00	$0.00	$0.00	$0.00	$22,500.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
$0.00	$17,850.00	$0.00	$0.00	$17,850.00	$0.00	$0.00
$0.00	$2,142.00	$0.00	$0.00	$2,142.00	$0.00	$0.00
$0.00	$1,347.50	$0.00	$0.00	$1,347.50	$0.00	$0.00
$148.75	$148.75	$148.75	$148.75	$148.75	$148.75	$148.75
$595	$85,885	$595	$595	$85,885	$595	$56,513
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$55,918.50
$0.00	$71,343.00	$0.00	$0.00	$71,343.00	$0.00	$0.00
$0.00	$8,561.00	$0.00	$0.00	$8,561.00	$0.00	$0.00
$0.00	$5,386.50	$0.00	$0.00	$5,386.50	$0.00	$0.00
$594.50	$594.50	$594.50	$594.50	$594.50	$594.50	$594.50

Ex 10.274

$7,078	$1,022,483	$7,078	$7,078	$1,022,483	$7,078	$328,614

Ex 10.274

$0.00	$0.00	$0.00	0.000	0.00	$0.00	$321,535.50
$0.00	$849,356.00	$0.00	0.000	$849,356.00	$0.00	$0.00
$0.00	$101,922.50	$0.00	0.000	$101,922.50	$0.00	$0.00
$0.00	$64,126.50	$0.00	0.000	$64,126.50	$0.00	$0.00
$7,078.00	$7,078.00	$7,078.00	$7,078.00	$7,078.00	$7,078.00	$7,078.00
$0	$0	$0	$0	$0	$38,670	$154,645
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$86,505.30
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$6,750.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$17,550.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$3,800.00
$0.00	$0.00	$0.00	$0.00	$0.00	$6,000.00	$5,000.00
$0.00	$0.00	$0.00	$0.00	$0.00	$32,670.00	$32,670.00
$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$2,370.00

Ex 10.274

Dec 2023Jan 2024Feb 2024March 2024

Draw Amount	Draw Amount	Draw Amount	Draw Amount
$572,372	$548,087	$198,793	$40,000
$23,000	$18,000	$14,500	$0
$5,000	$0	$0	$0
$5,000.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$13,000	$13,000	$13,000	$0
$13,000.00	$13,000.00	$13,000.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0	$0	$0	$0
$5,000	$5,000	$1,500	$0
$5,000.00	$5,000.00	$1,500.00	$0.00
$0	$0	$0	$0
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$5,650	$8,150	$27,390	$0
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$27,390.00	$0.00
$5,650.00	$5,650.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$2,500.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$3,950	$3,950	$0	$40,000
$0.00	$0.00	$0.00	$0.00
$3,801.00	$3,801.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$27,500.00
$0.00	$0.00	$0.00	$5,000.00
$0.00	$0.00	$0.00	$7,500.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$148.75	$148.75	$0.00	$0.00
$56,513	$56,513	$18,640	$0
$55,918.50	$55,918.50	$18,639.50	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$594.50	$594.50	$0.00	$0.00
$328,614	$328,614	$107,179	$0

Ex 10.274

$321,535.50	$321,535.50	$107,178.50	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$0.00	$0.00	$0.00	$0.00
$7,078.00	$7,078.00	$0.00	$0.00
$154,645	$132,860	$31,085	$0
$86,505.30	$86,505.30	$28,835.10	$0.00
$6,750.00	$6,750.00	$2,250.00	$0.00
$17,550.00	$17,550.00	$0.00	$0.00
$3,800.00	$3,800.00	$0.00	$0.00
$5,000.00	$5,000.00	$0.00	$0.00
$32,670.00	$10,890.00	$0.00	$0.00
$2,370.00	$2,365.00	$0.00	$0.00